INFORMATION  STATEMENT



                         DUCK HEAD APPAREL COMPANY, INC.

                                  COMMON STOCK


     This document relates to the distribution (which this document refers to as the Duck Head distribution) of 100% of the common stock of Duck Head Apparel Company, Inc., a Georgia corporation (which this document refers to as Duck
Head), by Delta Woodside Industries, Inc., a South Carolina corporation (which this document refers to as Delta Woodside). Delta Woodside will make the Duck Head distribution to record holders of Delta Woodside common stock as of February __, 2000 (which this document refers to as the Duck Head record date). In the Duck Head distribution, those Delta Woodside stockholders will receive one share of Duck Head common stock for every ten shares of Delta Woodside common stock that they hold on that date. If you are a record holder of Delta Woodside common stock on February __, 2000, you will receive your Duck Head common shares automatically. You do not need to take any further action. Currently, Duck Head expects the Duck Head distribution to occur on or about March __, 2000.

                            ------------------------

     Before the Duck Head distribution, Duck Head will apply to The American Stock Exchange to approve shares of Duck Head's common stock for listing, subject to official notice of issuance. If this application is not approved, Duck Head expects that the Duck Head shares will trade in the over-the-counter market.

                            ------------------------

     YOU SHOULD CAREFULLY REVIEW THIS ENTIRE DOCUMENT. IN REVIEWING THIS DOCUMENT, YOU SHOULD CAREFULLY CONSIDER THE MATTERS AFFECTING DUCK HEAD'S FINANCIAL CONDITION AND RESULTS OF OPERATIONS AND THE VALUE OF ITS COMMON STOCK THAT THIS DOCUMENT DESCRIBES IN DETAIL UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 16.

                            ------------------------

     STOCKHOLDER APPROVAL IS NOT REQUIRED FOR THE DUCK HEAD DISTRIBUTION OR ANY OF THE OTHER TRANSACTIONS THAT THIS DOCUMENT DESCRIBES. DUCK HEAD IS NOT ASKING YOU FOR A PROXY AND REQUESTS THAT YOU NOT SEND ONE TO IT.

     This document is not an offer to sell or solicitation of an offer to buy any securities.

     The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this document is truthful or complete. Any representation to the contrary is a criminal offense.

     The date of this document is February __,2000, and Duck Head first mailed this document to stockholders on February __, 2000.

                                TABLE OF CONTENTS
                                                                            Page
                                                                            ----

QUESTIONS  AND  ANSWERS  ABOUT  THE  DUCK  HEAD  DISTRIBUTION                  3

SUMMARY                                                                        8

RISK  FACTORS                                                                 16

THE  DUCK  HEAD  DISTRIBUTION                                                 23

TRADING  MARKET                                                               34

RELATIONSHIPS  AMONG  DUCK  HEAD,  DELTA  WOODSIDE AND DELTA APPAREL          36

CAPITALIZATION                                                                41

UNAUDITED  PRO  FORMA  COMBINED  FINANCIAL  STATEMENTS                        42

MANAGEMENT'S DISCUSSION  AND  ANALYSIS  OF  FINANCIAL CONDITION
 AND  RESULTS  OF  OPERATIONS                                                 48

BUSINESS  OF  DUCK  HEAD                                                      60

MANAGEMENT  OF  DUCK  HEAD                                                    66

SECURITY  OWNERSHIP  OF  SIGNIFICANT  BENEFICIAL  OWNERS  AND
 MANAGEMENT                                                                   77

INTERESTS  OF  DIRECTORS  AND  EXECUTIVE  OFFICERS  IN  THE
 DUCK  HEAD  DISTRIBUTION                                                     83

DESCRIPTION  OF  DUCK  HEAD  CAPITAL  STOCK                                   87

2000  ANNUAL  MEETING  OF  DUCK  HEAD  STOCKHOLDERS                           96

FORWARD-LOOKING  STATEMENTS  MAY  NOT  BE  ACCURATE                           96

INDEPENDENT  AUDITORS                                                         96

ADDITIONAL  INFORMATION                                                       97

INDEX  TO  FINANCIAL  STATEMENTS                                              98

REPORT  OF  INDEPENDENT  AUDITORS                                            F-1

AUDITED COMBINED FINANCIAL STATEMENTS FOR DUCK HEAD'S THREE MOST
 RECENT  FISCAL  YEARS                                                       F-2

UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS FOR DUCK HEAD'S
 MOST  RECENTLY  ENDED  FISCAL  QUARTER                                     F-18


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
             QUESTIONS AND ANSWERS ABOUT THE DUCK HEAD DISTRIBUTION

     The following questions and answers highlight important information about the Duck Head distribution. For a more complete description of the terms of the Duck Head distribution, please read this entire document and the other materials to which it refers.

     Q:   WHAT  WILL   HAPPEN  IN  THE  DUCK  HEAD   DISTRIBUTION   AND  RELATED
          TRANSACTIONS?

     A: Delta Woodside is separating the two apparel businesses (the Duck Head Apparel Company division and the Delta Apparel Company division) conducted by its wholly-owned subsidiary, Duck Head Apparel Company, Inc., a Tennessee corporation, from each other and from the textile fabric business (which this document refers to as Delta Mills Marketing Company) conducted by its wholly-owned subsidiary, Delta Mills, Inc., a Delaware corporation (which this document refers to as Delta Mills). It will accomplish this as follows:

          - Delta Woodside has created two new wholly-owned corporations, Duck Head Apparel Company, Inc., a Georgia corporation (which this document refers to as Duck Head), and Delta Apparel, Inc., a Georgia corporation (which this document refers to as Delta Apparel).

          - The Duck Head Apparel Company business, and associated assets and liabilities, will be transferred to Duck Head, and the Delta Apparel Company business, and associated assets and liabilities, will be transferred to Delta Apparel.

          - Delta Woodside will simultaneously distribute all the common stock of Duck Head (which this document refers to as the Duck Head distribution) and all the common stock of Delta Apparel (which this document refers to as the Delta Apparel distribution) to the Delta Woodside stockholders of record as of February __, 2000. (This document refers to this record date for the Duck Head distribution as the Duck Head record date, and this record date for the Delta Apparel distribution as the Delta Apparel record date).

          Upon completion of these two distributions, you will own shares in three separately traded public companies, Delta Woodside Industries, Inc., Duck Head Apparel Company, Inc. and Delta Apparel, Inc.

     Q:   WHAT WILL I RECEIVE IN THE DUCK HEAD DISTRIBUTION?

     A: You will receive one share of Duck Head common stock for every ten shares of Delta Woodside common stock that you own of record on February __, 2000, the Duck Head record date. Simultaneously with the Duck Head distribution, you will receive in the Delta Apparel distribution one share of Delta Apparel common stock for every ten shares of Delta Woodside common stock that you own of record on February __, 2000, the Delta Apparel record date. After the Duck Head distribution, you will also continue to own the shares of Delta Woodside common stock that you owned immediately before the Duck Head distribution.

     Q:   WILL I BE TAXED AS A RESULT OF THE DUCK HEAD DISTRIBUTION?

     A: Delta Woodside is not at this time in a position to inform its stockholders as to the federal income tax consequences of the Duck Head distribution or the Delta Apparel distribution. Delta Woodside will make a good faith determination, as soon as practicable and in any event prior to January 31, 2001, on the basis of all of the facts then known to it, and advise all of its stockholders who receive Duck Head shares in the Duck Head distribution and Delta Apparel shares in the Delta Apparel distribution whether or not in Delta Woodside's opinion the Duck Head distribution and the Delta Apparel distribution should be treated as tax-free spin-offs under Section 355 of the Internal Revenue Code.

          Accordingly, each Delta Woodside stockholder as of the record date for the Duck Head distribution and the Delta Apparel distribution may recognize dividend income and possibly capital gain on the Duck Head distribution and the Delta Apparel distribution, all to the extent described in "The Duck Head Distribution - Material Federal Income Tax Consequences".

     Q:   WHAT WILL DUCK HEAD'S BUSINESS BE AFTER THE DUCK HEAD DISTRIBUTION?

     A: After the Duck Head distribution, Duck Head will continue its business of designing, sourcing, producing, marketing and distributing boy's and men's value-oriented casual sportswear predominantly under the 134-year-old nationally recognized "Duck Head" (Reg. Trademark) label. See information under the heading "Business of Duck Head".

     Q: WHAT WILL DELTA WOODSIDE'S AND DELTA APPAREL'S RESPECTIVE BUSINESSES BE AFTER THE DUCK HEAD DISTRIBUTION?

     A: After the Duck Head distribution, Delta Woodside will own all of the outstanding stock of Delta Mills, whose sole business is the manufacture and sale, through Delta Mills Marketing Company, of a broad range of finished apparel fabrics primarily to branded apparel manufacturers and resellers, and private label apparel manufacturers. After the Duck Head distribution and the Delta Apparel distribution, Delta Woodside will have no operating business other than Delta Mills Marketing Company.

          Delta Apparel is a vertically integrated supplier of knit apparel, particularly T-shirts, sportswear and fleece goods, and sells these products to distributors, screen printers and private label accounts.

     Q:   WHAT DO I HAVE TO DO TO PARTICIPATE IN THE DUCK HEAD DISTRIBUTION?

     A: Nothing. No proxy or vote is necessary for the Duck Head distribution, the Delta Apparel distribution or the other transactions described in this document to occur. You do not need to, and should not, mail in any certificates of Delta Woodside common stock to receive shares of Duck Head common stock in the Duck Head distribution. Similarly, you will not need to, and should not, mail in any certificates of Delta Woodside common stock to receive shares of Delta Apparel common stock in the Delta Apparel distribution.

     Q:   HOW WILL DELTA WOODSIDE DISTRIBUTE DUCK HEAD COMMON STOCK TO ME?

     A: If you are a record holder of Delta Woodside common stock as of the close of business on the Duck Head record date, Delta Woodside's distribution agent will automatically send to you a stock certificate for the number of whole shares of Duck Head common stock to which you are entitled. This stock certificate will be mailed to you on or around March __, 2000.

     Q: WHAT IF I HOLD MY SHARES OF DELTA WOODSIDE COMMON STOCK THROUGH MY STOCKBROKER, BANK OR OTHER NOMINEE?

     A: If you hold your shares of Delta Woodside common stock through your stockbroker, bank or other nominee, you are probably not a registered stockholder of record and your receipt of Duck Head common stock depends on your arrangements with the stockbroker, bank or nominee that holds your shares of Delta Woodside common stock for you. Duck Head anticipates that stockbrokers and banks generally will credit their customers' accounts with Duck Head common stock on or about March __, 2000, but you should confirm that with your stockbroker, bank or other nominee.

          After the Duck Head distribution, you may instruct your stockbroker, bank or other nominee to transfer your shares of Duck Head common stock into your own name.

     Q:   WHAT ABOUT FRACTIONAL SHARES?

     A: If you own ten or more shares of Delta Woodside common stock, the distribution agent will send to you a stock certificate for all of the whole shares of Duck Head common stock that you are entitled to receive in the Duck Head distribution, and your account with Delta
          Woodside's distribution agent will be credited with any fractional share of Duck Head common stock that you would otherwise be entitled to receive in the Duck Head distribution. Promptly after the Duck Head distribution, the distribution agent will aggregate and sell all fractional shares, and will send to you your portion of the cash sale proceeds (less any brokerage commissions).

          If you own fewer than ten shares of Delta Woodside common stock, you will receive cash instead of your fractional share of Duck Head common stock. Promptly after the Duck Head distribution, the distribution agent will distribute to those registered stockholders the portion of the cash sale proceeds (less any brokerage commissions) that those holders are entitled to receive.

          No interest will be paid on any cash distributed in lieu of fractional shares. None of Delta Woodside, Duck Head or the distribution agent guarantees any minimum sale price for the fractional shares of Duck Head common stock.

     Q: ON WHICH EXCHANGE WILL SHARES OF DUCK HEAD COMMON STOCK TRADE IMMEDIATELY AFTER THE DUCK HEAD DISTRIBUTION?

     A: Before the Duck Head distribution, Duck Head will apply to The American Stock Exchange to approve shares of Duck Head's common stock for listing, subject to official notice of issuance. If this application is not approved, Duck Head expects that the Duck Head shares will trade in the over-the-counter market.

     Q:   WHEN WILL I BE ABLE TO BUY AND SELL DUCK HEAD COMMON SHARES?

          A: Regular trading in Duck Head common stock is expected to begin on or about March --, 2000. Duck Head expects, however, that "when-issued" trading for Duck Head common stock will develop before the Duck Head distribution date, which is expected to be on or about March__, 2000.

          "When-issued" trading means that you may trade shares of Duck Head common stock before the Duck Head distribution date. "When-issued" trading reflects the value at which the market expects the shares of Duck Head common stock to trade after the Duck Head distribution. If "when-issued" trading develops in shares of Duck Head common stock, you may buy and sell those shares before the Duck Head distribution date. None of these trades, however, will settle until after the Duck Head distribution date, when regular trading in Duck Head common stock has begun. If the Duck Head distribution does not occur, all "when-issued" trading will be null and void.

     Q: WHAT WILL HAPPEN TO THE LISTING OF DELTA WOODSIDE COMMON STOCK ON THE NEW YORK STOCK EXCHANGE AFTER THE DUCK HEAD DISTRIBUTION?

     A: Delta Woodside expects that, following the Duck Head distribution, The New York Stock Exchange will continue to list the Delta Woodside common stock under the symbol "DLW". You will not receive new share certificates for Delta Woodside common stock, nor will the Duck Head distribution change the number of shares of Delta Woodside common stock that you own.

     Q: HOW WILL I BE ABLE TO BUY AND SELL DELTA WOODSIDE COMMON STOCK BEFORE THE DUCK HEAD DISTRIBUTION DATE?

     A: Delta Woodside has advised Duck Head that it expects that its common stock will continue to trade on the New York Stock Exchange on a regular basis through the Duck Head distribution date under the current symbol "DLW". Any shares of Delta Woodside common stock sold on a regular basis in the period between the date that is two days before the Duck Head record date and the Duck Head distribution date (i.e., between February __ and March __, 2000) will be accompanied by an attached "due bill" representing Duck Head common stock to be distributed in the Duck Head distribution.

          Additionally, Delta Woodside has advised Duck Head that it expects that "ex-distribution" trading for Delta Woodside common stock will develop before the Duck Head distribution date and the Delta Apparel distribution date. "Ex-distribution" trading means that you may trade shares of Delta Woodside common stock before the completion of the Duck Head distribution and the Delta Apparel distribution, but on a basis that reflects the value at which the market expects the shares of Delta Woodside common stock to trade after the Duck Head distribution and the Delta Apparel distribution.

          If "ex-distribution" trading develops in shares of Delta Woodside common stock, you may buy and sell those shares before the Duck Head distribution date and the Delta Apparel distribution date on The New York Stock Exchange under the symbol "DLWwi". None of these trades, however, will settle until after the Duck Head distribution date and the Delta Apparel distribution date, when regular trading in Delta Woodside common stock has begun. If the Duck Head distribution does not occur or the Delta Apparel distribution does not occur, all "ex-distribution" trading will be null and void.

     Q: WHAT WILL BE THE RELATIONSHIP BETWEEN DUCK HEAD, DELTA WOODSIDE AND DELTA APPAREL AFTER THE DUCK HEAD DISTRIBUTION?

     A: Duck Head, Delta Woodside and Delta Apparel will be independent, separate, publicly owned companies. After the Duck Head distribution, Delta Woodside will not own any of Duck Head's common stock. Seven of Duck Head's initial directors will also be Delta Woodside directors after the Duck Head distribution. Seven of Duck Head's initial directors will also be Delta Apparel directors after the Duck Head distribution. In connection with the Duck Head distribution, Delta Woodside, Duck Head and Delta Apparel are entering into agreements to govern their relationship after the Duck Head distribution and after the Delta Apparel distribution. This document describes these agreements and ongoing relationships in detail on pages 36-40.

     Q:   WHOM SHOULD I CALL WITH QUESTIONS ABOUT THE DUCK HEAD DISTRIBUTION?

     A: If you have questions about the Duck Head distribution or the related transactions or if you would like additional copies of this document or any other materials to which this document refers, you should contact:

                                   David  R.  Palmer,  Controller
                                   Delta  Woodside  Industries,  Inc.
                                   233  N.  Main  Street
                                   Greenville,  SC  29601
                                   Telephone  No.:  (864)232-8301


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
                                     SUMMARY


     The following is a brief summary of the matters that this document addresses. This summary does not contain all of the information that is important to you as a recipient of Duck Head shares. For a more complete description of the Duck Head distribution and related transactions, you should read this entire document and the other materials to which it refers.

DUCK  HEAD

         Duck Head is a Georgia corporation with its principal executive offices located at 1020 Barrow Industrial Parkway, Winder, Georgia 30680 (telephone number: (770) 867-3111). Duck Head designs, produces, markets and distributes boy's and men's value-oriented casual sportswear predominantly under the 134-year-old nationally recognized "Duck Head" (Reg. Trademark) label. Duck Head's collections are centered around its core khaki trouser. Duck Head sells its apparel primarily in the Southeastern United States to national and regional department store chains and large specialty apparel retailers. In addition, Duck Head operates 24 retail apparel outlet stores that sell primarily closeout and irregular "Duck Head" products. Duck Head also licenses the use of the "Duck Head" trademark for the manufacture and sale of certain apparel items and accessories. Duck Head has operations in 9 states and Costa Rica, and at October 2, 1999 had approximately 500 employees.

THE  DUCK  HEAD  DISTRIBUTION

     The following is a brief summary of the principal terms of the Duck Head distribution.

DISTRIBUTING COMPANY

               Delta Woodside Industries, Inc. Before the Duck Head distribution, the Delta Woodside common stock trades on The New York Stock Exchange under the symbol "DLW". After the Duck Head distribution, Delta Woodside's common stock will continue to trade under the symbol "DLW" and Delta Woodside will not own any shares of Duck Head common stock.

PRIMARY  PURPOSES OF
THE  DUCK  HEAD DISTRIBUTION

               The board of directors  and  management  of Delta  Woodside  have concluded that separating the Duck Head and Delta Apparel businesses from the Delta Mills Marketing Company business by means of the distribution of shares of Duck Head common stock to Delta Woodside stockholders, and the simultaneous distribution of shares of Delta Apparel common stock to Delta Woodside stockholders is in the best interests of Delta Woodside, Duck Head, Delta Apparel and the Delta Woodside stockholders. The Delta Woodside board of directors and management believe that this separation Will further the following objectives, among others, and thereby enhance stockholder value:

               (a) Permit the grant of equity incentives to the separate management of each business, which incentives would not be affected by the results of the other businesses and, therefore, would have excellent potential to align closely the interests of that management with those of the stockholders;


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
               (b) Permit the elimination of certain existing corporate overhead expenses that result from the current need to coordinate the operations of three distinct businesses that have separate modes of operation and markets;

               (c) Eliminate the complaints of certain customers of Delta Mills Marketing Company (which, as a supplier to those customers, has access to certain of their competitive information) that a competitor of theirs (Duck Head Apparel Company) is under common management with Delta Mills Marketing Company;

               (d) Permit each business to obtain, when needed, the best equity and debt financing possible without being affected by the operational results of the other businesses;

               (e) Permit each business to establish long-range plans geared toward the expected cyclicality, competitive conditions and market trends in its own line of business, unaffected by the markets, needs and constraints of the other businesses;

               (f) Promote a more streamlined management structure for each of the three businesses, better able to respond quickly to customer and market demands; and

               (g) Permit the value of each of the three divisions to be more accurately reflected in the equity market by separating the results of each business from the other two businesses.

SECURITIES  TO  BE  DISTRIBUTED

               All of the outstanding shares of Duck Head common stock will be distributed to Delta Woodside stockholders of record as of February __, 2000. Based on the number of shares of Delta Woodside common stock outstanding as of January __ 2000 and the Duck Head distribution ratio of one Duck Head common share for every ten Delta Woodside common shares, Delta Woodside will distribute approximately 2,386,000 shares of Duck Head common stock to Delta Woodside stockholders. After the Duck Head distribution, Duck Head will have approximately 2,500 stockholders of record.

DUCK HEAD DISTRIBUTION RATIO

               You will receive one share of Duck Head common stock for every ten shares of Delta Woodside common stock that you own as of the close of business on February __, 2000.

DUCK  HEAD  RECORD  DATE

               February __, 2000 (5:00 p.m., Eastern time).

DUCK  HEAD  DISTRIBUTION  DATE

               March __, 2000 (4:59 p.m., Eastern time). On the Duck Head distribution date, Delta Woodside's distribution agent will credit the shares of Duck Head common stock that you will receive in the Duck Head distribution to your account or to the account of your stockbroker, bank or other nominee if you are not a registered stockholder of record.

DISTRIBUTION  AGENT

               Before the Duck Head distribution date, Delta Woodside will appoint First Union National Bank, Delta Woodside's transfer agent, as its distribution agent for the Duck Head distribution.

TRADING  MARKET

               Because Duck Head has been a wholly-owned subsidiary of Delta Woodside, there has been no trading market for Duck Head common stock. Before the Duck Head distribution, Duck Head will apply to The American Stock Exchange to approve shares of Duck Head's common stock for listing, subject to official notice of issuance. If this application is not approved, Duck Head expects that the Duck Head shares will trade in the over-the-counter market. Duck Head expects that a "when-issued" trading market will develop before the Duck Head distribution date.

MATERIAL FEDERAL INCOME TAX
CONSEQUENCES.

               Delta Woodside is not at this time in a position to inform its stockholders as to the federal income tax consequences of the Duck Head distribution or the Delta Apparel distribution. Delta Woodside will make a good faith determination, as soon as practicable and in any event prior to January 31, 2001, on the basis of all of the facts then known to it, and advise all of its stockholders who receive Duck Head shares in the Duck Head distribution and Delta Apparel shares in the Delta Apparel distribution whether or not in Delta Woodside's opinion the Duck Head distribution and the Delta Apparel distribution should be treated as tax-free spin-offs under Section 355 of the Internal Revenue Code.

               Accordingly, each Delta Woodside stockholder as of the record date for the Duck Head distribution and the Delta Apparel distribution may recognize dividend income and possibly capital gain on the Duck Head distribution and the Delta Apparel distribution, all to the extent described in "The Duck Head Distribution - Material Federal Income Tax Consequences".

RISK FACTORS

               You should carefully consider the matters discussed under the section of this document entitled "Risk Factors".

FRACTIONAL  SHARE TREATMENT

               If you own ten or more shares of Delta Woodside common stock, the distribution agent will send to you a stock certificate for all of the whole shares of Duck Head common stock that you are entitled to receive in the Duck Head distribution, and your account with Delta Woodside's distribution agent will be credited with any fractional share of Duck Head common stock that you would otherwise be entitled to receive in the Duck Head distribution. Promptly after the Duck Head distribution, the distribution agent will aggregate and sell all fractional shares, and will send to you your portion of the cash sale proceeds (less any brokerage commissions). If you own fewer than ten shares of Delta Woodside common stock, you will receive cash instead of your fractional share of Duck Head common stock. Promptly after the Duck Head distribution, the distribution agent will distribute to those registered stockholders the portion of the cash sale proceeds (less any brokerage commissions) that those holders are entitled to receive. No interest will be paid on any cash distributed in lieu of fractional shares. None of Delta Woodside, Duck Head or the distribution agent guarantees any minimum sale price for the fractional shares of Duck Head common stock.

RELATIONSHIP WITH DELTA WOODSIDE
AND DELTA APPAREL AFTER THE
DUCK HEAD DISTRIBUTION

               Duck Head has entered into a distribution agreement with Delta Woodside and Delta Apparel dated as of January __, 2000. Duck Head will also enter into a tax sharing agreement with Delta
               Woodside and Delta Apparel on or before the Duck Head distribution date. These are described on pages 36 to 40 of this document.

SELECTED  HISTORICAL  FINANCIAL  DATA

     The selected financial data of Duck Head set forth below should be read in conjunction with Duck Head's combined financial statements, including the notes to those statements, which are at pages F-1 to F-22 of this document, and "Management's Discussion and Analysis of Financial Condition and Results of Operations", which begins on page 48 of this document. The combined financial statements of Duck Head include the operations and accounts of the Duck Head Apparel Company division, which consists of operations and accounts included in various subsidiaries of Delta Woodside. The combined statement of operations data for the years ended July 1, 1995 and June 29, 1996, and the combined balance sheet data as of July 1, 1995, June 29, 1996 and June 28, 1997, are derived from unaudited combined financial statements not included in this document. The combined statement of operations data for the years ended June 28, 1997, June 27, 1998 and July 3, 1999, and the combined balance sheet data as of June 27, 1998 and July 3, 1999, are derived from, and are qualified by reference to, Duck Head's audited combined financial statements included elsewhere in this document. The financial information as of October 2, 1999 and September 26, 1998 and for the three months ended October 2, 1999 and September 26, 1998 has been derived from Duck Head's unaudited financial information.
Duck Head did not operate as a stand alone company for any of the periods presented. In the opinion of management, the unaudited financial information has been prepared on a basis consistent with the annual audited combined financial statements that appear elsewhere in this document, and include all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of the financial position and results of operations for those unaudited periods. Historical results are not necessarily indicative of results to be expected in the future.

SELECTED  FINANCIAL  DATA
                                                          Fiscal  Year  Ended                     Three  Months  Ended
                                      -------------------------------------------------------  ---------------------------
                                        July 3,     June 27,   June 28,   June 29,   July 1,   October 2,   September 26,
                                      -----------  ----------  ---------  ---------  --------  -----------  --------------
                                         1999         1998       1997       1996       1995       1999           1998
                                      -----------  ----------  ---------  ---------  --------  -----------  --------------
                                                            (In  thousands)                         (In thousands)
STATEMENT OF
OPERATIONS DATA:

Net Sales                             $   70,642      83,953     79,642     68,881    73,441       16,063          21,891

Cost of goods sold                       (62,468)    (57,088)   (53,391)   (84,397)  (49,822)     (11,117)        (14,876)

Selling, general and administrative
expenses                                 (34,005)    (28,980)   (25,224)   (26,778)  (24,785)      (5,332)         (6,165)

Impairment charges                       (13,650)        ---       (400)     5,312     7,000          ---             ---

Other income (expense)                       250         864        667       (897)     (157)         767             694
                                      -----------  ----------  ---------  ---------  --------  -----------  --------------
Operating income(loss)                   (39,231)     (1,251)     1,294    (37,879)    5,677          381           1,544

Interest expense, net                     (8,222)     (6,951)    (6,183)    (5,988)   (4,645)      (2,119)         (1,674)

Income (loss) before taxes               (47,453)     (8,202)    (4,889)   (43,867)    1,032       (1,738)           (130)

Income tax expense (benefit)                 223        (306)      (427)     1,015     1,389         (162)            (74)
                                      -----------  ----------  ---------  ---------  --------  -----------  --------------
Net loss                              $  (47,676)     (7,896)    (4,462)   (44,882)     (357)      (1,576)            (56)
                                      ===========  ==========  =========  =========  ========  ===========  ==============

BALANCE SHEET DATA (AT PERIOD
END):

Working capital (deficit)             $  (74,713)    (44,376)   (11,830)   (16,810)   37,387      (75,748)        (31,573)

Total assets                              50,352      77,350     78,131     64,975   119,842       43,978          39,213

Total long-term debt                      23,236      29,701     52,277     31,917    31,809       23,209          23,236

Divisional deficit                       (91,510)    (43,834)   (35,545)   (64,606)  (11,392)     (93,086)        (59,444)

SUMMARY  PRO  FORMA  FINANCIAL  DATA

     The unaudited pro forma financial data set forth below are derived from the unaudited pro forma combined financial statements of Duck Head at and for the three month period ended October 2, 1999 and for the year ended July 3, 1999 that are set forth under the heading "Unaudited Pro Forma Combined Financial Statements" and give effect to the transactions described in that section of this document as if those transactions had occurred, in the case of the pro forma balance sheet, on the date of that balance sheet and, in the case of the pro forma statements of operations at the beginning of the fiscal year that ended July 3, 1999.

     Duck Head has provided the unaudited pro forma financial data to you for informational purposes only. You should not construe them to be indicative of the results of operations or financial position of Duck Head had the transactions referred to above been consummated on the dates given. Those financial statements also do not project the results of operations or financial position for any future period or date. You should read these pro forma data in conjunction with the information found under the heading "Unaudited Pro Forma Combined Financial Statements" and the combined financial statements of Duck Head and the related notes as of July 3, 1999 and June 27, 1998 and for each of the three years in the period ended July 3, 1999, and as of and for the three month period ended October 2, 1999, included on pages 42-47 and F-1- F-22, respectively.

                                                     FISCAL YEAR     THREE MONTHS
                                                        ENDED            ENDED
                                                     JULY 3, 1999   OCTOBER 2,1999
                                                    --------------  ---------------
                                                     (DOLLARS IN THOUSANDS, EXCEPT
                                                          PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:

Net Sales                                           $      70,642           16,063

Cost of goods sold                                        (62,468)         (11,117)

Selling, general and administrative expenses              (34,603)          (5,418)

Impairment charges                                        (13,650)             ---

Other income                                                1,027              767
                                                    --------------  ---------------
Operating income(loss)                                    (39,052)             295

Interest expense, net                                        (871)            (408)
                                                    --------------  ---------------
Loss before income taxes                                  (39,923)            (113)

Income taxes                                                 (223)             ---
                                                    --------------  ---------------
Net loss                                            $     (40,146)            (113)
                                                    ==============  ===============
Basic and diluted net loss per share                $      (16.83)           (0.05)
                                                    ==============  ===============
Weighted average shares outstanding used in basic
and diluted per share calculation (a)                   2,386,000        2,386,000
                                                    ==============  ===============

BALANCE SHEET DATA

Working capital                                                      $      22,555

Total assets                                                                41,204

Total long-term debt                                                         5,342

Stockholders' equity                                                        23,084

-----------------------------------------------------------------------------------
(a)  Weighted-average shares outstanding were determined assuming a distribution of one  share  of Duck Head common stock for every ten shares of Delta Woodside common stock  owned  on  the  record  date.  The  weighted-average  shares  do not include securities  that  would  be  anti-dilutive  for  each  of  the  periods  presented.

                                  RISK FACTORS

     In addition to all other information in this document, you should read and carefully consider the following risk factors which may affect Duck Head's financial condition or results of operations and/or the value of its common stock.

     The following discussion contains various "forward-looking statements". Please refer to "Forward-Looking Statements May Not Be Accurate" for a description of the uncertainties and risks associated with forward-looking statements.

THE DUCK HEAD DISTRIBUTION AND THE DELTA APPAREL DISTRIBUTION MAY, FOR FEDERAL INCOME TAX PURPOSES, BE TAXABLE TO THE DELTA WOODSIDE STOCKHOLDERS.

     Delta Woodside is not at this time in a position to inform its stockholders as to the federal income tax consequences of the Duck Head distribution or the Delta Apparel distribution. Delta Woodside will make a good faith determination, as soon as practicable and in any event prior to January 31, 2001, on the basis of all of the facts then known to it, and advise all of its stockholders who receive Duck Head shares in the Duck Head distribution and Delta Apparel shares in the Delta Apparel distribution whether or not in Delta Woodside's opinion the Duck Head distribution and the Delta Apparel distribution should be treated as tax-free spin-offs under Section 355 of the Internal Revenue Code.

     Accordingly, each Delta Woodside stockholder as of the record date for the Duck Head distribution and the Delta Apparel distribution may recognize dividend income and possibly capital gain on the Duck Head distribution and the Delta Apparel distribution, all to the extent described in "The Duck Head Distribution - Material Federal Income Tax Consequences".

DUCK HEAD HAS HAD SIGNIFICANT OPERATING LOSSES AND USED SIGNIFICANT AMOUNTS OF CASH IN ITS OPERATIONS DURING THE LAST TWO YEARS AND THESE LOSSES AND THIS USE OF CASH MAY CONTINUE.

     Duck  Head  had  operating losses of $39.2 million in the fiscal year ended
July 3, 1999, and $1.3 million in the fiscal year ended June 27, 1998. Duck Head had operating income of $0.4 million in the three months ended October 2, 1999.

     Net cash used in operating activities by Duck Head was $16.0 million in the 1999 fiscal year and $5.8 million in the 1998 fiscal year. During the first quarter of the 2000 fiscal year, Duck Head generated $3.3 million of cash from operations.

     Duck Head believes that it is implementing programs that will reduce operating expenses and provide for better asset management and that its business strategy will provide Duck Head with better future results, but there is no certainty that these programs or that Duck Head's strategy will be successful.

     Duck Head's financial condition would be materially adversely affected by significant operating losses or the significant use of cash by its operations.

IN THE PAST, DUCK HEAD'S NEEDS FOR CASH HAVE GENERALLY BEEN MET BY ADVANCES FROM DELTA WOODSIDE. AFTER THE DUCK HEAD DISTRIBUTION, DUCK HEAD WILL BE ENTIRELY DEPENDENT ON ITS OWN OPERATIONS AND THIRD PARTY LENDERS TO OBTAIN NEEDED FINANCING.

     After the Duck Head distribution, Duck Head will no longer have any affiliation with the Delta Mills Marketing Company textile business of Delta Woodside's subsidiary, Delta Mills, or the apparel business of Delta Apparel. This affiliation has historically benefited Duck Head by Delta Mills Marketing Company being a source of needed funds and by Delta Woodside as a whole providing a broader base for obtaining bank financing.

     Prior to the Duck Head distribution, when the Duck Head operations needed funds for operations or capital expenditures, it received those funds from Delta Woodside, which in turn received most of its funds from the positive cash flows generated by Delta Mills Marketing Company. During the three fiscal years ended July 3, 1999, Duck Head used an aggregate of $26.1 million of cash provided by Delta Woodside (of which $21.7 million was used to pay interest to Delta Woodside on the affiliated debt owed by the Duck Head Apparel Company division). During the fiscal quarter ended October 2, 1999, Duck Head generated $3.3 million of cash from operations and reduced the balance of the affiliated debt to Delta Woodside by $3.1 million. Both the cash generated from operations and the reduction in affiliated debt was after the effect of $2.0 million in interest charges on debt owed to Delta Woodside.

     The Duck Head operation has also historically benefited from financing obtained by Delta Woodside. This financing has been obtained on the basis of more than just the operations of Duck Head. Lenders to Duck Head as a stand alone company will not be able to take advantage of the diversification of risk provided by lending to Delta Woodside which had more than one operation.

DUCK HEAD'S REVOLVING CREDIT FACILITY PROVIDES BORROWING AVAILABILITY THAT IS TWICE THE AMOUNT THAT DUCK HEAD PROJECTS WILL BE ITS PEAK BORROWING NEEDS.

     Duck Head expects that its peak borrowing needs will be in its third fiscal quarter and that during that quarter it may need to draw or set aside for letters of credit an aggregate of approximately $7.5 million under its revolving credit facility for working capital purposes and letters of credit. Forty-five percent of the face amount of outstanding documentary letters of credit will reduce the amount available under the revolving credit facility for working capital loans.

     Based on these expectations, Duck Head believes that its $15 million revolving credit facility should be sufficient to satisfy its foreseeable working capital needs. Any material deterioration in Duck Head's results of operations, however, may result in Duck Head losing its ability to borrow under its revolving credit facility or may cause the borrowing availability under that facility not to be sufficient for Duck Head's needs.

DUCK  HEAD'S  RECENT  TREND  OF  SALES  DECLINES  MAY  NOT  BE  REVERSED.

     Since the beginning of fiscal year 1999, Duck Head has experienced significant declines in its sales. There have been several reasons for these declines. The reasons include the loss of key customers, the reduction of sales of tops and fashion items as Duck Head concentrates on its core products, reductions in the number of stores in which Duck Head products are sold, inadequate product focus and poor service. While Duck Head believes that it is implementing a strategy that will reverse this trend, Duck Head may be unsuccessful in this regard, because success of the strategy depends heavily on customers' willingness to purchase Duck Head's products.

DUCK HEAD HAS RECENTLY LOST SEVERAL KEY CUSTOMERS AND MAY LOSE ADDITIONAL KEY CUSTOMERS IN THE FUTURE.

     During fiscal year 1999, Duck Head lost three key customers. One customer closed down, another merged into another company and the third elected to discontinue brands, such as the Duck Head brand, that are prominently featured by certain of that customer's competitors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

     Similar or other factors could lead to the loss of additional customers or the decrease of orders from existing customers. The decision of a customer to cease or diminish purchasing product from Duck Head can be based on factors within the control of Duck Head, such as product quality, product mix and service quality, and on factors outside the control of Duck Head, such as changes in the customer's management, acquisition of the customer or financial troubles of the customer.

ONE CUSTOMER ACCOUNTS FOR OVER 20% OF DUCK HEAD'S NET SALES. FIVE OF DUCK HEAD'S CUSTOMERS ACCOUNT FOR MORE THAN 40% OF ITS NET SALES. THE LOSS OF ANY KEY CUSTOMER COULD ADVERSELY AFFECT DUCK HEAD.

     During the three months ended October 2, 1999 and the fiscal years 1999, 1998 and 1997, approximately 24%, 24%, 21% and 17%, respectively, of Duck Head's sales were to J. C. Penney, Inc. No other customer accounted for 10% or more of Duck Head's sales during any of those periods. The loss of J.C. Penney, Inc. as a customer, or a significant reduction in its purchases from Duck Head, may have a material adverse effect on Duck Head's business.

     During the three months ended October 2, 1999 and the fiscal years 1999, 1998 and 1997, approximately 47%, 46%, 45% and 41%, respectively, of Duck Head's sales were made to Duck Head's five largest customers. The loss by Duck Head of any of these customers, or a significant reduction in purchases from Duck Head by any of these customers, could have a material adverse effect on Duck Head's business.

     One of Duck Head=s significant customers, accounting for 8% of both fiscal year 1999 sales and fiscal year 2000 first quarter sales, is currently undergoing major management changes. Due to these key management changes, the customer's business strategy may change as well. Duck Head does not know what this customer's future strategies may be concerning national and regional brands.

THE MARKET TREND OF NATIONAL RETAILERS FOCUSING MORE OF THEIR PURCHASING ON BRANDS WITH A NATIONAL EXPOSURE MAY ADVERSELY AFFECT DUCK HEAD.

     Duck Head sells its apparel primarily in eleven states in the Southeastern United States (Alabama, Arkansas, Florida, Georgia, Kentucky, Louisiana, Mississippi, North Carolina, South Carolina, Tennessee and Virginia) where its trademarks are most well known. At October 2, 1999, approximately 1,275 of the approximately 1,725 retail stores in which Duck Head products are displayed are located in these eleven states.

     In recent years, there has been a significant consolidation among department store retailers. This has led to more purchasing being done at a national level by department store retailers and to those retailers focusing more of their purchasing on brands with a national exposure and not on brands, such as Duck Head, with more of a regional concentration.

     One important aspect of Duck Head's strategy is to develop a significant presence outside of the Southeastern United States. Duck Head can give no assurance, however, that it will be able successfully to implement this strategy. The development by Duck Head of a significant presence in areas where it has not historically sold much of its product will depend primarily on the willingness of national retailers to provide Duck Head with store space to sell Duck Head products and then on the willingness of consumers to purchase those products.

DUCK HEAD FACES INTENSE COMPETITION IN ITS MARKETS, AND DUCK HEAD'S FINANCIAL RESOURCES ARE NOT AS GREAT AS SEVERAL OF ITS COMPETITORS.

     The domestic apparel industry is highly competitive. In part because there are low economic barriers to entry into the apparel manufacturing business, a large number of domestic and foreign manufacturers supply apparel into the United States market, none of which dominates the market for any of Duck Head's product lines but many of which have a much more significant market presence than does Duck Head.

     Some of Duck Head's competitors also have substantially greater financial, marketing, personnel and other resources than does Duck Head. This may enable Duck Head's competitors to compete more aggressively than can Duck Head in pricing, marketing and other respects, to react more quickly to market trends and to better weather market downturns.

THERE MAY BE LITTLE INSTITUTIONAL INTEREST, RESEARCH COVERAGE OR TRADING VOLUME IN THE DUCK HEAD SHARES BECAUSE OF DUCK HEAD'S SIZE. IN ADDITION, AT THE TIME
OF THE DUCK HEAD DISTRIBUTION A LARGE PERCENTAGE OF THE OUTSTANDING DUCK HEAD SHARES WILL BE HELD BY A FEW INSTITUTIONAL INVESTORS WHO WILL BE FREE TO SELL THEIR DUCK HEAD SHARES AT ANY TIME. FURTHERMORE, ROBERT D. ROCKEY, JR. HAS THE RIGHT TO ACQUIRE UP TO 1,000,000 DUCK HEAD SHARES SIX MONTHS FROM THE DISTRIBUTION DATE. THESE FACTORS COULD HAVE A MAJOR DEPRESSIVE EFFECT ON THE MARKET PRICE OF THE DUCK HEAD SHARES FOR AN INDETERMINATE PERIOD OF TIME.

     Various investment banking firms have informed Delta Woodside and Duck Head that public companies with relatively small market capitalizations have difficulty generating institutional interest, research coverage or trading volume, which illiquidity can translate into price discounts as compared to industry peers or to the shares' true value. Duck Head believes that the market will perceive it to have a relatively small market capitalization. In addition, some of Delta Woodside's stockholders who receive Duck Head shares in the Duck Head distribution may wish to dispose of those shares because they do not meet the stockholders' investment objectives regardless of the shares' value or prospects. Furthermore, Robert D. Rockey, Jr. has the right to acquire up to 1,000,000 Duck Head shares from Duck Head six months after the Duck Head distribution. Coupled with Duck Head's history of operating losses, these factors could lead to Duck Head's shares trading at prices that are significantly lower than Duck Head's estimate of their inherent value.

     As of the Duck Head distribution date, Duck Head will have outstanding approximately 2,386,000 shares of common stock. Duck Head believes that over 69.7% of this stock will be beneficially owned by persons who beneficially own more than 5% of the outstanding shares of Duck Head common stock and related individuals, and that of this approximately 32.5% of the outstanding stock will be beneficially owned by institutional investors. Sales of substantial amounts of Duck Head common stock in the public market after the Duck Head distribution by any of these large holders could adversely affect the market price of the common stock.

POLITICAL  UNCERTAINTY  IN  COSTA  RICA  COULD  ADVERSELY  AFFECT  DUCK  HEAD.

     Duck Head's primary manufacturing facility is located in Costa Rica. Duck Head might be adversely affected if economic or legal changes occur in Costa Rica that affect the way in which Duck Head conducts its business in that country.

DUCK  HEAD'S  RESULTS  COULD  BE  ADVERSELY  AFFECTED BY U.S. TRADE REGULATIONS.

     The North American Free Trade Agreement (which this document refers to as "NAFTA"), became effective on January 1, 1994 and has created a free-trade zone among Canada, Mexico and the United States. NAFTA contains a rule of origin requirement that products be processed in one of the three countries in order to benefit from the agreement. NAFTA has phased out all trade restrictions and tariffs among the three countries on apparel products competitive with those of Duck Head. At this time, most of Duck Head's internal production of apparel occurs outside of the NAFTA territory. Therefore, Duck Head is not obtaining the advantages that NAFTA provides for manufacturing facilities in Mexico.

DUCK  HEAD  IS  HIGHLY  DEPENDENT  ON  ITS  TRADEMARKS.

     Duck Head relies heavily on the strength of its trademarks. Virtually all of Duck Head's products are sold under the Duck Head brand. Duck Head has in the past and may in the future be required to expend significant resources to protect these trademarks. The loss or limitation of the exclusive right to use its trademarks could adversely affect Duck Head's sales and results of operations.

A LOSS OF KEY MANAGEMENT PERSONNEL, PARTICULARLY ROBERT D. ROCKEY, JR., COULD ADVERSELY AFFECT DUCK HEAD.

     Duck Head's success depends upon the talents and efforts of a small number of key management personnel, particularly Robert D. Rockey, Jr. (Chairman, President and Chief Executive Officer of Duck Head). The loss or interruption of the services of these executives could have a material adverse effect on Duck Head. Duck Head has no assurance that it would be able to find replacements for its key management with equivalent skills or experience in a timely manner or at all.

DUCK  HEAD'S  RESULTS  WILL  LIKELY  BE  CYCLICAL.

     Duck Head and the U.S. apparel industry are sensitive to the business cycle of the national economy. Moreover, the popularity, supply and demand for particular apparel products can change significantly from year to year based on prevailing fashion trends and other factors.

     Reflecting the cyclical nature of the apparel industry, many apparel producers tend to increase capacity during years in which sales are strong. These increases in capacity tend to accelerate a general economic downturn in apparel markets.

     These factors have contributed historically to fluctuations in Duck Head's results of operations and these fluctuations are expected to occur in the future. Duck Head may be unable to compete successfully in any industry downturn.

DUCK  HEAD  DEPENDS  ON  OUTSIDE  PRODUCTION  FOR  MORE  THAN  ONE-HALF  OF  ITS
PRODUCTION.

     Duck Head currently manufactures less than one-half of its products in its leased Costa Rican facility, and purchases its remaining product from outside suppliers, many of which perform their manufacturing in other foreign countries. Any shortage of supply or significant price increases from Duck Head's suppliers could adversely affect Duck Head's results of operations.

DUCK  HEAD  MAY  BE  ADVERSELY  AFFECTED  BY  THE  AMOUNT  OF  ITS INDEBTEDNESS.

     As of October 2, 1999, on a pro forma basis, after giving effect to the Duck Head distribution, Duck Head's total indebtedness would have been approximately $6.4 million, and total stockholders' equity would have been approximately $23.1 million, resulting in a pro forma ratio of total long-term debt (including current maturities of long-term debt) to total capitalization (including current maturities of long-term debt) of 21.8%. In addition, at that date and after giving effect to the Duck Head distribution, approximately $15 million of additional borrowing capacity would have been available (pursuant to the borrowing base formula) under Duck Head's credit agreement.

     Duck Head anticipates that its borrowing needs will be seasonal, with its greatest borrowing needs to be in the third fiscal quarter. Duck Head is not certain that the borrowing availability under its credit agreement will be sufficient to satisfy its borrowing needs, particularly during the periods of greatest need.

The level of Duck Head's indebtedness could have important consequences, such as:

     (i) a substantial portion of Duck Head's cash flow from operations will be dedicated to the payment of indebtedness, which will reduce the funds available to Duck Head for operations and related purposes;

     (ii) Duck Head may be more highly leveraged than some of its competitors, which may place Duck Head at a relative competitive disadvantage, could limit Duck Head's business opportunities and make Duck Head more vulnerable to changes in the industry and economic conditions; and

     (iii) Duck Head's borrowings under its credit agreement will bear interest at variable rates, which could result in higher interest expense in the event of an increase in interest rates.

     Duck Head believes, based on current circumstances, that Duck Head's cash flow, together with available borrowings under its credit agreement, will be sufficient to permit Duck Head to meet its operating expenses and to service its debt requirements as they become due for the foreseeable future. Significant assumptions underlie this belief, however, including, among other matters, that Duck Head will succeed in implementing its business strategy and that there will be no material adverse developments in the business, markets, operating performance, liquidity or capital requirements of Duck Head. Actual future results will be dependent to a large degree on a number of factors beyond Duck Head's control. If Duck Head is unable to service its indebtedness, it will be required to adopt alternative strategies, which may include actions such as reducing or delaying capital expenditures, selling assets, restructuring or refinancing its indebtedness or seeking additional equity capital. Duck Head may not be able to implement any of these strategies.

DUCK HEAD'S CREDIT AGREEMENT WILL IMPOSE RESTRICTIONS THAT, IF BREACHED BY DUCK HEAD, MAY PREVENT IT FROM BORROWING UNDER ITS REVOLVING CREDIT FACILITY.

     Duck Head's credit agreement will contain covenants that restrict, among other things, the ability of Duck Head and its subsidiaries to incur indebtedness, create liens, consolidate, merge, sell assets or make investments. The credit agreement also will contain customary representations and warranties, funding conditions and events of default.

     A breach of one or more covenants or any other event of default under the Duck Head credit agreement could result in an acceleration of Duck Head's obligations under that agreement, in the foreclosure on any assets subject to liens in favor of the credit agreement's lenders and in the inability of Duck Head to borrow additional amounts under the credit agreement.

DUCK  HEAD  WILL  PAY  NO  DIVIDENDS  FOR  THE  FORESEEABLE  FUTURE.

     Duck Head anticipates that it will pay no dividends to you or its other stockholders for the foreseeable future. Duck Head's credit agreement also will limit Duck Head's ability to pay dividends. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Dividends and
Purchases  by  Duck  Head  of  its  Own  Stock".

AFTER THE DUCK HEAD DISTRIBUTION, DUCK HEAD WILL BE REQUIRED TO PERFORM VARIOUS ADMINISTRATIVE FUNCTIONS THAT WERE PREVIOUSLY PROVIDED BY DELTA WOODSIDE AND AS TO WHICH DUCK HEAD DOES NOT HAVE EXTENSIVE EXPERIENCE.

     Duck Head has historically relied upon Delta Woodside corporate headquarters for administrative services in areas including financial planning, SEC reporting, employee benefits, stockholder services, insurance, treasury and tax. After the Duck Head distribution, Duck Head will be responsible for performing these administrative functions. Duck Head does not have extensive experience in performing these functions on its own.

DUCK HEAD MAY BE RESPONSIBLE FOR ANY HISTORICAL TAX LIABILITIES OF DELTA WOODSIDE AND DELTA APPAREL THAT DELTA WOODSIDE OR DELTA APPAREL IS UNABLE TO PAY.

     Prior to the Duck Head distribution, Duck Head has been a member of Delta Woodside's consolidated group for federal income tax purposes. Each member of a consolidated group is liable for the federal income tax liability of the other members of the group. After the Duck Head distribution, Duck Head, along with Delta Woodside and Delta Apparel, will continue to be liable for these Delta Woodside liabilities that were incurred for periods before the Duck Head distribution.

     Duck Head, Delta Woodside and Delta Apparel will enter into a tax sharing agreement. This agreement generally will seek to allocate consolidated federal income tax liabilities to Delta Woodside for all periods prior to the Duck Head distribution. Under this agreement, Delta Woodside generally will retain the authority to file returns, respond to inquiries and conduct proceedings on Duck Head's behalf with respect to consolidated federal income tax returns for years beginning before the Duck Head distribution. These arrangements may result in conflicts of interest among Duck Head, Delta Woodside and Delta Apparel. In addition, if Delta Woodside becomes unable to satisfy any of its liabilities respecting any period prior to the Duck Head distribution, Duck Head could be responsible for satisfying them, notwithstanding the tax sharing agreement.

DUCK  HEAD'S  PRINCIPAL  STOCKHOLDERS  WILL  EXERT  SUBSTANTIAL  INFLUENCE.

     As of the Duck Head record date, three members of Duck Head's board of directors and related individuals had the voting power in Delta Woodside shares that, immediately after the Duck Head distribution, will result in voting power with respect to approximately 37.3% of the outstanding Duck Head common stock. These individuals will exert substantial influence with respect to all matters submitted to a vote of stockholders, including elections of Duck Head's directors.

DUCK HEAD IS NOT CERTAIN THAT ALL THIRD PARTIES WITH WHICH IT CONDUCTS BUSINESS WILL SUCCESSFULLY ADDRESS THE YEAR 2000 COMPUTER PROBLEM BY THE END OF 1999.

     Duck Head believes that it has addressed the year 2000 problem as it affects the software and business systems that are critical to its business. If third parties with whom Duck Head interfaces are unsuccessful in their efforts to address the year 2000 problem, however, Duck Head could experience business interruptions that could have a material adverse effect on its operations. These failures could also require substantial time, effort and expenditures on the part of Duck Head.

VARIOUS RESTRICTIONS AND AGREEMENTS COULD HINDER ANY ATTEMPT BY A THIRD PERSON TO CHANGE CONTROL OF DUCK HEAD.

     Prior to the Duck Head distribution, Duck Head will enter into a rights agreement providing for the issuance of rights that will cause substantial dilution to any person or group of persons that acquires 20% or more of the outstanding Duck Head common shares without the rights having been redeemed. In addition, Duck Head's articles of incorporation and bylaws and the Official Code of Georgia contain provisions that could delay or prevent a change in control of Duck Head in a transaction that is not approved by its board of directors or that is on a leveraged basis or otherwise. These include provisions requiring advance notification of stockholder nominations for director and stockholder proposals, setting forth additional factors to be considered by the board of directors in evaluating extraordinary transactions, prohibiting cumulative voting, limiting business combinations with stockholders that have a significant beneficial ownership in Duck Head shares, and prohibiting stockholders from calling a special meeting or taking action by written consent in lieu of a stockholders' meeting. Moreover, Duck Head's board of directors has the authority, without further action by the stockholders, to set the terms of and to issue preferred stock. Issuing preferred stock could adversely affect the voting power of the owners of Duck Head common stock, including the loss of voting control to others.

     Duck Head's credit agreement also includes restrictions on the ability of Duck Head to pay dividends and make share repurchases. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -
Dividends  and  Purchases  by  Duck  Head  of  its  Own  Stock".

     All of these provisions could deter or prevent an acquiror that is interested in acquiring Duck Head on a leveraged basis or otherwise from doing so. You can find more information on these provisions under the portions of this documents found under the headings "Description of Duck Head Capital Stock".

                           THE DUCK HEAD DISTRIBUTION

PARTIES  TO  THE  DISTRIBUTION  AGREEMENT

     Delta  Woodside
     ---------------

     Delta Woodside is a South Carolina corporation with its principal executive offices located at 233 North Main Street, Suite 200, Greenville, South Carolina 29601 (telephone number: 864-232-8301).

     Prior to the Duck Head distribution, Delta Woodside had three operating divisions: Delta Mills Marketing Company, Duck Head Apparel Company and Delta Apparel Company.

     - Delta Mills Marketing Company produces a range of cotton, synthetic and blended finished and unfinished woven products that are sold for the ultimate production of apparel, home furnishings and other products. After the Duck Head distribution and the Delta Apparel distribution, Delta Mills Marketing Company will remain the only continuing Delta Woodside operation.

     - Pursuant to the Duck Head distribution, Delta Woodside will distribute to its stockholders all of the outstanding common stock of Duck Head, which will continue the business formerly conducted by the Duck Head Apparel Company division of various subsidiaries of Delta Woodside. For a description of the business of the Duck Head Apparel Company division, see the information under the heading "Business of Duck Head".

     - Simultaneously with the Duck Head distribution, Delta Woodside will, pursuant to the Delta Apparel distribution, distribute to its stockholders all of the outstanding stock of Delta Apparel, which will continue the business formerly conducted by the Delta Apparel Company division of various subsidiaries of Delta Woodside. For a description of the business of the Delta Apparel Company division, see the information below under the subheading "Delta Apparel".

     Duck  Head
     ----------

     Duck Head is a Georgia corporation with its principal executive offices located at 1020 Barrow Industrial Parkway, P.O. Box 688, Winder, Georgia 30680 (telephone number: 770-867-3111).

     Delta  Apparel
     --------------

     Delta Apparel is a Georgia corporation with its principal executive offices located at 3355 Breckinridge Blvd., Suite 100, Duluth, Georgia 30680 (telephone number: 770-806-6800). Delta Apparel is a vertically integrated supplier of knit apparel, particularly T-shirts, sportswear and fleece goods and sells its products to distributors, screen printers and private label accounts.

BACKGROUND  OF  THE  DUCK  HEAD  DISTRIBUTION

     Since the middle of its 1998 fiscal year, Delta Woodside's board of directors has explored various means, in addition to effectively operating Delta Woodside's businesses, to enhance stockholder value.

     On March 9, 1998, Delta Woodside announced that it was withdrawing from the circular knit fabrics business, which had operated under the name of Stevcoknit Fabrics Company, and would be selling or closing and liquidating its two knitting, dyeing and finishing plants in Wallace, North Carolina, and its yarn spinning plant in Spartanburg, South Carolina. In the announcement, Delta Woodside also stated that it had decided to sell its Nautilus International fitness equipment division, and had retained an investment banking firm to handle the sale.

     Delta Woodside completed most of the liquidation and sale of the Stevcoknit Fabrics Company division during its 1998 fiscal year. The Nautilus International sale was consummated in January 1999.

     On September 15, 1998, Delta Woodside announced that its board of directors had approved a plan to purchase from time to time up to 2,500,000 outstanding Delta Woodside common shares at prices and at times at the discretion of Delta Woodside's top management. The announcement stated that Delta Woodside believed that, at times, its stock price was undervalued and that these purchases would enhance stockholder value.

     At a meeting on October 9, 1998, the Delta Woodside board of directors made the decision to sell the Duck Head Apparel Company division. To assist in this transaction, Delta Woodside hired an investment banking firm.

     On January 21, 1999, Delta Woodside announced that it had discussions with third parties with respect to a possible sale of the Duck Head Apparel Company division, and that, based on these discussions, Delta Woodside was continuing to explore strategic alternatives for the Duck Head Apparel Company division, but could not be reasonably certain that a transaction on satisfactory terms would be consummated in the near future. The announcement stated that, for this reason, Delta Woodside had made the decision to continue to report the Duck Head Apparel Company division as a part of continuing operations.

     At a meeting on February 4, 1999, the Delta Woodside board of directors approved a plan to effect a major restructuring of Delta Woodside. This restructuring would have involved the spin-off to the Delta Woodside stockholders of each of Delta Woodside's two apparel divisions, leaving the Delta Mills, Inc. subsidiary, and its operating division, Delta Mills Marketing Company, in Delta Woodside. Simultaneously with the spin-off, Delta Woodside would have been sold to a third party buyer not yet identified. Under this plan, the Delta Woodside stockholders would have received, for their shares of Delta Woodside common stock, shares of each of the new spun-off apparel companies and cash for their post spin-off Delta Woodside shares. The plan would have been subject to the approval of the Delta Woodside stockholders. If the plan had been approved by the requisite stockholder vote, the Rainsford plant in Edgefield, South Carolina, would have been sold by the Delta Mills, Inc. subsidiary to the Delta Apparel Company division, the Duck Head Apparel Company division and the Delta Apparel Company division would have been separated into two corporations, and the stock of each of the Duck Head corporation and the Delta Apparel corporation would have been distributed to all of the Delta Woodside stockholders. The Delta Woodside board of directors decided that Delta Woodside would promptly begin the process of soliciting offers for the purchase of the post spin-off Delta Woodside common stock, and that Delta Woodside would retain an investment banking firm to assist in the implementation of this restructuring plan.

     On March 16, 1999, Delta Woodside announced that Robert Rockey was assuming the position of chief executive officer of the Duck Head Apparel Company division, effective immediately. The announcement stated that, after the planned spin-off of the Duck Head Apparel Company operation, Mr. Rockey would serve as chairman and chief executive officer of that new separate corporation.

     On March 23, 1999, Delta Woodside announced that it had engaged Prudential Securities Incorporated (which this document refers to as "Prudential") to advise the Delta Woodside board of directors with respect to the previously announced plan to sell the portion of Delta Woodside remaining after the distribution to the Delta Woodside stockholders of the shares of stock of Delta Woodside's apparel businesses. The announcement also stated that the Duck Head Apparel Company division was no longer for sale.

     Following this announcement, Delta Woodside provided information respecting a possible sale of the remaining Delta Woodside--- to nineteen companies. None of these potential purchasers, however, made an offer for the remaining Delta Woodside that Delta Woodside considered to be satisfactory.

     On April 21, 1999, Delta Woodside announced that Robert W. Humphreys was assuming the position of president and chief executive officer of the Delta Apparel Company division. The announcement stated that, after the planned spin-off of the Delta Apparel Company operation, Mr. Humphreys would serve as the president and chief executive officer of that new separate corporation.

     At a meeting on June 24, 1999, the Delta Woodside board of directors decided to terminate the process of attempting to sell a post-spin-off Delta Woodside comprised solely of Delta Mills Marketing Company in line with its previously-announced plan, because it had not received any satisfactory offer for the business. The Board determined to continue to explore other strategies to enhance stockholder value, including: (1) the purchase of the Delta Apparel Company division and the Duck Head Apparel Company division by the Delta Mills, Inc. subsidiary, or (2) a spin-off/recapitalization in which the apparel divisions would be spun-off to the Delta Woodside stockholders as separate public companies, and substantial cash would be paid out to stockholders from new borrowings by the remaining Delta Woodside. Under the purchase of the Delta Apparel Company division and the Duck Head Apparel Company division by Delta Mills, Inc. scenario, Delta Woodside would have been provided with substantial cash to make acquisitions of Delta Woodside common stock or other businesses, or for other purposes. Under the spin-off/recapitalization scenario, Delta Woodside stockholders would have received, for their Delta Woodside common shares, shares of each of the new spun-off apparel companies, cash and stock in the remaining Delta Woodside. Also, additional shares of the remaining Delta Woodside (representing more than 20% of the then outstanding shares of the remaining Delta Woodside) would have been sold to members of management of Delta Mills Marketing Company. Consummation of the spin-off/recapitalization transaction was to be conditioned upon receiving a favorable vote of the Delta Woodside stockholders.

     Following this announcement, Delta Woodside, with the assistance of Prudential, explored the possibility of Delta Mills, Inc. refinancing its existing $150 million of 9 -5/8% Senior Notes with a larger issue of indebtedness in order to effect the proposed recapitalization. During the time frame of this examination, however, the interest rates payable by issuers of new senior debt in the textile and apparel industries became higher than were deemed acceptable by the Delta Woodside board of directors.

     On August 20, 1999, Delta Woodside announced that, due to weakness in the bond market, Delta Woodside believed that its previously announced recapitalization/spin-off strategy was not feasible at that time. Delta Woodside further announced that, because Delta Woodside believed that its stockholders would best be served by separating the operating companies, Delta Woodside did not plan to pursue the acquisition of the two apparel divisions by its textile subsidiary, Delta Mills, Inc., at that time. The announcement also stated that Delta Woodside was continuing to explore strategic alternatives to accomplish the separation of its operating companies, and would announce specific plans in the upcoming months.

     On October 4, 1999, Delta Woodside announced that it planned to spin off to the Delta Woodside stockholders its two apparel businesses (Duck Head Apparel Company and Delta Apparel Company) as two separate publicly-owned corporations. The announcement further stated that Delta Woodside was in the process of transferring various corporate functions to its three operating divisions (Delta Mills Marketing Company, Duck Head Apparel Company and Delta Apparel Company). The announcement stated that, upon the complete transfer of these functions or at the time of the spin-offs (as appropriate), the functions then being performed at the Delta Woodside level would no longer need to be performed at that level, and the executive officers of Delta Woodside would resign their positions with Delta Woodside. The announcement stated that, upon consummation of the spin-offs, Delta Mills Marketing Company would be Delta Woodside's sole remaining business, and William Garrett, the head of the Delta Mills Marketing Company division, would become President and Chief Executive Officer of the remaining Delta Woodside. The announcement stated that, in connection with the proposed spin-offs, significant equity incentives, in the form of stock options and incentive stock awards for the new public companies' stock, would be granted to the managements of the new companies. The announcement stated that Delta Woodside could not determine at that time whether the receipt of the apparel companies' stock would, or would not, be taxable to the Delta Woodside stockholders for Federal income tax purposes, but that, at the time that Delta Woodside had sufficient information to determine the appropriate Federal income tax treatment of the spin-offs, it would promptly provide the necessary income tax information to the Delta Woodside stockholders. The announcement stated that Delta Woodside believed that, even if the spin-offs were determined to be taxable for Federal income tax purposes, the spin-offs would still be in the best interests of Delta Woodside's stockholders.

REASONS  FOR  THE  DUCK  HEAD  DISTRIBUTION

     Since the summer of 1998, Delta Woodside's board of directors has been engaged in the process of exploring various means to maximize stockholder value. The alternatives that the Delta Woodside Board has examined have included:

     (a)  a potential sale of the Duck Head Apparel Company division;

     (b)  a  pro  rata  tax-free   spin-off  of  Delta  Woodside's  two  apparel
          businesses to Delta Woodside's stockholders accompanied by a sale of the remaining company;

     (c) a pro rata tax-free spin-off of Delta Woodside's two apparel businesses to Delta Woodside's stockholders accompanied by a recapitalization of the remaining company that would involve a cash distribution to Delta Woodside's stockholders by that remaining company;

     (d)  a  pro  rata  tax-free   spin-off  of  Delta  Woodside's  two  apparel
          businesses to Delta Woodside's stockholders;

     (e) a pro rata taxable spin-off of Delta Woodside=s two apparel businesses to Delta Woodside=s stockholders;

     (f) a disproportionate tax-free spin-off of one of Delta Woodside's apparel businesses to one of Delta Woodside's major stockholders accompanied by a pro rata tax-free spin-off of the other apparel business to all the other stockholders;

     (g)  a potential sale of the Delta Apparel Company business or assets;

     (h) a purchase by Delta Mills, Inc. of the Duck Head Apparel Company and the Delta Apparel Company businesses; and

     (i) leaving Delta Woodside's three businesses in Delta Woodside in their current corporate form.

     During the course of this exploration, the Delta Woodside board witnessed a deterioration of general market conditions in the textile and apparel industries. This deterioration caused the market's perceived values of textile and apparel businesses to decline significantly.

     This decline, together with the information obtained by Delta Woodside in the process of exploring the alternatives described above, led the Delta Woodside board to conclude that:

     (i) any sale or liquidation at this time or in the near future of any of Delta Woodside's businesses would, more likely than not, be at depressed and unacceptable prices; and

     (ii) absent a change in circumstances, the interests of Delta Woodside and its stockholders would be best served by not pursuing the sale or liquidation of any of Delta Woodside's businesses at this time.

     The Delta Woodside Board also determined that the best interests of Delta Woodside and its stockholders would not be served by pursuing at this time any of the additional alternatives described above other than a pro rata spin-off of

Delta Woodside's two apparel businesses to Delta Woodside's stockholders. The major factors that led to this conclusion were the general market condition deterioration described above and:

     (1) contractual constraints, which added significantly to the costs of those alternatives that required additional financing to be incurred by Delta Mills;

     (2) Unfavorable debt market conditions, particularly for debt issuances by textile and apparel companies;

     (3) Insufficient buyer interest in any of Delta Woodside's businesses at prices deemed sufficient by the Delta Woodside board;

     (4) The Delta Woodside board's belief in the future enhanced stockholder value available from separating Delta Woodside's businesses into separate companies; and

     (5) The Delta Woodside board's conclusion that the interests of Delta Woodside and its stockholders would be adversely affected by any decision of the Delta Woodside board to delay implementing the separation of its businesses. The Board believes that continuing uncertainty in the marketplace as to Delta Woodside's strategic plans is likely to be damaging the relations of one or more of Delta
          Woodside's businesses with certain of its respective suppliers and customers, and that continuing uncertainty by the employees of Delta Woodside and its subsidiaries as to Delta Woodside's strategic plans could cause Delta Woodside or its subsidiaries to lose valuable employees.

     The Delta Woodside board, therefore, concluded that the best interests of Delta Woodside and its stockholders would be furthered by separating into distinct public companies Delta Woodside's three businesses (Delta Mills Marketing Company, Delta Apparel Company and Duck Head Apparel Company), and that the best method to accomplish this separation and thereby enhance stockholder value that is available to Delta Woodside at this time is to effect a pro rata spin-off to Delta Woodside's stockholders of each of Delta Woodside's apparel businesses, whether that spin-off is tax-free or taxable for federal income tax purposes.

     In reaching this determination, the Delta Woodside Board took into account its belief that the separation of Delta Woodside's three businesses will further the following objectives, among others, and thereby enhance stockholder value:

     (a) Permit the grant of equity incentives to the separate management of each business, which incentives would not be affected by the results of the other businesses and, therefore, would have excellent potential to align closely the interests of that management with those of the stockholders;

     (b) Permit the elimination of certain existing corporate overhead expenses that result from the current need to coordinate the operations of three distinct businesses that have separate modes of operation and markets;

     (c) Eliminate the complaints of certain customers of Delta Mills Marketing Company (which, as a supplier to those customers, has access to certain of their competitive information) that a competitor of theirs (Duck Head Apparel Company) is under common management with Delta Mills Marketing Company;

     (d) Permit each business to obtain, when needed, the best equity and debt financing possible without being affected by the operational results of the other businesses;

     (e) Permit each business to establish long-range plans geared toward the expected cyclicality, competitive conditions and market trends in its own line of business, unaffected by the markets, needs and constraints of the other businesses;

     (f) Promote a more streamlined management structure for each of the three businesses, better able to respond quickly to customer and market demands; and

     (g) Permit the value of each of the three divisions to be more accurately reflected in the equity market by separating the results of each business from the other two businesses.

     In reaching its conclusion, the Board also took into account the following additional factors:

     - The conclusion to be delivered to the Delta Woodside Board by a third party as to the solvency of Duck Head at the time of the Duck Head distribution;

     - The financial statements of Duck Head set forth in this document under the heading, "Unaudited Pro Forma Combined Financial Statements", and at pages F-1 to F-22;

     - The Delta Woodside board's knowledge of the business, operations, assets and financial condition of Duck Head;

     -    Duck Head management's assessment of the prospects of Duck Head;

     - The current and prospective economic environment in which Duck Head operates; and

     -    The terms of the distribution agreement and the tax sharing agreement.

     This discussion of the information and factors considered by the Delta Woodside board is not meant to be exhaustive but is believed to include the material factors considered by the Delta Woodside board in authorizing the Duck Head distribution. The Delta Woodside board did not quantify or attach any particular weight to the various factors that it considered in reaching its determination that the Duck Head distribution, the Delta Apparel distribution and related transactions are advisable and in the best interests of Delta Woodside and its stockholders. In reaching its determination, the Delta Woodside board took the various factors into account collectively and the Delta Woodside board did not perform a factor-by-factor analysis.

DESCRIPTION  OF  THE  DUCK  HEAD  DISTRIBUTION

     The distribution agreement among Delta Woodside, Duck Head and Delta Apparel sets forth the general terms and conditions relating to, and the relationship of the three corporations after, the Duck Head distribution. For an extensive description of the distribution agreement, see the section of this document found under the heading "Relationship Among Duck Head, Delta Woodside and Delta Apparel--Distribution Agreement".

     Delta Woodside plans to effect the Duck Head distribution on or about March __, 2000 by distributing all of the issued and outstanding shares of Duck Head common stock to the record holders of Delta Woodside common stock on the record date for this transaction, which is February __, 2000. Delta Woodside will distribute one share of Duck Head common stock to each of those holders for every ten shares of Delta Woodside common stock owned of record by that holder. The actual total number of shares of Duck Head common stock that Delta Woodside will distribute will depend on the number of shares of Delta Woodside common stock outstanding on the record date. Based upon the one-for-ten Duck Head distribution ratio and the number of shares of Delta Woodside common stock outstanding on January __, 2000, Delta Woodside will distribute approximately 2,386,000 shares of Duck Head common stock to holders of Delta Woodside common stock, which will then constitute all of the outstanding shares of Duck Head common stock. Duck Head common shares will be fully paid and nonassessable, and the holders of those shares will not be entitled to preemptive rights. For a further description of Duck Head common stock and the rights of its holders, see the portion of this document located under the heading "Description of Duck Head Capital Stock".

     For those holders of Delta Woodside common stock who hold their shares of Delta Woodside common stock through a stockbroker, bank or other nominee, Delta Woodside's distribution agent, First Union National Bank, will transfer the shares of Duck Head common stock to the registered holders of record who will make arrangements to credit their customers' accounts with Duck Head common stock. Delta Woodside anticipates that stockbrokers and banks generally will credit their customers' accounts with Duck Head common stock on or about March __, 2000.

     If a holder of Delta Woodside common stock owns a number of shares of Delta Woodside common stock that is not a whole multiple of ten and therefore would be entitled to receive a fraction of a whole share of Duck Head common stock, that holder will receive cash instead of a fractional share of Duck Head common stock. The distribution agent will aggregate into whole shares the fractional shares to be cashed out and sell them as soon as practicable in the open market at then prevailing prices on behalf of those registered holders who would otherwise be entitled to receive less than whole shares. These registered holders will receive instead a cash payment in the amount of their pro rata share of the total proceeds of those sales, less any brokerage commissions. The distribution agent will pay the net proceeds from sales of fractional shares based upon the average selling price per share of Duck Head common stock of all of those sales, less any brokerage commissions. Duck Head expects the distribution agent to make sales on behalf of holders who would receive a fraction of a whole Duck Head common share in the Duck Head distribution as soon as practicable after the Duck Head distribution date. None of Delta Woodside, Duck Head or the distribution agent guarantees any minimum sale price for those fractional shares of Duck Head common stock, and no interest will be paid on the sale proceeds of those shares.

MATERIAL  FEDERAL  INCOME  TAX  CONSEQUENCES

     Delta Woodside has attempted to structure the Duck Head distribution and the Delta Apparel distribution to qualify as tax-free spin offs for federal income tax purposes under Section 355 of the Internal Revenue Code. Section 355 treats a spin-off as tax free if the conditions of that statute are satisfied. One of these conditions is that the transaction is "not used principally as a device for the distribution of the earnings and profits" of Delta Woodside, Duck Head or Delta Apparel.

     Upon the request of a corporation that desires to effect a spin-off, the IRS will issue a private letter ruling that the proposed spin-off will be treated as tax-free under Section 355 so long as various conditions specified by the IRS are satisfied. Delta Woodside believes that, with the exception of one condition, the Duck Head distribution and the Delta Apparel distribution satisfy all the conditions for Delta Woodside to be able to obtain a private letter ruling from the IRS that the distributions are tax-free spin-offs under Section 355.

     The one IRS private letter ruling condition that Delta Woodside is unable to satisfy relates to the statutory requirement mentioned above that the transaction not be used principally as a device for the distribution of earnings and profits. The IRS private letter ruling condition is that each non-institutional beneficial owner of at least 5% of the outstanding Delta Woodside shares represent to the IRS that he, she or it has no plan or intention to sell, exchange, transfer by gift or otherwise dispose of any stock in Delta Woodside, Duck Head or Delta Apparel after the Duck Head distribution and the Delta Apparel distribution.

     Each of the non-institutional beneficial owners of at least 5% of the outstanding Delta Woodside shares, other than Bettis C. Rainsford (a director of Delta Woodside, Duck Head and Delta Apparel), has informed Delta Woodside that he, she or it is willing to provide the necessary representation to the IRS. Mr. Rainsford, however, has informed Delta Woodside that he is unwilling to provide the required representation.

     As a result, Delta Woodside is not eligible to receive a private letter ruling from the IRS that the Duck Head distribution and the Delta Apparel distribution qualify as tax-free spin-offs under Section 355.

     The fact that Delta Woodside is not eligible to receive a private letter ruling from the IRS on the issue does not, however, in and of itself, mean that the distributions do not qualify as tax-free spin-offs under Section 355. Whether the Duck Head distribution and the Delta Apparel distribution qualify under Section 355 as tax-free spin-offs will depend on whether the criteria in
Section  355  and  the  relevant rules and regulations of the IRS are satisfied.

     Delta Woodside believes, based on the information currently available to it, that the only Section 355 condition that the IRS may view as not satisfied by the Duck Head distribution and the Delta Apparel distribution is the one mentioned above that the distributions not be "used principally as a device for the distribution of the earnings and profits" of Delta Woodside, Duck Head or Delta Apparel. Whether or not the distributions satisfy this condition will depend primarily on events and circumstances that may or may not occur after the Duck Head distribution and the Delta Apparel distribution and over which Delta Woodside, Duck Head and Delta Apparel will have no control. In particular, in some circumstances one or more sales or other dispositions by any greater than 5% beneficial owner of Delta Woodside, Duck Head or Delta Apparel shares after the distributions may indicate to the IRS that the distributions were "used principally as a device for the distribution of the earnings and profits" of Delta Woodside, Duck Head or Delta Apparel, whereas in other circumstances any sales or dispositions of this nature may not. Delta Woodside cannot at this time predict what all of its 5% or greater beneficial owners will do with respect to their Delta Woodside shares, Duck Head shares or Delta Apparel shares after the distributions and, therefore, is not in a position now to inform its stockholders as to the federal income tax consequences of the Duck Head distribution and the Delta Apparel distribution.

     Notwithstanding this uncertainty, Delta Woodside will make a good faith determination, as soon as practicable and in any event prior to January 31, 2001, on the basis of all of the facts then known to it, and advise all of its stockholders who receive Duck Head shares in the Duck Head distribution and Delta Apparel shares in the Delta Apparel distribution whether or not in Delta Woodside's opinion the Duck Head distribution and the Delta Apparel distribution should be treated as tax-free spin-offs under Section 355.

     Each holder of Delta Woodside shares that receives Duck Head shares and Delta Apparel shares in the distribution must attach a descriptive statement about the distributions to his, her or its federal income tax return for the year in which the distributions occur. Delta Woodside will provide the required information to each holder of Delta Woodside shares as of the record date for the distributions.

     Material  Federal Income Tax Consequences if the Duck Head Distribution and
     ---------------------------------------------------------------------------
     the  Delta  Apparel  Distribution  Qualify  as  Tax-Free  Spin-Offs  under
     ---------------------------------------------------------------------------
     Section 355
     -----------

     If the Duck Head distribution and the Delta Apparel distribution qualify as tax-free spin-offs under Section 355, then:

1. The Delta Woodside stockholders who receive those shares will not recognize gain upon either of the distributions, except as described immediately below with respect to fractional shares.

2. Cash, if any, received by a Delta Woodside stockholder instead of a fractional share of Duck Head common stock or Delta Apparel common stock will be treated as received in exchange for that fractional share. That stockholder will recognize gain or loss to the extent of the difference between his, her or its tax basis in that fractional share and the amount received for that fractional share, and, provided that fractional share is held as a capital asset, the gain or loss will be capital gain or loss.

3. Each Delta Woodside stockholder will be required to apportion his, her or its tax basis in the stockholder's Delta Woodside shares between the Delta Woodside shares retained and the Duck Head shares and Delta Apparel shares received, with this apportionment to be made in proportion to the shares' relative fair market values for federal income tax purposes at the date of the distributions.

4. The Delta Woodside stockholder's holding period for the Duck Head shares and the Delta Apparel shares received in the distributions will be the same as the stockholder's holding period for the Delta Woodside shares with respect to which the Duck Head distribution and the Delta Apparel distributions are made.

5. No gain or loss will be recognized by Delta Woodside with respect to the Duck Head distribution or the Delta Apparel distribution, except to the extent of any excess loss accounts or deferred intercompany gains. Delta Woodside anticipates that in connection with the distributions Delta Woodside will recognize gain as a result of excess loss accounts or deferred intercompany gains, but that this gain will be offset by Delta Woodside's net operating losses.

     Material  Federal Income Tax Consequences if the Duck Head Distribution and
     ---------------------------------------------------------------------------
     the Delta  Apparel  Distribution Do Not Qualify as Tax-Free Spin-Offs under
     ---------------------------------------------------------------------------
     Section 355
     -----------

     If the Duck Head distribution and the Delta Apparel distribution do not qualify as tax-free spin-offs under Section 355, then the following are the material federal income tax consequences to each participating Delta Woodside stockholder and to Delta Woodside:

1. Each Delta Woodside stockholder will recognize dividend income to the extent of the lesser of (a) the value of the Duck Head shares and the Delta Apparel shares received (together with any cash received for any fractional share) or (b) the stockholder's pro rata share of the accumulated earnings and profits of Delta Woodside for federal income tax purposes through the end of fiscal year 2000. This dividend income will not reduce any Delta Woodside stockholder's basis in his, her or its Delta Woodside shares.

     a. Delta Woodside will advise each Delta Woodside stockholder, as soon as practicable and in any event prior to January 31, 2001, of the fair market value for federal income tax purposes of the Duck Head shares and the Delta Apparel shares received by them in the distributions. Because those values for federal income tax purposes will depend on the trading prices of the Duck Head shares and the Delta Apparel shares around the time of the distribution, Delta Woodside is not able at this time to predict what those values will be.

     b. Delta Woodside's accumulated earnings and profits through fiscal year 1999 were approximately $18.2 million (approximately $0.76 per Delta Woodside share). The amount, if any, of Delta Woodside's earnings and profits for fiscal year 2000 cannot be determined at this time. Delta Woodside will advise each Delta Woodside stockholder, as soon as practicable and in any event prior to January 31, 2001, of that stockholder's pro rata share of Delta Woodside's accumulated earnings and profits through fiscal year 2000.

2. Any value of the Duck Head shares and Delta Apparel shares (together with any cash received for any fractional share) that exceeds the Delta Woodside stockholder's pro rata share of Delta Woodside's accumulated earnings and profits through fiscal year 2000 will constitute a return of capital to that stockholder (i.e. the stockholder will not be taxed on that value) up to the stockholder's basis in his, her or its Delta Woodside shares, and the stockholder's basis in his, her or its Delta Woodside shares will be reduced accordingly. Any remaining value of the Duck Head shares and Delta Apparel shares (together with any cash received for any fractional share) in excess of the Delta Woodside stockholder's basis in his, her or its Delta Woodside shares will be taxable to the Delta Woodside stockholder as gain, which will be capital gain if the Delta Woodside stock is held as a capital asset. This capital gain will be taxable as either long-term or short-term capital gain, depending upon the stockholder's holding period for those Delta Woodside shares.

3. The Delta Woodside stockholder's tax basis in the Duck Head shares and the Delta Apparel shares received in the distributions will be equal to the fair market value for federal income tax purposes of those shares at the time of the distributions. The stockholder's holding period for those shares will begin on the date of the distributions.

4. The Duck Head distribution and the Delta Apparel distribution will also be taxable as a gain to Delta Woodside, to the extent of the excess of the value for federal income tax purposes of the Duck Head shares and the Delta Apparel shares distributed over their tax bases to Delta Woodside. Delta Woodside believes that any federal income tax liability to it resulting from the Duck Head distribution and the Delta Apparel distribution will not be material, because any applicable recognized income will be offset by Delta Woodside's net operating losses. Any gain recognized by Delta Woodside on the Duck Head distribution or the Delta Apparel distribution will increase the fiscal year 2000 earnings and profits. Delta Woodside cannot at this time calculate the amount of this gain because it is unable to forecast what the initial trading prices will be for the Duck Head shares or the Delta Apparel shares, which will be the federal income tax values of the Duck Head shares and the Delta Apparel shares for purposes of this calculation.

     Net  Operating  Loss  Carry  Forwards
     -------------------------------------

     As of July 3, 1999, Delta Woodside had net operating loss carry forwards, for federal income tax purposes, of approximately $68 million. Delta Woodside believes that, following the Duck Head distribution and the Delta Apparel distribution, approximately $56 million of this net operating loss carry forward will remain as a tax attribute of Delta Woodside ($10 million of which will be subject to limitation under the separate return limitation rules), approximately $3 million will be a tax attribute of Duck Head and approximately $9 million will be a tax attribute of Delta Apparel.

     Prior to the Duck Head distribution and the Delta Apparel distribution, the Duck Head Apparel Company division and the Delta Apparel Company division were part of the Delta Woodside consolidated group, and the net operating losses of any member of the Delta Woodside consolidated group were generally available to reduce the consolidated federal taxable income of the group. For financial reporting purposes, prior to the Duck Head distribution and the Delta Apparel distribution each of Duck Head and Delta Apparel carries "deferred tax assets" on its balance sheet to reflect, among other matters, the financial impact of their respective hypothetical separate company net operating loss carry forwards. For federal income tax purposes, tax attributes, such as net operating loss carry forwards, remain with the corporate entity, not the division, that generated them. Therefore, with the Duck Head distribution and the Delta Apparel distribution, tax attributes, including the Delta Woodside consolidated federal net operating loss carry forward, will be allocated among Delta Woodside, Duck Head and Delta Apparel in accordance with the federal consolidated return regulations.

     The pro forma balance sheet of Duck Head that is included under the heading "Unaudited Pro Forma Combined Financial Statements" reflects Duck Head's expected allocable portion of the pre-distribution Delta Woodside consolidated federal net operating loss carry forward.

     THE  FOREGOING  IS  A  GENERAL  DISCUSSION  AND IS NOT INTENDED TO SERVE AS
SPECIFIC ADVICE FOR ANY PARTICULAR DELTA WOODSIDE STOCKHOLDER, SINCE THE TAX CONSEQUENCES OF THE DUCK HEAD DISTRIBUTION AND THE DELTA APPAREL DISTRIBUTION TO EACH STOCKHOLDER WILL DEPEND UPON THAT STOCKHOLDER'S OWN PARTICULAR CIRCUMSTANCES. EACH STOCKHOLDER SHOULD CONSULT HIS, HER OR ITS OWN ADVISORS AS TO THE FEDERAL, FOREIGN, STATE AND LOCAL TAX CONSEQUENCES TO THAT STOCKHOLDER OF THE DUCK HEAD DISTRIBUTION AND THE DELTA APPAREL DISTRIBUTION.

ACCOUNTING  TREATMENT

     The Duck Head distribution and the Delta Apparel distribution will be accounted for in accordance with United States generally accepted accounting principles. Accordingly, the Duck Head distribution will be accounted for by Delta Woodside based on the recorded amounts of the net assets being spun-off after reduction, if appropriate, for any indicated impairment of value. Delta Woodside will charge directly to equity as a dividend the historical cost carrying amount of the net assets of Duck Head.

                                 TRADING MARKET

     As of the Duck Head record date, all of the outstanding shares of Duck Head were owned by an indirect wholly-owned subsidiary of Delta Woodside. As of that date, there were approximately 2,500 record holders of the common stock of Delta Woodside who will be entitled to participate in the Duck Head distribution.

     Before the Duck Head distribution, there has been no trading market for Duck Head common stock, and there can be no assurances that an active trading market will develop or be sustained in the future. Before the Duck Head distribution, Duck Head will apply to The American Stock Exchange to approve shares of Duck Head's common stock for listing, subject to official notice of issuance. If this application is not approved, Duck Head expects that the Duck Head shares will trade in the over-the-counter market. Duck Head also anticipates that a "when-issued" trading market will develop in its common stock before the Duck Head distribution date.

     Duck Head cannot predict the prices at which its common stock may trade, either before the Duck Head distribution on a "when-issued" basis or after the Duck Head distribution. Until an orderly market develops, if at all, the trading prices of that stock may fluctuate significantly. In addition, the trading prices of the Delta Woodside shares have fluctuated significantly and Duck Head believes that the trading prices of its shares are likely to be subject to similar significant fluctuations. The marketplace will determine the trading prices of Duck Head common stock. Many factors may influence those prices. These factors may include, among others, the depth and liquidity of the market for the Duck Head shares, quarter-to-quarter variations in Duck Head's actual or anticipated financial results, investor perceptions of the apparel industry and general conditions in the U.S. equity markets. For a description of some of the factors that may impact the prices at which the Duck Head shares may trade, see the section of this document found under the heading "Risk Factors".

     The Duck Head shares received in the Duck Head distribution will be freely transferable, except for those shares received by any person who may be deemed to be a Duck Head "affiliate" within the meaning of Rule 144 under the Securities Act of 1933. Persons who may be deemed to be Duck Head affiliates after the Duck Head distribution generally will be individuals or entities that directly, or indirectly through one or more intermediaries, control, are controlled by, or are under common control with, Duck Head. Duck Head affiliates may sell their Duck Head common stock received in the Duck Head distribution only under an effective registration statement under the Securities Act of 1933 or under an exemption from registration under that Act.

     At the time of the Duck Head distribution, the only outstanding equity securities of Duck Head will be the approximately 2,386,000 shares being distributed. As described below under the heading "Interests of Directors and Executive Officers in the Duck Head Distribution":

     - Robert D. Rockey, Jr. has the right to acquire 1,000,000 Duck Head shares from Duck Head on the date that is six months after the Duck Head distribution; and

     - Duck Head anticipates that, during the first six months after the Duck Head distribution, it will grant stock options under its stock option plan and incentive stock awards under its incentive stock award plan to its executive officers. Duck Head may grant additional stock options and incentive stock awards during that period to other employees of Duck Head and may grant additional stock options and additional stock awards in the future to its executive officers and other employees. Duck Head shares issued upon exercise of stock options granted under the stock option plan and awards granted under the incentive stock award plan will be registered on a Registration Statement on Form S-8 under the Securities Act of 1933 and will therefore generally be freely transferable under the securities laws, except by affiliates as described above. See "Interests of Directors and Executive Officers in the Duck Head Distribution - Receipt of Duck Head Stock Options and Duck Head Incentive Stock Awards".

     Except as described above and except for the rights agreement which is discussed below under the heading "Description of Duck Head Capital Stock-Rights Plan", Duck Head will not have any other securities outstanding as of or immediately after the Duck Head distribution, and Duck Head has not entered into any agreement or otherwise committed to register any Duck Head shares under the Securities Act of 1933 for sale by security holders.

                         RELATIONSHIPS AMONG DUCK HEAD,
                        DELTA WOODSIDE AND DELTA APPAREL


     This section describes the primary agreements among Duck Head, Delta Woodside and Delta Apparel that will define the ongoing relationships among them and their subsidiaries and affiliates after the Duck Head distribution and is expected to provide for the orderly separation of the three companies. The following description of the distribution agreement and the tax sharing agreement summarizes the material terms of those agreements. If there is a discrepancy between this summary and those agreements, you should rely on the information in those agreements. Duck Head has filed those agreements as exhibits to its Registration Statement on Form 10 filed with the Securities and Exchange Commission. This document is a part of that registration statement.

DISTRIBUTION  AGREEMENT

     Duck Head has entered into a distribution agreement with Delta Woodside and Delta Apparel as of January __, 2000. The distribution agreement provides for the procedures for effecting the Duck Head distribution and the Delta Apparel distribution. For this purpose, as summarized below, the distribution agreement provides for the principal corporate transactions and procedures for separating the Duck Head Apparel division's business and the Delta Apparel division's business from the rest of Delta Woodside. Also, as summarized below, the distribution agreement defines the relationships among Duck Head, Delta Woodside and Delta Apparel after the Duck Head distribution with respect to, among other things, indemnification arrangements and employee benefit arrangements.

     Intercompany  reorganization
     ----------------------------

     The distribution agreement provides, that, no later than the time the Duck Head distribution occurs, Delta Woodside, Duck Head and Delta Apparel will have caused the following to have been effected:

     (a) Delta Woodside will have contributed, as contributions to capital, all net debt amounts owed to it by the corporations that previously had conducted the Duck Head Apparel division's business and the Delta Apparel division's business.

     (b) All the assets used in the operations of the Duck Head Apparel division's business will have become owned by Duck Head or a subsidiary of Duck Head.

     (c) Duck Head will have assumed all of the liabilities of the Duck Head Apparel division of Delta Woodside, and will have caused all holders of indebtedness for borrowed money that are part of the assumed Duck Head liabilities and all lessors of leases that are part of the assumed Duck Head liabilities to release all obligors (other than Duck Head or any of its subsidiaries) of that indebtedness and under those leases.

     (d) All the assets used in the operations of the Delta Apparel division's business will have become owned by Delta Apparel or a subsidiary of Delta Apparel, including the sale by Delta Mills to Delta Apparel of the Rainsford Plant, located in Edgefield, SC, to Delta Apparel as described below under the subheading "Other Relationships".

     (e) Delta Apparel will have assumed all of the liabilities of the Delta Apparel division of Delta Woodside, and will have caused all holders of indebtedness for borrowed money that are part of the assumed Delta Apparel liabilities and all lessors of leases that are part of the assumed Delta Apparel liabilities to release all obligors (other than Delta Apparel or any of its subsidiaries) of that indebtedness and under those leases.

     (f) Delta Woodside will have caused all holders of indebtedness for borrowed money and all lessors of leases that are not part of the liabilities assumed by Duck Head or the liabilities assumed by Delta Apparel to release all obligors (other than Delta Woodside or its remaining subsidiaries) of that indebtedness and under those leases.

     Indemnification
     ---------------

     Each of Delta Woodside, Duck Head and Delta Apparel has agreed to indemnify each other and their respective directors, officers, employees and agents against any and all liabilities and expenses incurred or suffered that arise out of or pertain to:

     (a) any breach of the representations and warranties made by it in the distribution agreement;

     (b)  any breach by it of any obligation under the distribution agreement;

     (c) the liabilities assumed or retained by it under the distribution agreement; or

     (d) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission of a material fact contained in any of its disclosure documents filed by it with the SEC, except insofar as the misstatement or omission was based upon information furnished to the indemnifying party by the indemnified party.

     Employee  Matters
     -----------------

     Delta Woodside will cause those individuals who are employed by the Duck Head Apparel division to become employees of Duck Head, Duck Head will assume the accrued employee benefits of these employees and Delta Woodside will cause the account balance of each of these employees in any and all of Delta Woodside's employee benefit plans(other than the Delta Woodside stock option plan) to be transferred to a comparable employee benefit plan of Duck Head.

     Intercompany  Accounts
     ----------------------

     Other than any amounts owed under the tax sharing agreement, generally all intercompany receivable, payable and loan balances existing as of the time of the Duck Head distribution between Duck Head, on the one hand, and Delta Apparel and Delta Woodside, on the other hand, will be deemed to have been paid in full by the party or parties owing the relevant obligation.

     Transaction  Expenses
     ---------------------

     Generally, all costs and expenses incurred in connection with the Duck Head distribution, the Delta Apparel distribution and related transactions shall be paid by Delta Woodside; provided that the holders of the Delta Woodside shares shall pay their own expenses, if any, incurred in connection with the Duck Head distribution and the Delta Apparel distribution.

TAX  SHARING  AGREEMENT

     Duck Head will enter into a tax sharing agreement with Delta Woodside and Delta Apparel that will describe, among other things, each company's rights and obligations relating to tax payments and refunds for periods before and after the Duck Head distribution and related matters like the filing of tax returns and the handling of audits and other tax proceedings. The tax sharing agreement also describes the indemnification arrangements with respect to tax matters among Duck Head and its subsidiaries (which this document refers to as the Duck Head tax group), Delta Woodside and its subsidiaries after the Duck Head distribution and the Delta Apparel distribution (which this document refers to as the Delta Woodside tax group) and Delta Apparel and its subsidiaries (which this document refers to as the Delta Apparel tax group).

     Under the tax sharing agreement, the allocation of tax liabilities and benefits is generally as follows:

     -    With respect to federal income taxes:

          (a) For each taxable year that ends prior to the Duck Head distribution, Delta Woodside shall be responsible for paying any increase in federal income taxes, and shall be entitled to receive the benefit of any refund of or saving in federal income taxes, that results from any tax proceeding with respect to any returns relating to federal income taxes of the Delta Woodside consolidated federal income tax group.

          (b) For the taxable period ending on the date of the Duck Head distribution, Delta Woodside shall be responsible for paying any federal income taxes, and shall be entitled to any refund of or saving in federal income taxes, with respect to the Delta Woodside consolidated federal income tax group.

     -    With respect to state income, franchise or similar taxes:

          (a) For each taxable year that ends prior to the Duck Head distribution, each corporation that is a member of the Delta Woodside tax group, the Delta Apparel tax group or the Duck Head tax group shall be responsible for paying any increase in those state taxes, and shall be entitled to receive the benefit of any refund of or saving in those state taxes, that results from any tax proceeding with respect to any returns relating to those state taxes of that corporation (or any predecessor by merger of that corporation).

          (b) For the taxable period ending on the date of the Duck Head distribution, each corporation that is a member of the Delta Woodside tax group, the Delta Apparel tax group or the Duck Head tax group shall be responsible for paying any of those state taxes, and shall be entitled to any refund of or saving in those state taxes, with respect to that corporation (or any predecessor by merger of that corporation).

     -    With respect to federal employment taxes:

          (a) Delta Woodside shall be responsible for the federal employment taxes payable with respect to the compensation paid, whether before, on or after the date of the Duck Head distribution, by any member of the Delta Woodside federal income tax consolidated group for any part of the period ending on the date of the Duck Head distribution or by any member of the Delta Woodside tax group for any period after that date to all individuals who are past or present employees of any business of Delta Woodside other than the business of Duck Head or the business of Delta Apparel.

          (b) Delta Apparel shall be responsible for the federal employment taxes payable with respect to the compensation paid, whether before, on or after the date of the Duck Head distribution, by any member of the Delta Woodside federal income tax consolidated group for any part of the period ending on the date of the Delta Apparel distribution or by any member of the Delta Apparel tax group for any period after that date to all individuals who are past or present employee of the business of Delta Apparel.

          (c) Duck Head shall be responsible for the federal employment taxes payable with respect to the compensation paid, whether before, on or after the date of the Duck Head distribution, by any member of the Delta Woodside federal income tax consolidated group for any part of the period ending on the date of the Duck Head distribution or by any member of the Duck Head tax group for any period after that date to all individuals who are past or present employee of the business of Duck Head.

     - With respect to any taxes, other than federal employment taxes, federal income taxes and state income, franchise or similar taxes:

          (a) Delta Woodside shall be responsible for any of these taxes, regardless of the time period or circumstance with respect to which the taxes are payable, arising from or attributable to any business of Delta Woodside other than the business of Duck Head or the business of Delta Apparel;

          (b) Delta Apparel shall be responsible for any of these taxes, regardless of the time period or circumstance with respect to which the taxes are payable, arising from or attributable to the business of Delta Apparel; and

          (c) Duck Head shall be responsible for any of these taxes, regardless of the time period or circumstance with respect to which the taxes are payable, arising from or attributable to the business of Duck Head.

     - The Delta Woodside tax group shall be responsible for all taxes, and shall receive the benefit of all tax items, of any member of the Delta Woodside tax group that relate to any taxable period after the Duck Head distribution. The Delta Apparel tax group shall be responsible for all taxes, and shall receive the benefit of all tax items, of any member of the Delta Apparel tax group that relate to any taxable period after the Delta Apparel distribution. The Duck Head tax group shall be responsible for all taxes, and shall receive the benefit of all tax items, of any member of the Duck Head tax group that relate to any taxable period after the Duck Head distribution.

     Under the tax sharing agreement, the Duck Head tax group and the Delta Apparel tax group have irrevocably designated Delta Woodside as their agent for purposes of taking a broad range of actions in connection with taxes for pre-distribution periods. Those actions include the settlement of tax audits, other tax proceedings and disputes arising out of the interpretation of the tax sharing agreement. These arrangements may result in conflicts of interest among Duck Head, Delta Woodside and Delta Apparel.

     Under the tax sharing agreement, the Duck Head tax group, the Delta Woodside tax group and the Delta Apparel tax group have agreed to indemnify one another against various tax liabilities, generally in accordance with the allocation of tax liabilities and benefits described above.

OTHER  RELATIONSHIPS

     Boards  of  Directors  of  Duck  Head,  Delta  Woodside  and  Delta Apparel
     ---------------------------------------------------------------------------

     The following directors of Duck Head are also directors of Delta Woodside and Delta Apparel: William F. Garrett, C. C. Guy, Dr. James F. Kane, Dr. Max Lennon, E. Erwin Maddrey, II, Buck A. Mickel and Bettis C. Rainsford. In the event that any material issue were to arise between Duck Head, on the one hand, and either Delta Woodside or Delta Apparel, on the other hand, these directors could be deemed to have a conflict of interest with respect to that issue. In that circumstance, Duck Head anticipates that it will proceed in a manner that is determined by a majority of those members of Duck Head's board of directors who are not also members of the board of directors of Delta Woodside or the board of directors of Delta Apparel (as applicable).

     Sales  to  and  Purchases  from Delta Woodside or Delta Apparel of Goods or
     ---------------------------------------------------------------------------
Manufacturing  Services
-----------------------

     In the ordinary course of Duck Head's business, Duck Head has produced T-shirts for Delta Apparel, purchased T-shirts from Delta Apparel and purchased fabrics from Delta Mills. The following table shows these transactions for the last three fiscal years and for the first three months of fiscal year 2000:

                   (in  thousands of dollars)

                                Fiscal year        First quarter
                              ------------------  ----------------
                                                        Of
                                                        --
                              1997   1998   1999  Fiscal year 2000
                              -----  -----  ----  ----------------

Sold to Delta Apparel           653    132    --                --

Purchased from Delta Apparel    403    156   481                 6

Purchased from Delta Mills    3,338  1,824   662                --

     All of these T-shirt and fabric sales were made at prices deemed by Duck Head to approximate market value.

     Duck Head anticipates that any future sales or purchases to or from Delta Woodside or Delta Apparel in the future will not be material.

     Management  Services
     --------------------

     Delta Woodside has provided various services to the operating divisions of its subsidiaries, including the Delta Mills Marketing Company, Duck Head Apparel Company and Delta Apparel Company divisions. These services include payroll, accounting, internal audit, employee benefits and services, purchasing, cotton procurement, management information services and tax accounting. These services have been charged on the basis of Delta Woodside=s cost and allocated to the various divisions based on employee headcount, computer time, projected sales and other criteria.

     During fiscal years 1997, 1998, and 1999, Delta Woodside charged the Duck Head Apparel Company division $772,000, $882,000 and $777,000, respectively, for these services.

     Other
     -----

     For  further information  on transactions with affiliates by Duck Head, see
Note 8 to the Combined Financial Statements of Duck Head under "Index to Financial Statements" in this document, which information is incorporated into this section by reference.

     Any transaction entered into between Duck Head and any officer, director, principal stockholder or any of their affiliates has been on terms that Duck Head believes are comparable to those that would be available to Duck Head from non-affiliated persons.

                                 CAPITALIZATION

     The following table sets forth at October 2, 1999: (1) the capitalization of Duck Head, and (2) the pro forma capitalization of Duck Head to give effect to the transactions described under the portion of this document found under the heading "The Duck Head Distribution". You should read this table in conjunction with the information located under the heading "Unaudited Pro Forma Combined
Financial Statements" and the condensed combined financial statements of Duck Head and related notes as of October 2, 1999 and for the three months ended October 2, 1999, included on pages 42-47 and F-18 - F-22, respectively, of this document.

                                                                                            AS OF
                                                                                       OCTOBER  2,  1999
                                                                               ------------------------------
                                                                                     ACTUAL        PRO FORMA
                                                                               ------------------  ----------
                                                                                      (IN THOUSANDS)

Long-term debt, including current maturities:
    Capital lease obligations                                                  $              87          87
    Mortgage loan payable                                                                  6,339       6,339
    Due to parent and affiliates                                                         118,509         ---
                                                                               ------------------  ----------

Total long-term debt (including current maturities)                                      124,935       6,426

Less current maturities                                                                 (101,726)     (1,084)
                                                                               ------------------  ----------

Total long-term debt (excluding current maturities)                                       23,209       5,342

Stockholders' equity (deficit):

  Preferred stock, 2,000,000 shares authorized; none issued  and outstanding                 ---         ---
  Common stock, $0.01 par value; 9,000,000 shares
  authorized; 2,386,000 shares issued and
  outstanding                                                                                ---          24
  Additional paid-in capital                                                                 ---      23,060
  Divisional deficit                                                                     (93,086)        ---
                                                                               ------------------  ----------

Total stockholders' equity (deficit)                                                     (93,086)     23,084
                                                                               ------------------  ----------

     Total capitalization                                                      $         (69,877)     28,426
                                                                               ==================  ==========

                          UNAUDITED PRO FORMA COMBINED
                              FINANCIAL STATEMENTS

     The following unaudited pro forma combined financial information has been prepared from and should be read in conjunction with the historical financial statements and the related notes thereto of Duck Head included in this document at pages F-1 to F-22.

     The unaudited pro forma combined balance sheet has been prepared to give effect to the following transactions as if they occurred on October 2, 1999:

     - The contribution to equity of the intercompany debt owed by Duck Head to Delta Woodside and the distribution of Duck Head common stock to existing Delta Woodside stockholders; and

     -    The refinancing of current existing debt.

     The unaudited pro forma combined statements of operations for the year ended July 3, 1999 and for the three months ended October 2, 1999 give effect to the following transactions as if they had occurred at the beginning of the fiscal year ended July 3, 1999:


     - The decreased interest expense attributable to the contribution to equity of the intercompany debt and the refinancing of existing third-party debt;


     - The elimination of the intercompany management fees and the incurred cost to replace services performed by Delta Woodside; and


- The distribution of Duck Head common stock to existing Delta Woodside stockholders.

     Duck Head believes that the assumptions used provide a reasonable basis on which to present the unaudited pro forma combined financial statements. Duck Head is providing the unaudited pro forma combined financial statements to you for informational purposes only. You should not construe them to be indicative of Duck Head's results of operations or financial position had the transactions and events described above been consummated on the dates assumed. These pro forma combined financial statements also do not project the results of operations or financial position for any future period or date.

                                          DUCK HEAD APPAREL COMPANY
                                  UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                                               OCTOBER 2, 1999

                                                                                  PRO FORMA            PRO FORMA
                                                                   HISTORICAL    ADJUSTMENTS           AS ADJUSTED
                                                                 -------------  ------------           -----------
ASSETS                                                                 (IN THOUSANDS, EXCEPT FOR SHARE DATA)
Current assets:
    Cash                                                         $        373                                 373
    Accounts receivable                                                 7,110                               7,110
    Affiliate receivables                                               2,774        (2,774)      (1)         ---
    Inventories                                                        19,137                              19,137
    Prepaid expenses and other current assets                             166                                 166
    Deferred tax assets                                                 3,343                               3,343
                                                                 -------------  ------------           -----------
      Total current assets                                             32,903        (2,774)               30,129

    Property, plant and equipment, net                                 11,075                              11,075
                                                                 -------------  ------------           -----------

                                                                 $     43,978        (2,774)               41,204
                                                                 =============  ============           ===========

LIABILITIES AND STOCKHOLDERS'/DIVISIONAL EQUITY (DEFICIT)

Current liabilities:

    Accounts payable                                             $      3,161                               3,161
    Accrued expenses                                                    3,322                               3,322
    Current portion of long-term debt                                   6,339        (5,311)      (2)       1,028
    Current portion of capital leases                                      56                                  56
    Due to Parent and affiliates                                       95,331       (95,331)      (1)         ---
    Income taxes payable                                                  442          (435)      (1)           7
                                                                 -------------  ------------           -----------
      Total current liabilities                                       108,651      (101,077)                7,574

Long-term debt                                                            ---         5,311       (2)       5,311
Long-term portion of capital leases                                        31                                  31
Due to Parent                                                         23, 178       (23,178)      (1)         ---
Deferred tax liabilities                                                4,440                               4,440
Other liabilities                                                         764                                 764
                                                                 -------------  ------------           -----------
      Total liabilities                                               137,064      (118,944)               18,120


STOCKHOLDERS'/DIVISIONAL EQUITY (DEFICIT)

     Preferred stock, 2,000,000 shares authorized; none
          issued and outstanding                                          ---                                 ---

    Common stock, $0.01 par value; 9,000,000
         shares authorized; 2,386,000 issued and   outstanding            ---            24       (1)          24
    Additional paid in capital                                            ---        23,060       (1)      23,060
    Divisional deficit                                                (93,086)       93,086       (1)          --
                                                                 -------------  ------------           -----------
     Total stockholders'/divisional equity (deficit)                  (93,086)      116,170                23,084
                                                                 -------------  ------------           -----------

LIABILITIES AND STOCKHOLDERS'/DIVISIONAL EQUITY
(DEFICIT)                                                        $     43,978        (2,774)               41,204
                                                                 =============  ============           ===========

See  notes  to  unaudited  pro  forma  combined  financial  statements.

NOTES  TO  UNAUDITED  PRO  FORMA  COMBINED  BALANCE  SHEET
OCTOBER  2,  1999
(in  thousands  of  dollars,  unless  otherwise  noted)

The following is a summary of the adjustments reflected in the unaudited pro forma combined balance sheet:

1) To reflect the contribution to equity of intercompany debt owed by Duck Head to Delta Woodside totaling $115,735 and the distribution of 2,386,000 Duck Head common shares to Delta Woodside's existing stockholders.

2) Duck Head will refinance the existing mortgage loan on its Winder, Georgia office and distribution center at an interest rate similar to that of the existing loan.

                                     DUCK  HEAD  APPAREL  COMPANY
                    UNAUDITED  PRO  FORMA  COMBINED  STATEMENT  OF  OPERATIONS
                             FOR  THE  FISCAL  YEAR  ENDED  JULY  3,  1999


                                                                        PROFORMA             PRO  FORMA
                                                         HISTORICAL    ADJUSTMENTS           AS ADJUSTED
                                                       -------------  ------------           -----------
                                                      (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE DATA)

Net sales                                             $     70,642                                70,642

Cost of goods sold                                         (62,468)                             (62,468)
                                                       -------------                         -----------
  Gross Profit                                               8,174                                8,174

Selling, general and administrative expenses               (34,005)                             (34,005)

Intercompany management fees                                  (777)          179        (2)        (598)

Impairment charges                                         (13,650)                             (13,650)

Royalty and other income                                     1,027                                1,027
                                                       -------------  ------------           -----------
  Operating loss                                           (39,231)          179                (39,052)

Interest (income) expense:

  Interest income (expense), net                                74          (945)       (3)         871

  Intercompany interest expense                             (8,296)        8,296        (3)         --
                                                       -------------  ------------           -----------
                                                            (8,222)        7,351                   (871)
                                                       -------------  ------------           -----------
Loss before taxes                                          (47,453)        7,530                (39,923)

Income tax expense                                            (223)                                (223)
                                                       -------------  ------------           -----------
Net loss                                                   (47,676)        7,530                (40,146)
                                                       =============  ============           ===========
Basic and diluted net loss per share                                                           $ (16.83)
                                                                                             ===========
Weighted average shares outstanding used in basic
and diluted per share(3)                                                                      2,386,000
                                                                                             ===========

See  notes  to  unaudited  pro  forma  combined  financial  statements.

                                                   DUCK HEAD APPAREL COMPANY
                                     UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                                                        OCTOBER 2, 1999


                                                                              PRO FORMA     PRO FORMA
                                                                              HISTORICAL   ADJUSTMENTS                 AS ADJUSTED
                                                                             ------------  ------------                ------------
                                                                               (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE DATA)

Net sales                                                                    $    16,063                                    16,063
Cost of goods sold                                                               (11,117)                                  (11,117)
                                                                             ------------                              ------------
  Gross profit                                                                     4,946                                     4,946

Selling, general and administrative expenses                                      (5,332)          (86)           (2)       (5,418)
Royalty and other income                                                             767                                       767
                                                                             ------------  ------------                ------------
  Operating income                                                                   381           (86)                        295

Interest (income) expense:
  Interest expense, net                                                             (132)         (276)           (1)         (408)

  Intercompany interest expense                                                   (1,987)        1,987            (1)           --
                                                                             ------------  ------------                ------------
                                                                                  (2,119)        1,711                        (408)
                                                                             ------------  ------------                ------------

  Loss before taxes                                                               (1,738)        1,625                        (113)

Income tax (benefit)                                                                (162)          162            (3)           --
                                                                             ------------  ------------                ------------
  Net income (loss)                                                          $    (1,576)        1,463                        (113)
                                                                             ============  ============                ============

Basic and diluted net loss per share                                                                                      $  (0.05)
                                                                                                                       ============
Weighted average shares outstanding used in basic and diluted per share (4)
                                                                                                                          2,386,000
                                                                                                                       ============

See  notes  to  unaudited  pro  forma  combined  financial  statements.

NOTES  TO  UNAUDITED  PRO  FORMA  COMBINED  STATEMENTS  OF  OPERATIONS
FOR  THE  FISCAL  YEAR  ENDED JULY 3, 1999 AND THE THREE MONTHS ENDED OCTOBER 2,
1999
(in  thousands  of  dollars,  unless  otherwise  noted)

The following is a summary of the adjustments reflected in the unaudited pro forma combined statements of operations:

     1) To reflect interest expense on new bank borrowings of $945 and $408 for the fiscal year ended July 3, 1999 and the three months ended October 2, 1999, respectively, at an assumed interest rate of 10%. Also, to reflect the elimination of interest expense totaling $8,296 and $1,987 on the intercompany debt owed by Duck Head to Delta Woodside for the fiscal year ended July 3, 1999 and the three months ended October 2, 1999, respectively.

     2) To eliminate intercompany management fees of $777 charged by Delta Woodside for the fiscal year ended July 3, 1999 and $0 for the three months ended October 2, 1999. Also to reflect the replacement of Delta Woodside's management fees with outside fees for insurance, financial software, audit, legal, tax consulting, internal audit and payroll processing, board of directors expenses, and stock and stockholder related expenses. These expenses would approximate $598 for the fiscal year ended July 3, 1999, and $147 (an increase of $86 over the actual incurred expenses of this type of $61) for the three months ended October 2, 1999.

     3)   To reflect estimated tax liability.

     4) To reflect earnings per share based on the weighted-average shares outstanding assuming a distribution of one Duck Head share for every ten Delta Woodside shares owned on the record date.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                           OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATIONS

     You should read the following discussion in conjunction with Duck Head's historical financial statements and the notes to those statements, both included elsewhere in this document.

     The following discussion contains various "forward-looking statements". Please refer to "Forward-Looking Statements May Not Be Accurate" for a description of the uncertainties and risks associated with forward-looking statements.

OVERVIEW  OF  RESULTS  OF  OPERATIONS

     Since 1990, Duck Head has experienced significant swings in its historical operating performance. Sales increased rapidly between 1990 and 1992. From 1993 through 1996, the business introduced several classes of new products, such as women's and juniors' product lines. Duck Head believes, however, that the business' infrastructure was inadequate to handle the planned growth and that the business strategy was not supported by a wide base of Duck Head's retail accounts. Consequently, the business failed to make timely deliveries, produced products of an uneven quality, inadequately controlled its sourcing, disrupted sales relationships which in some cases led to expensive litigation, and built excessive inventories. These matters led to significant operating losses in several of these years.

     During fiscal years 1997, 1998 and 1999, Duck Head began developing twelve fashion product deliveries per fiscal year. This resulted in fashion goods constituting a much larger percentage of the total product offering. In addition, in-store fixtures were rapidly installed at major retailers, which secured good retail floor space for Duck Head. Gross margin support agreements, however, were entered into with major customers, which resulted in much higher return and allowance charges, mostly related to poor margins at retail on fashion goods. Selling, general and administrative costs, primarily in product development and marketing, and inventory levels were expanded based on planned sales volume increases which were not achieved.

     Duck Head has recently devoted considerable effort to resolving these issues, and believes that the business is now positioned for growth. Early in 1999, Robert D. Rockey, Jr., who has extensive experience in the apparel industry, joined the Duck Head Apparel Company division as its new President and Chief Executive Officer. Since his arrival, the management team has commenced planning for or implementation of the following actions:

     -    instituted more effective quality controls,

     - moved substantially all of its manufacturing operations off-shore, and begun more cost-effective utilization of Duck Head's leased facility in Costa Rica,

     - developed a cost-effective full-package sourcing operation to procure much of its product from a variety of suppliers around the world,

     - developed a higher quality retail customer distribution network that eliminated several heavily promotional, lower-end retailers,

     - adopted the strategy of targeting the male consumer from ages 18 to 24 years as Duck Head's primary focus in product development and marketing,

     - reduced the recent emphasis on fashion product by increasing the core and fashion basic portion, lessening the fashion portion of its product mix, and reducing the number of fashion product deliveries per year,

     -    reduced margin support commitments,

     - reduced selling, general and administrative costs, including significantly lower product development costs, more cost-effective marketing programs and better utilization of distribution capacity through providing distribution services to third parties,

     - began implementing a vendor managed inventory system with its largest customer, which Duck Head believes will yield significant sales growth as consumer sales are more rapidly replenished,

     - implemented a more stringent inventory control process to avoid building unnecessarily high inventory levels and to more rapidly dispose of excess inventory,

     - began the development of distribution outside the eleven Southeastern states where the Duck Head brand has historically had stronger consumer acceptance, and

     -    started negotiating with two major accounts for additional new markets
          outside  of  the   southeast,   with  the  aim  of  completing   these
          negotiations in the fourth quarter of fiscal 2000.

FIRST  QUARTER  OF  FISCAL  YEAR  2000  VERSUS FIRST QUARTER OF FISCAL YEAR 1999

     Net  Sales.

     Consolidated net sales for the three months ended October 2, 1999 totaled $16.1 million, as compared to $21.9 million for the three months ended September 26, 1998, a decrease of 26.5%. A summary of Duck Head's net sales for the three months ended October 2, 1999 and September 26, 1998 follows:

Net  Sales  (in  millions)

                      Wholesale   Retail    Total
                      ----------  -------  -------
Fiscal year 2000 ($)       11.6      4.5     16.1

Fiscal year 1999 ($)       16.2      5.7     21.9

(Decrease) ($)             (4.6)    (1.2)    (5.8)

Percent (decrease)       (28.4%)  (21.1%)  (26.5%)

     The decrease in wholesale sales dollars reflected a decrease in unit shipments, which was due to the loss of three key accounts, reduced volume at other accounts and the exit from certain segments of Duck Head's private label business. The loss of key accounts was the result of the closure of Uptons, Inc. (a subsidiary of American Retail Group, Inc.) and the acquisition of Mercantile Stores Company, Inc. by other key accounts, including Dillard's, Inc.
Dillard's, Inc. made the decision to discontinue from its merchandise mix any brands (such as the Duck Head brand) that are prominently featured by certain of Dillard's, Inc.'s competitors. During the three months ended October 2, 1999 there were no sales to Uptons, Inc., Mercantile Stores Company, Inc. or Dillard's, Inc., while sales in the quarter ended September 26, 1998 to these three accounts were $1.8 million. Reduced volume at other accounts was due to inventory levels at several key accounts being reduced. These reductions reflected a change in merchandise mix, including a reduction in fashion inventory which is delivered in one-shot deliveries and an increase in basic replenishment inventory which requires lower in-stock levels on the retail floor. Reduced volume at other accounts was also due to first quarter fiscal 1999 sales including the initial shipments into several new Duck Head "shops" within major retailers. Shipments to these same "shop" locations continued through the first quarter fiscal 2000; however, they were at reduced levels as compared to the higher levels needed in the initial shop set up. Private label sales decreased by $0.9 million in the first quarter of fiscal year 2000 as compared with fiscal year 1999 as certain unprofitable segments of the private label were discontinued.

     The decreases in Duck Head retail store sales resulted from a combination of fewer stores being open in the three months ended October 2, 1999 as compared with the three months ended September 26, 1998 and a comparable store sales decrease of 8%. Fiscal 1999 was a fifty-three week year that contained a key high volume back-to-school week in the fourth quarter in fiscal 1999 that was thereby not included in the first quarter of fiscal year 2000. During the three months ended October 2, 1999 Duck Head did not open or close any stores and at October 2, 1999 Duck Head operated 24 retail outlet stores versus 27 stores at September 26, 1998. Duck Head believes that the number of stores currently open is an appropriate number given the geographic distribution of the "Duck Head" brand through its current wholesale channels. Duck Head's strategy continues to include the closure of poor performing stores, the investigation of new store openings in better outlet malls in the Southeastern United States, and the geographic expansion of retail stores as wholesale distribution expands outside the Southeastern United States.

     Gross  Profit.

     Consolidated gross profit and gross profit margin for the three months ended October 2, 1999 were $4.9 million and 30.8%, respectively, as compared to $7.0 million and 32.0%, respectively, for the three months ended September 26, 1998, a decrease in consolidated gross profit of 30.0%.

     Gross profit was $3.0 million and gross profit margin was 25.7% on wholesale sales for the three months ended October 2, 1999, as compared to $4.5 million and 27.9%, respectively, for the three months ended September 26, 1998. The $1.5 million decrease in gross profit was primarily due to lower sales and higher unfavorable operating variances. The higher unfavorable operating variances were primarily the result of lower levels of production as part of an inventory reduction program.

     Gross profit was $2.0 million and gross profit margin was 44.0% on retail sales for the three months ended October 2, 1999 as compared to $2.5 million and 43.2%, respectively, for the three months ended September 26, 1998. This $0.5 million decrease in gross profit was primarily due to lower sales.

     Selling  General  and  Administrative  Expenses.

     During the three months ended October 2, 1999, selling, general and administrative expenses were $5.3 million, as compared to $6.0 million during three months ended September 26, 1998, a decrease of 11.6%. For the three months ended October 2, 1999, expenses in this category were 33.2% of net sales as compared to 27.2% of net sales for the three months ended September 26, 1998. Sales decreased at a higher rate than did selling, general and administrative expenses, due to the fixed nature of many of these items, resulting in selling, general and administrative expenses as a percentage of sales being higher in the most recent quarter.

     Wholesale selling, general and administrative expenses for the three months ended October 2, 1999 decreased by $0.3 million as compared to the three months ended September 26, 1998. The dollar decrease was primarily due to reductions in all selling, general and administrative expense categories, except for marketing related expenses, which increased. Duck Head expects this lower selling, general and administrative expense level to continue.

     Retail selling, general and administrative expenses for the three months ended October 2, 1999 declined by $0.4 million as compared to the three months ended September 26, 1998. The decrease was primarily due to fewer stores being open in the three months ended October 2, 1999 as compared to the three months ended September 26, 1998.

     Operating  Income.

     Operating income for the three months ended October 2, 1999 were $0.4 million, as compared to $ 1.5 million of operating income for the three months ended September 26, 1998.

     Wholesale operations broke even for the three months ended October 2, 1999, as compared to generating $0.9 million of operating income for the three months ended September 26, 1998. Included in the wholesale operating income for the three months ended October 2, 1999 was $0.8 million of other income primarily related to royalty income on license agreements and a $0.3 million gain on an insurance settlement. Other income for the three months ended September 26, 1998 was $0.6 million which was primarily related to royalty income on license agreements.

     As a result of the factors described above, retail operating income for the three months ended October 2, 1999 was $0.4 million, as compared to $0.6 million of operating income for the three months ended September 26, 1998.

     Net Interest Expense. For the three months ended October 2, 1999 net interest expense was $2.1 million, as compared to $1.7 million for three months ended September 26, 1998. The increase in interest expense was primarily a result of the higher average principal balance outstanding on affiliated debt.

     Taxes. The effective tax rate was 9.3% for the three months ended October 2, 1999 as compared to the effective tax rate for the three months ended September 26, 1998 of (0.4)%. Although both quarters reflected a pretax loss, in the quarter ended October 2, 1999 Duck Head was able to recognize more of a tax benefit due to changes in the valuation allowance against certain deferred tax assets that are becoming currently deductible.

     Net Loss. Net loss for the three months ended October 2, 1999 was $1.6 million, as compared to $0.1 million for the three months ended September 26, 1998. The increased loss was due to the factors described above.

     Inventories. Inventories decreased to $19.1 million at October 2, 1999 from $24.7 million at July 3, 1999, a decrease of $5.6 million or 22.6%. The net decrease in inventories reflects decreases in all categories of inventory. This decrease was due to Duck Head's inventory control strategy which has included aggressive sales of close-out inventories and reductions in the production levels at Duck Head's own sewing facility and in the levels of product acquired from outside contractors and package goods vendors.

     Capital Expenditures. No significant capital expenditures were made in the three months ended October 2, 1999.

     Order  Backlog.

     Duck Head's order backlog at October 2, 1999 was $9.9 million, a 40% decrease from the $16.5 million order backlog at September 26, 1998. The decrease is due to a general decline in sales, the loss of three key customers and a shift in product mix to a higher percentage of core and basic products and a lower percentage of fashion products. At September 26, 1998, the order backlog for the three key accounts that are no longer Duck Head accounts was $2.2 million. There was no backlog for these accounts at October 2, 1999. Orders for core products are normally shipped under replenishment programs where goods are ordered for immediate shipment as compared to fashion products for which orders are received several months prior to the requested ship date.

     Duck Head believes that, although backlog orders can give a general indication of future sales, the change of its customers order patterns to a heavier emphasis on core and basic merchandise, which are ordered closer to the desired ship date, and a lower emphasis on fashion merchandise, which are ordered several months in advance, may have caused a reduction in backlog that is not indicative of a reduction in sales trend.

FISCAL  YEAR  1999  VERSUS  FISCAL  YEAR  1998

     Net  Sales.

     Consolidated net sales for the year ended July 3, 1999 totaled $70.6 million, as compared to $84.0 million for the year ended June 27, 1998, a decrease of 16%. A summary of Duck Head's net sales for the years ended July 3, 1999 and June 27, 1998 follows:

Net  Sales  (in  millions)

                      Wholesale   Retail    Total
                      ----------  -------  -------
Fiscal year 1999 ($)       54.1     16.5     70.6

Fiscal year 1998 ($)       64.0     20.0     84.0

(Decrease) ($)             (9.9)    (3.5)   (13.4)

(Decrease) (%)           (15.5%)  (17.5%)  (16.0%)

     The decrease in wholesale sales dollars reflected a decrease in unit shipments and was primarily due to the loss of two key accounts and higher returns and allowances. The loss of key accounts was the result of the acquisition of Mercantile Stores Company, Inc. by other key accounts, including Dillard's, Inc. Dillard's, Inc. made the decision to discontinue from its merchandise mix any brands (such as the Duck Head brand) that are prominently featured by certain of Dillard's, Inc.'s competitors. Sales in fiscal year 1999 to Mercantile Stores Company, Inc. and Dillard's, Inc. were $2.6 million compared to fiscal 1998 sales of $8.4 million Higher returns and allowances were due to increased levels of returns, customer deductions and margin assistance given to customers. The majority of the margin assistance was related to poor retail margins on fashion products.

     The decreases in Duck Head retail store sales resulted from a combination of a comparable store sales decrease of 2% and fewer stores being open in Duck Head's fiscal year 1999 as compared with its fiscal year 1998. During 1999, Duck Head opened 2 stores and closed 7 stores. At July 3, 1999, Duck Head operated 24 retail outlet stores. The net reduction in the number of stores was the result of the continuation of Duck Head's strategy to close unprofitable stores, to reduce the total number of outlet stores and to open new stores in better outlet centers.

     Gross  Profit.

     Consolidated gross profit and gross profit margin for the year ended July 3, 1999 were $8.2 million and 11.6%, respectively, as compared to $26.9 million and 32.0%, respectively, for the year ended June 27, 1998, a decrease in consolidated gross profit of 69.5%.

     Gross profit and gross profit margin on wholesale sales for the year ended July 3, 1999 were $1.8 million and 3.3% respectively, as compared to $18.8 million and 29.3%, respectively, for the year ended June 27, 1998. This $17 million decrease in gross profit was primarily due to $7.4 million of inventory charges taken mainly on close-out fashion inventories, lower sales volume versus fiscal year 1998, higher returns and allowances and charges totaling $1.5 million to reduce production capacity including the closure of one manufacturing facility and the downsizing of another. The reduction in production capacity was due to reduced sales levels and shifts in product sourcing strategy to take advantage of more favorable product costs available through outside contractors versus producing in Duck Head's owned facilities. Fiscal year 1998 included a $0.6 million charge related to the closing of two of Duck Head's sewing facilities in Costa Rica.

     Gross profit and gross profit margin on retail sales for the year ended July 3, 1999 were $6.4 million and 38.7% respectively, as compared to $8.1 million and 40.6%, respectively, for the year ended June 27, 1998. This $3.4 million decrease in gross profit was due to lower sales and a decrease in gross margin. The decrease in gross margin was due to the percentage of goods purchased from Duck Head licensees, which are generally sold at a lower gross margins, being a higher percentage of total sales in fiscal 1999 than they were in fiscal 1998 and $0.2 million of charges taken on close-out inventories.

     Selling  General  and  Administrative  Expenses.

     During the year ended July 3, 1999, consolidated selling, general and administrative expenses were $34.0 million, as compared to $29.0 million during the year ended June 27, 1998, an increase of 17%. For the year ended July 3, 1999, expenses in this category were 48.1% of net sales as compared to 34.5% of net sales for the year ended June 27, 1998.

     Wholesale selling, general and administrative expenses for the year ended July 3, 1999 increased by $7.9 million as compared to the year ended June 27, 1998. This increase was primarily due to $3.9 million of increased marketing expenses, $1.6 million of additional amortization of in-store shops and of certain computer equipment as a result of the shortening of the expected future useful lives of these assets to reflect business conditions and technological changes, a $1.2 million charge to write-off fixtures that were abandoned or no longer in service primarily due to lost accounts, and increased administrative costs. The increase in marketing expenses was primarily the result of a heavy consumer marketing campaign. The results of this advertising campaign were not considered successful and Duck Head has since reduced its expenditures of this nature to a level it considers more reasonable based on current sales levels. Duck Head has also reduced selling, general and administrative expenses in other categories which Duck Head believes will result in expenses of this nature in the foreseeable future being lower than the fiscal year 1999 or fiscal 1998 levels.

     Retail selling, general and administrative expenses for the year ended July 3, 1999 declined by $2.9 million as compared to the year ended June 27, 1998. The decrease was primarily due to the closing of several stores during fiscal years 1998 and 1999. The stores that were closed generally had higher selling, general and administrative expenses as a percentage of sales than the stores that have remained opened. The year ended June 27, 1998 included $0.9 million of charges related primarily to the closing of retail outlet stores.

     Operating  Losses.

     Consolidated operating losses for the year ended July 3, 1999 were $39.2 million, as compared to $1.3 million of operating losses for the year ended June 27, 1998.

     Wholesale operating losses for the year ended July 3, 1999 were $38.5 million, as compared to $0.1 million of operating losses for the year ended June 27, 1998. Included in the fiscal year 1999 wholesale operating losses is a $13.7 million charge for the impairment of the excess of cost over assigned value of net assets acquired and the impairment of certain in-store fixtures, somewhat offset by $1.0 million of other income primarily related to royalties on the license of the Duck Head brand. During fiscal 1999, Duck Head experienced an adverse change in its business climate, including a significant decline in net sales mainly due to the loss of three major accounts (one of which occurred at the end of the year). In October 1998, the Duck Head Apparel Company division was put up for sale by Delta Woodside, which generated offers significantly below the net book value of the business. Based upon these factors and Duck Head's business plan and cash flow projections, Duck Head determined that its goodwill was impaired by $12.6 million and, accordingly, recognized the impairment loss. Other income in fiscal year ended June 27, 1998 was $1.7 million, primarily related to royalty income.

     As a result of the factors described above, retail operating losses for the year ended July 3, 1999 were $0.7 million, as compared to $1.2 million of operating losses for the year ended June 27, 1998.

     Net Interest Expense. For the year ended July 3, 1999, net interest expense was $8.2 million, as compared to $7.0 million for the year ended June 27, 1998. The increase in interest expense was primarily a result of the higher average principal balance outstanding on affiliated debt. Prior to the effective date of the spin-off of Duck Head, the affiliated debt will be contributed to equity and replaced with significantly lower levels of bank debt.

     Taxes. The effective tax rate for the year ended July 3, 1999 was (0.4)% as compared to 3.7% effective tax rate for the year ended June 27, 1998. Although both years reflected a pretax loss, the year ended July 3, 1999 had less of a tax benefit due to the writeoff of goodwill which is nondeductible for federal income tax purposes.

     Net Loss. Net loss for the year ended July 3, 1999, was $47.7 million, as compared to $7.9 million for the year ended June 27, 1998. The decrease was due to the factors described above.

     Inventories. Inventories decreased to $24.7 million at the end of fiscal year 1999, from $28.3 million at the end of fiscal year 1998, a decrease of $3.6 million. This net decrease in inventories is primarily due to the following:

     - A $5.0 million increase in inventory reserves, primarily due to higher levels of fashion goods in excess of anticipated in-season sales;

     - A $2.9 million decrease in older obsolete inventory (primarily fashion goods from fiscal year 1997 and earlier) from $3.7 million at the end of fiscal year 1998 to $0.8 million at the end of fiscal year 1999;

     - A $1.9 million decrease in inventory in Duck Head's retail stores from $3.9 million at the end of fiscal year 1998 to $2.0 million at the end of fiscal year 1999; this decrease was due to fewer stores being open at the end of fiscal year 1999 than there were at the end of fiscal year 1998 and to lower inventory levels in the stores that were open at the end of fiscal year 1999; and

     - A $1.0 million decrease in work in process inventory from $3.6 million at the end of fiscal year 1999 to $2.5 million at the end of fiscal year 1998, which reduction is related to lower production levels as part of the inventory reduction program;

partially  offset  by  the  following:

     - A $6.5 million increase in both recent season closeouts and in active inventory from $20.7 million at the end of fiscal year 1998 to $27.3 million at the end of fiscal year 1999; and

     -    An increase in raw materials of $.8 million.

     Capital Expenditures. Capital expenditures were $2.4 million and $8.0 million for fiscal years 1999 and 1998, respectively. The expenditures were primarily for fixtures for in-store shops and focal areas placed in major retailers and hardware and software related to Duck Head's information technology programs. Fiscal 1998 capital expenditures contained the primary rollout of the in-store fixture program.

FISCAL  YEAR  1998  VERSUS  FISCAL  YEAR  1997

     Net  Sales.

     Consolidated net sales for the year ended June 27, 1998 totaled $84.0 million, as compared to $79.6 million for the year ended June 28, 1997, an increase of 5.5%. A summary of Duck Head's net sales for the years ended July 3, 1999 and June 27, 1998 follows:

Net  Sales  (in  millions)

                         Wholesale   Retail   Total
                         ----------  -------  ------

Fiscal year 1998 ($)          64.0     20.0    84.0

Fiscal year 1997 ($)          57.3     22.3    79.6

Increase (decrease) ($)        6.7     (2.3)    4.4

Increase (decrease) (%)       11.7%  (10.3%)    5.5%

     The increase in wholesale sales dollars in fiscal 1998 versus fiscal 1997 reflects an increase in unit shipments and was due to increased sales of the "Duck Head" brand to the same customers and increases in private label sales, mostly to new customers.

     The decrease in Duck Head retail store sales resulted from a combination of a comparable store sales decrease of 1% and fewer stores being open in Duck Head's fiscal year 1998 as compared with its fiscal year 1997. During fiscal year 1998, Duck Head opened 5 stores and closed 7 stores as part of a strategy to close unprofitable stores and open stores in better outlet centers. At June 27, 1998, Duck Head operated 29 retail outlet stores.

     Gross  Profit.

     Consolidated gross profit and gross profit margin for the year ended June 27, 1998 were $26.9 million and 32.0%, respectively, as compared to $26.3 million and 33.0%, respectively, for the year ended June 28, 1997, an increase in consolidated gross profit of 2.3%.

     Gross profit and gross profit margin on wholesale sales for the year ended June 27, 1998 were $18.8 million and 29.3% respectively, as compared to $16.3 million and 28.4%, respectively, for the year ended June 28, 1997. This $2.5 million increase in gross profit dollars was primarily due to higher sales volume partially offset by a $0.6 million charge in fiscal 1998 related to the closing of two of Duck Head's sewing facilities in Costa Rica.

     Gross profit and gross profit margin on retail sales for the year ended June 27, 1998 were $8.1 million and 40.6% respectively, as compared to $10.0 million and 44.9%, respectively, for the year ended June 28, 1997. This $1.9 million decrease in gross profit and the decline in gross profit margin were primarily due to the closing of several stores during fiscal 1998.

     Selling  General  and  Administrative  Expenses.

     During the year ended June 27, 1998, selling, general and administrative expenses were $28.9 million, as compared to $25.2 million during the year ended June 28, 1997, an increase of $3.7 million or 15%. For the year ended June 27, 1998, expenses in this category were 34.5% of net sales as compared to 31.7% of net sales for the year ended June 28, 1997.

     Wholesale selling, general and administrative expenses for the year ended June 27, 1998 increased by $4.4 million as compared to the year ended June 28, 1997. The dollar increase was primarily due to increased marketing and merchandising expenses.

     Retail selling, general and administrative expenses for the year ended June 27, 1998 declined by $0.6 million as compared to the year ended June 28, 1997. The decrease was primarily due to the closing of several stores during fiscal year 1998. The stores that were closed generally had higher selling, general and administrative expenses as a percentage of sales than the stores that remained opened. The year ended June 27, 1998 included $0.9 million of charges related primarily to the closing of retail outlet stores.

     Operating  Income/Losses.

     As a result of the factors described above, Duck Head's operating losses for the year ended June 27, 1998 were $1.3 million, as compared to $1.3 million of operating income for the year ended June 28, 1997.

     Wholesale operating losses for the year ended June 27, 1998 were $0.1 million, as compared to $2.0 million of operating income for the year ended June 28, 1997. Included in the fiscal year 1998 wholesale operating losses is $1.7 million of other income. The other income is primarily due to royalty income on license agreements for the Duck Head brand. Other income in fiscal year ended June 28, 1997, which was also primarily related to royalty income, was $1.4 million.

     As a result of the factors described above, retail operating losses for the year ended June 27, 1998 were $1.2 million, as compared to $0.7 million of operating losses for the year ended June 28, 1997.

     Net Interest Expense. For the year ended June 27, 1998, net interest expense was $7.0 million, as compared to $6.2 million for the year ended June 28, 1997. The increase in interest expense was primarily a result of the higher average principal balance outstanding on affiliated debt.

     Taxes. The effective tax rate for the year ended June 27, 1998 was 3.7% as compared to 8.7% effective tax rate for the year ended June 28, 1997. Although both years reflected a pretax loss, fiscal year 1998 had less tax benefit recognized due to an increased valuation allowance on the deferred tax benefit generated by current year net operating losses.

     Net Loss. Net loss for the year ended June 27, 1998 was $7.9 million, as compared to $4.5 million for the year ended June 28, 1997. The increased loss was due to the factors described above.

     Inventories. Inventories decreased $8.6 million during fiscal year 1998, resulting from a reduction of older obsolete inventory and lower levels of core inventory and recent season close-outs.

     Capital Expenditures. Higher capital expenditures of $8.0 million during fiscal year 1998 were primarily for in-store shops and focal areas placed in major retailers.

LIQUIDITY  AND  CAPITAL  RESOURCES

     Historical

     In each of the first quarter of fiscal year 2000 and in fiscal years 1999, 1998 and 1997, Duck Head's source of liquidity and capital has been the borrowing arrangement it has had with its parent company, Delta Woodside Industries, Inc. As funds were needed, the affiliated debt was increased, and as funds were generated, the affiliated debt was decreased.

     Duck Head's operating activities resulted in $3.3 million of cash provided in the first quarter of fiscal 2000 compared with $1.3 million of cash provided in the first quarter of fiscal 1999. Duck Head's operating activities resulted in a use of cash of $16.0 million, $5.8 million and $0.9 million in fiscal years 1999, 1998 and 1997, respectively. The cash provided in the first quarter of each of fiscal years 2000 and 1999 was primarily the result of inventory reductions and was after interest payments to Delta Woodside on affiliated debt of $2.0 million in the first quarter of fiscal year 2000 and $1.5 million in the first quarter of fiscal year 1999. The uses of cash in each of the fiscal years 1999, 1998 and 1997 were primarily associated with net losses incurred in each of these years. These net losses included interest charges on the affiliated debt of $8.3 million, $7.1 million and $6.3 million, respectively.

     Capital expenditures were $2.4 million in the year ended July 3, 1999 and $8.0 million in the year ended June 27, 1998. Capital expenditures in both these years were primarily related to the installation of in-store shops at major retailers. Duck Head expects fiscal 2000 capital expenditures, primarily for new in-store shops, to approximate $1.4 million to support anticipated growth outside the Southeastern United States.

     Pro  Forma

     In connection with the Duck Head distribution, Delta Woodside will contribute, as contributions to capital, all net debt amounts owed to it by the corporations that previously had conducted the Duck Head Apparel Company division's business and the Delta Apparel Company division's business. As a result of this action, Duck Head will no longer owe any amounts to Delta Woodside, other than as specifically provided in the distribution agreement or the tax sharing agreement.

     Also in connection with the Duck Head distribution, Duck Head will enter into the following financing arrangements:

     -    Duck Head will refinance its existing bank indebtedness.

     - Duck Head will enter into a credit agreement with a lending institution, under which the lender will provide Duck Head with a 5-year $6.3 million term loan and a 5-year $15 million revolving credit facility. All loans under the credit agreement will bear interest at rates based on LIBOR or a prime rate plus an applicable margin. Duck Head will grant the lender a first mortgage lien on or security interest in substantially all of its assets.

     - The credit agreement will contain limitations on, or prohibitions of, cash dividends, stock purchases, related party transactions, mergers, acquisitions, sales of assets, indebtedness and investments.

     - Principal of the term loan will be repaid in monthly installments of principal based on a 60 month amortization.

     - Under the revolving credit facility, Duck Head will be able to borrow up to $15 million (including a $10 million letter of credit subfacility) subject to borrowing base limitations based on accounts receivable and inventory levels.

     The pro forma statements included in this document under the heading "Unaudited Pro Forma Combined Financial Statements" assume that these capital contributions had occurred and these new debt facilities were in place as of October 2, 1999 (for purposes of the pro forma balance sheet) or the beginning of the 1999 fiscal year (for purposes of the pro forma income statements). Using the same assumptions as are in these pro forma statements, if the Duck Head distribution had taken place at the beginning of fiscal year 1999, the use of cash in operating activities during fiscal year 1999 would have been approximately $8.4 million ($7.6 million less than the actual use of cash from operations). The lower use of cash would have been due to $7.4 million less interest expense and $0.2 million net reduction in the management fee charged by Delta Woodside as compared to the estimated cost of replacing those services.

     Using the same assumptions as are in the pro forma statements, if the Duck Head distribution had taken place at the beginning of fiscal year 1999, cash provided by operating activities during the first quarter of fiscal year 2000 would have been approximately $4.0 million. This $0.7 million increase in cash provided by operations would have been due to lower interest payments on bank debt as compared with the actual interest charged on the affiliated debt.

     As Duck Head shifts its sourcing strategy to more package goods and less internally manufactured and contracted goods, Duck Head will be required to provide its suppliers with more letters of credit. Duck Head expects that its peak revolving credit needs, including use of its credit facility for letters of credit, will be approximately $7.5 million. Forty-five percent of the face amount of outstanding documentary letters of credit will reduce the amount available under the revolving credit facility for working capital loans.

     Based on these expectations, Duck Head believes that its $15 million revolving credit facility should be sufficient to satisfy its foreseeable working capital needs, and that the cash flow generated by its operations and funds available under its revolving credit line should be sufficient to service its debt payment requirements, to satisfy its day-to-day working capital needs and to fund its planned capital expenditures. Any material deterioration in Duck Head's results of operations, however, may result in Duck Head losing its ability to borrow under its revolving credit facility and to issue letters of credit to supplier or may cause the borrowing availability under that facility not to be sufficient for Duck Head's needs.

QUANTITATIVE  AND  QUALITATIVE  DISCLOSURES  ABOUT  MARKET  RISK

     Interest  Rate  Sensitivity

     Duck Head's credit agreement will provide that the interest rate on outstanding amounts owed shall bear interest at variable rates. An interest rate increase would have a negative impact on Duck Head to the extent that it has borrowings outstanding under either its term loan or its revolving line of credit. Based on the assumptions used in preparing the pro forma statements of operations contained under the heading "Unaudited Pro Forma Combined Financial Statements", if the interest rate on Duck Head 's outstanding indebtedness had been increased by 1% of the debt's average outstanding principal balance, Duck Head's pro forma interest expense would have been approximately $87,100 higher in the fiscal year ended July 3, 1999 and approximately $40,800 higher in the three months ended October 2, 1999. The actual increase in interest expense resulting from a change in interest rates would depend on the magnitude of the increase in rates and the average principal balance outstanding.

YEAR  2000  COMPLIANCE

     The Year 2000 computer problem refers to the potential for system and processing failures of date-related data as a result of computer-controlled systems using two digits rather than four to define the applicable year. For example, software programs that have time sensitive components may recognize a date represented as "00" as the year 1900 rather than the year 2000. This could result in a system failure causing disruptions to Duck Head's operations.

     Duck Head's internal information technology and non-information technology systems are generally licensed from third parties rather than being internally
developed.   Duck  Head  has  received  written  certifications  from  all manufacturers of third-party systems that they are Year 2000 compliant. The inventory and testing of mission critical hardware systems has been completed.

     Additionally, all mission critical operating software has been tested by the manufacturers as well as internally tested. All of the mission critical hardware and software passed predetermined Year 2000 criteria for compliance.

     Duck Head's business is also dependent upon the computer-controlled systems of third parties such as suppliers, customers and service providers. A systemic failure outside of Duck Head's control, such as a prolonged loss of telecommunications, electrical or telephone services, could interrupt the flow of orders from customers or the flow of goods and services from vendors and service providers and could have a material adverse effect on Duck Head's business.

     To date, Duck Head has spent approximately $60,000 on Year 2000 compliance issues, including the purchase of hardware and the cost of a third party consultant. Based on management's current assessment, Duck Head does not anticipate that additional costs associated with the Year 2000 issue will have a material adverse effect on its business. Duck Head does not currently anticipate having to develop a contingency plan for handling a Year 2000 problem that is not detected and corrected prior to its occurrence.

     There is general uncertainty inherent in the Year 2000 computer problem. The consequences of Year 2000 failures could have a material adverse effect on Duck Head's business. In particular, unforeseen Year 2000 computer problems could require substantial time, expenditures and effort on the part of management.

DIVIDENDS  AND  PURCHASES  BY  DUCK  HEAD  OF  ITS  OWN  SHARES

     Duck Head's ability to pay cash dividends or purchase its own shares will largely be dependent on its future results of operations and compliance with its loan covenants. Duck Head's credit agreement will permit the payment of cash dividends in an amount up to 25% of cumulative net income (excluding extraordinary or unusual non-cash items), provided that no event of default exists or would result from that payment and after the payment at least $6.0 million remains available under the revolving credit facility. Duck Head's credit agreement will also permit up to an aggregate of $3.0 million of purchases by Duck Head of its own stock provided that no event of default exists or would result from that action and after the purchase at least $6.0 million remains available under the revolving credit facility.

     Duck Head currently anticipates that it will pay no cash dividends to its stockholders for the foreseeable future. If Duck Head's board of directors determines at any time that the purchase of its own stock is in the best interests of its stockholders and that the purchase complies with its loan covenants, Duck Head may purchase its own shares in the market or in privately negotiated transactions.

     In general, any future cash dividend payments will depend upon Duck Head's earnings, financial condition, capital requirements, compliance with loan covenants and other relevant factors.

                              BUSINESS OF DUCK HEAD


     The following discussion contains various "forward-looking statements". Please refer to "Forward-Looking Statements May Not Be Accurate" for a description of the uncertainties and risks associated with forward-looking statements.

     Duck Head is a Georgia corporation with its principal executive offices located at 1020 Barrow Industrial Parkway, Winder, Georgia 30680 (telephone number: (770) 867-3111 ). Duck Head was incorporated in 1999.

     The following information under this heading, "Business of Duck Head", describes Duck Head as if the transactions contemplated by the distribution agreement had been consummated at the beginning of the periods described. All references in this document to Duck Head refer to Duck Head Apparel Company, Inc., together with its subsidiaries.

BUSINESS

     Duck Head designs, produces, markets and distributes boy's and men's value-oriented casual sportswear predominantly under the 134-year-old nationally recognized "Duck Head" (Reg. Trademark) label. Duck Head's collections are centered around its core khaki trouser. Duck Head sells its apparel primarily in the Southeastern United States to national and regional department store chains and large specialty apparel retailers. In addition, Duck Head operates 24 retail apparel outlet stores that sell primarily closeout and irregular "Duck Head" products. Duck Head also licenses the use of the "Duck Head" trademark for the manufacture and sale of certain apparel items and accessories. Duck Head has operations in 9 states and Costa Rica, and at October 2, 1999 had approximately 500 employees.

     Products,  Marketing  and  Manufacturing
     ----------------------------------------

     Duck Head produces collections of men's and boy's casual apparel sold under the "Duck Head" (Reg. Trademark) label, primarily pants, shorts and shirts. The main products sold by Duck Head are long and short sleeve, knitted and woven, shirts and long and short pants. In addition, Duck Head sells a relatively small amount of men's and boy's woven uniforms, sportswear and casual wear under the private labels of its customers.

     The "Duck Head" (Reg. Trademark) label has been associated with apparel since 1865 and has been historically distributed in the Southeastern United States. To market its products more effectively, Duck Head has recently expanded its marketing efforts in department stores. In-store shops enable the business to maintain prime retail floor space year-round. Duck Head believes that these in-store shops enhance brand-name recognition, permit more complete merchandising of the business' lines and differentiate the presentation of its products from those of other producers. Duck Head opened its first in-store Duck Head shop in April 1997 and now has in place over 400 men's and 200 boy's shops in major department stores. The "shop" display format of the Duck Head line utilizes dedicated retail floor space in the sportswear department that is positioned with other national brands. Typically, Duck Head pays for the associated capital expenditures. Currently, approximately one-third of the stores in which Duck Head products are sold have Duck Head in-store shops.

     Duck Head has entered into gross margin support agreements with many of its major customers. Under these agreements, the retailer is entitled to reduce the amount payable to Duck Head for any retail gross margin shortfall below the target gross margin. In connection with these agreements, Duck Head and the customer agree upon a markdown schedule that is largely determined by the number of days the product remains on the floor.

     Duck Head licenses the use of the "Duck Head" (Reg. Trademark) label to third party licensees for the manufacture and sale of products that Duck Head does not sell, including children's wear (ages 0 to 7), footwear, luggage, hosiery and accessories. These arrangements require that the licensee pay Duck Head a royalty fee for the use of the Duck Head trademark.

     "Duck Head" labeled products are primarily marketed by an employed sales staff to regional and national retailers, predominantly in the Southeastern United States. Duck Head also uses independent sales representatives, primarily with respect to sales to specialty stores. Duck Head's marketing office is based in Winder, Georgia, with sales personnel located throughout the country. Duck Head has a sales office in New York City.

     During the first quarter of fiscal year 2000 and fiscal 1999, 1998 and 1997, approximately 24%, 24%, 21% and 17%, respectively, of Duck Head's sales were to J. C. Penney, Inc. No other customer accounted for 10% or more of Duck Head's sales during any of those periods. Sales to five customers accounted for over 46 % of its net sales in the first quarter of fiscal 2000 and in fiscal year 1999, over 45% in fiscal year 1998 and over 41% in fiscal year 1997.

     Duck Head operates a distribution facility and a small manufacturing repair unit in Winder, Georgia and a leased sewing and finishing plant in Costa Rica.

     "Duck Head" core basic labeled apparel items are generally required to be inventoried to permit replenishment shipments and to level production schedules. Customer private label apparel items are generally made only to order. Duck Head's products are manufactured primarily from 100% cotton.

     Duck Head purchases the fabrics used in its products from several producers, the loss of any of which would not be expected to have a material adverse effect on Duck Head. The business manufactures approximately 40% of its garments from those fabrics. Duck Head acquires the remainder of its finished products from third party contractors throughout the world that operate in accordance with Duck Head's design, specification and production schedules. This outside production takes the form of cutting and sewing with fabric and patterns supplied by Duck Head, or providing finished garments made to Duck Head specifications. Duck Head maintains a staff of quality specialists who consistently monitor work in process at outside companies. Duck Head has long-term relationships with a number of international contractors for these services. Duck Head believes that there is ample capacity among outside contractors worldwide to meet its future production requirements.

     Duck Head's distribution facility has the capacity, with a relatively small amount of capital expenditures, to handle at least two times the current sales volume. All products are warehoused in Duck Head's facilities, and shipped to customers using common carriers.

     Duck Head has an extensive quality control effort. The success of this effort contributed to the business being awarded the J. C. Penney, Inc. Supplier of the Year award in 1997. During the past few years, Duck Head has worked with its vendors to implement its quality standards in all of its vendors' facilities.

     Duck Head acquires a substantial quantity of its knit and a small quantity of woven shirts from an unrelated third party contractor with facilities in various countries and a sales office in Duck Head's building in Winder, Georgia. Duck Head purchases goods from this contractor based on favorable prices and delivery experience. Duck Head does not have a long-term contract with this company. Duck Head believes that there is ample production capacity available through other outside vendors and that this production could be replaced with similar production at prices that are competitive and that the loss of this producer would not have a material adverse effect.

     Shipments by the wholesale segment of Duck Head's business are generally highest in the third and fourth fiscal quarters, coinciding with the season of strongest demand for Duck Head shorts and shipments to retailers for the strong back-to-school selling season. Duck Head retail store sales typically peak during the first and second fiscal quarters, coinciding with the back-to-school and Christmas seasons. The offsetting peak quarters of the two segments help to reduce any significant seasonality impact on overall sales. Seasonality does affect cash flow as cash flow is generally weakest in the third fiscal quarter when retail segment sales are the weakest and accounts receivable on wholesale sales are at their peak.

     Duck Head has 24 outlet stores located in 9 Southeastern states. These stores, which are located primarily in outlet malls in suburban locations, sell principally closeout and irregular "Duck Head" products. They also sell a small amount of apparel and accessory items manufactured by Duck Head licensees.

     Business  Strategy
     ------------------

     Duck Head believes that its trademarks have considerable consumer acceptance and that it may have more flexibility than some of its larger competitors to respond to shifts in market demand. Duck Head has recently initiated a strategy that it believes will capitalize on these strengths. This strategy includes the following components:

     - Be positioned as the department store popular priced, enhanced margin khaki wear line that can enable department stores to attract young men and boys consumers from the specialty stores (such as the GAP, Abercrombie and Fitch, and Old Navy).

     - For department stores, be the main floor men's popular priced, enhanced margin khaki wear line.

     - Develop a significant presence outside of the Southeastern United States, particularly through arrangements with a limited number of department store retailers and chain stores.

     - Increase the focus on a relatively small range of core basic products, while continuing to produce fashion basics and fashion products. The target assortment is 50% basic, 30% fashion basic and 20% fashion.

     - Target the male consumer from ages 18 to 24 years as Duck Head's primary focus in product development and marketing.

     -    Continue to emphasize in-store shops in department stores.

     - Continue aggressively to develop lower cost sources of product, including more arrangements with third party producers.

     -    Provide   industry-leading   customer  service  in  terms  of  on-time
          delivery, replenishment and order fulfillment rate.

     - Focus on reducing selling, general and administrative expenses as a percentage of gross revenues.

     - Seek opportunities to obtain profitable private label business from a small number of retailers.

     -    Improve the management of inventory.

     Duck Head's management believes that this strategy will take advantage of the following market trends:

     -    Continued implementation in the workplace of a more casual dress code.

     - Growth in the khaki pants market, largely at the expense in recent years of the denim business.

     - The aging of the population, which supports the trend toward casual clothing.

     - Significant consolidation among department store retailers, which has led to more purchasing being done by national retailers and those national retailers focusing more of their purchasing on brands with a national exposure.

     - Increased coordination, including electronic data interchange, between producers and retailers.

     - Compression of the supply chain, with retailers monitoring sales on a weekly or daily basis, carrying less inventory, demanding quicker response times from producers and requiring producers to keep the retailers' model inventories stocked for quick delivery.

     - Increasing brand and product sameness between retailers in the same locale, which has caused retailers to seek ways to differentiate themselves with the consumer, such as through successful private label brands.

     - Because of the retailers' focus on cost reduction and enhancing narrow margins, virtually all productive capacity has gone off shore.

     -    Increased  consumer  focus  on  the  price-to-value   relationship  of
          products.

     Competition
     -----------

     The cyclical nature of the apparel industry, characterized by rapid shifts in fashion, consumer demand and competitive pressures, results in both price and demand volatility. The demand for any particular product varies from time to time based largely upon changes in consumer preferences and general economic conditions affecting the apparel industry, such as consumer expenditures for non-durable goods. The apparel industry is also cyclical because the supply of particular products changes as competitors enter or leave the market.

     Duck Head competes in the value-oriented men's and boys' apparel market, primarily in the Southeast United States. Duck Head competes with numerous domestic and foreign manufacturers of branded and private label apparel, including companies significantly greater in size and financial resources than Duck Head. Retail specialty stores, such as the GAP and Abercrombie & Fitch, are Duck Head's principal competitors in the boys' and young men's markets. Major brands, such as Dockers, Farrah, Haager, and Savane, and certain department and chain store private labels, are Duck Head's principal competitors in the men's market. The principal competitive factors in the portion of the apparel industry in which Duck Head competes are product styling and differentiation, quality, price, manufacturing flexibility, delivery time and customer service. The relative importance of these factors varies with the needs of particular customers and the specific product offering.

     To  varying  degrees,  in recent years Duck Head's competitive position has been negatively affected by its financial performance, poor track record of delivery credibility, lack of a clearly defined strategy, personnel turn-over and uncertainties with respect to the future ownership of the business and the largely regional basis of its business. Duck Head believes that some of these negative factors have been reduced as a result of the recent efforts described above under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and will be reduced by implementation of the business strategy described above under this heading "Business of Duck Head".

     Duck Head believes that its competitive strengths include the long history of its brand with the consumer, its demonstrated ability to produce enhanced margins for its customers as compared to certain national brands, its relatively low sourcing costs, its relatively small size, which makes supply chain issues less difficult to fix, and its excellent information technology systems support. Duck Head also believes that its flexible production operations are a significant competitive advantage. The business has a distribution facility that has capacity for considerable growth. By coordinating operations between its leased Costa Rica facility and third party contractors, Duck Head believes that it can take advantage of the lower costs of offshore production.

      Foreign competition has been an increasingly significant factor in the apparel manufacturing industry, particularly with respect to items that require labor-intensive production, such as shirts and jackets, and high cost luxury items. Although domestic apparel companies must compete to some extent on a price basis with foreign competition, Duck Head's management believes that domestic apparel companies can best compete by selling branded products, by manufacturing off-shore, by offering product flexibility, by responding quickly to changes in consumer demand and by providing more timely deliveries. The latter characteristics permit retailers in turn to reduce their inventory cost and lower the risk that product availability will not match consumer demand. Duck Head is focused on supplying its customers with all of these competitive advantages.

     Employees
     ---------

     At October 2, 1999, Duck Head had approximately 500 employees. Duck Head's employees are not represented by unions. Duck Head believes that its relations with its employees are good.

     Environmental  and  Regulatory  Matters
     ---------------------------------------

     Duck Head is subject to various federal, state and local environmental laws and regulations concerning, among other things, wastewater discharges, storm water flows, air emissions, ozone depletion and solid waste disposal. Duck Head's facilities generate very small quantities of hazardous waste which are either recycled or disposed of off-site. Most of its facilities are required to possess one or more discharge permits.

     Duck Head believes that it is in compliance in all material respects with federal, state, and local environmental statutes and requirements.

     Generally, the environmental rules applicable to Duck Head are becoming increasingly stringent. Duck Head incurs capital and other expenditures in each year that are aimed at achieving compliance with current and future environmental standards.

     Duck Head does not expect that the amount of these expenditures in the future will have a material adverse effect on its operations or financial condition. There can be no assurance, however, that future changes in federal, state or local regulations, interpretations of existing regulations or the discovery of currently unknown problems or conditions will not require substantial additional expenditures. Similarly, the extent of Duck Head's liability, if any, for past failures to comply with laws, regulations and permits applicable to its operations cannot be determined.

     Trademarks
     ----------

     Duck Head has several trademarks material to its business registered with the United States Patent and Trademark Office, including marks covering the name "Duck Head" and several logos used by the business. The name "Duck Head" has been subject to a registered trademark since 1866. Duck Head is not aware of any challenge to its rights in any of the trademarks material to its business.

     Legal  Proceedings
     ------------------

     From time to time Duck Head and its subsidiaries are defendants in legal actions involving claims arising in the normal course of its business, including product liability claims. Duck Head believes that, as a result of its legal defenses, insurance arrangements and indemnification provisions with financially capable parties, none of these actions is reasonably likely to have a material adverse effect on its results of operations or financial condition taken as a whole.

PROPERTIES

    The following table provides a description of Duck Head's principal production and warehouse facilities.

                                                     Approximate
                                                        Square
       Location                   Utilization           Footage        Owned/Leased
----------------------------  ---------------------  ------------  -----------------------
San Jose Plant,
 San Jose, Costa Rica         sew                         60,000             Leased(1)

Winder Distribution Center,   admin offices,
 Winder, GA                   warehouse,
                              embroidery,
                              repair unit                230,000                Owned

Various (2)                   stores                          (2)                  (2)
__________________________

(1)  The  San Jose plant is leased on a month-to-month basis.  Duck Head believes that, as long  as  it  pays  the  rent,  it  can  continue  to  use  this  facility  indefinitely.
(2)   The  "Duck  Head"  outlet  stores  operation leases 24 facilities in 9 states, which leased  space  is  approximately  82,000 square feet. These leases expire at various dates through  2006.

     A sales office is leased in New York City, with the lease expiring in December 2000.

     The Winder Distribution Center is currently subject to a mortgage lien in favor of a bank. Duck Head's accounts receivable and inventory, and certain other intangible property, currently secure Delta Woodside's credit facility. In connection with the Delta Apparel distribution, these liens on the assets of Duck Head will be terminated or released and new liens on substantially all of Duck Head's assets will be granted to the credit agreement lender.

     Various factors affect the relative use by Duck Head of its own facilities and outside contractors in the various apparel production phases. Duck Head is not currently using the majority of its internal leased production capacity.

     Duck Head believes that its equipment and facilities are generally adequate to allow it to remain competitive with its principal competitors.

                                      MANAGEMENT OF DUCK HEAD

DIRECTORS

     The  following  eight  persons  are the members of Duck Head's board of directors.  Their term runs  until the next annual meeting of stockholders of Duck Head or until their successors are duly elected  and  qualified.  Each  director  is  a  citizen of the United States.  There are no family relationships  among  the  directors  and  the  executive  officers  of  Duck  Head.



NAME AND AGE                                         PRINCIPAL OCCUPATION           DIRECTOR SINCE
William F. Garrett (59)                      President of Delta Mills Marketing             1998(1)
                                             Company, a division of a subsidiary
                                             of Delta Woodside (2)

C. C. Guy (67)                               Retired Businessman                            1984(1)
                                             Shelby, North Carolina (3) (10) (11)

Dr. James F. Kane (68)                       Dean Emeritus of the College of                1986(1)
                                             Business Administration of the
                                             University of South Carolina
                                             Columbia, South Carolina
                                             (4) (10) (11)(12)

Dr. Max Lennon (59)                          President of Mars Hill College                 1986(1)
                                             Mars Hill, North Carolina
                                             (5) (10) (11)(12)

E. Erwin Maddrey, II (58)                    President and Chief Executive                  1984(1)
                                             Officer of Delta Woodside (6)

Buck A. Mickel (44)                          President and Chief Executive Officer          1984(1)
                                             of RSI Holdings, Inc.
                                             Greenville, South Carolina (7) (11)

Bettis C. Rainsford (48)                     President of The Rainsford                     1984(1)
                                             Development Corporation
                                             Edgefield, South Carolina (8)

Robert D. Rockey, Jr. (58)                   Chairman of the Board, President               1999
                                             and Chief Executive Officer of
                                             Duck Head (9)

     (1)  Includes  service  as  a  director  of Delta Woodside and Delta Woodside's predecessor by merger,  Delta Woodside Industries, Inc., a Delaware corporation (which this documents refers to as
"Old  Delta  Woodside"),  or  any  predecessor  company  to  Old  Delta  Woodside.

     (2)  William F. Garrett served as a divisional Vice President of J. P. Stevens & Company, Inc.
from  1982  to 1984, and as a divisional President of J. P. Stevens & Company, Inc. from 1984 until
1986, at which time the Delta Mills Marketing Company division was acquired by a predecessor of Old
Delta Woodside. From 1986 until the present he has served as the President of Delta Mills Marketing
Company,  a  division  of  a  subsidiary  of  Delta  Woodside.  Upon  consummation of the Duck Head distribution, Mr. Garrett will become President and Chief Executive Officer of Delta Woodside.  Mr.
Garrett  serves  as  a  director  of  Delta  Woodside  and  Delta  Apparel.


                                       66

     (3)  C.  C. Guy served as Chairman of the Board of Old Delta Woodside or its predecessors from the  founding  of  Old Delta Woodside's predecessors in 1984 until November 1989.  Since before the
November  15, 1989 merger (which this document refers to as the "RSI Merger") of Old Delta Woodside into  RSI  Corporation,  a  South  Carolina  corporation  which  changed its name to Delta Woodside
Industries,  Inc. and is now Delta Woodside, he has been a director of RSI Holdings, Inc., and from before  the  RSI  Merger  until January 1995 he also served as President of RSI Holdings, Inc.  RSI
Holdings,  Inc.  until  1992  was  engaged  in  the sale of outdoor power equipment, until 1994 was engaged  in  the  sale  of  turf  care  products  and  currently is engaged in the consumer finance business.  Prior to November 15, 1989, RSI Holdings, Inc. was a subsidiary of RSI Corporation.  Mr.
Guy  served  from  October  1979  until November 1989 as President, Treasurer and a director of RSI
Corporation.  Prior  to  the RSI Merger, RSI Corporation owned approximately 40% of the outstanding shares  of  common  stock of Old Delta Woodside and, among other matters, was engaged in the office supply  business,  as  well  as  the  businesses  of  selling outdoor power equipment and turf care products.  Mr.  Guy  serves  as  a  director  of  Delta  Woodside  and  Delta  Apparel.

     (4)  Dr.  James  F.  Kane  is  Dean  Emeritus of the College of Business Administration of the
University of South Carolina, having retired in 1993 as Dean, in which capacity he had served since
1967.  He  also  serves  as  a  director  of Delta Woodside, Delta Apparel and Glassmaster Company.

     (5)  Dr. Max Lennon was President of Clemson University from March 1986 until August 1994.  He was President and Chief Executive Officer of Eastern Foods, Inc., which was engaged in the business of  manufacturing  and distributing food products, from August 1994 until March 1996.  He commenced service  in  March  1996  as President of Mars Hill College.  He also serves as a director of Delta
Woodside,  Delta  Apparel  and  Duke  Power  Company.

     (6)  E.  Erwin  Maddrey, II was President and Chief Executive Officer of Old Delta Woodside or
its  predecessors  from  the  founding  of  Old Delta Woodside's predecessors in 1984 until the RSI
Merger  and  he  has  served  in  these  positions  with Delta Woodside since the RSI Merger.  Upon consummation of the Duck Head distribution, Mr. Maddrey will retire from his officer positions with
Delta  Woodside.  He  also  serves  as  a  director  of  Delta  Woodside,  Delta  Apparel and Kemet
Corporation.

     (7)  Buck  A.  Mickel  was a Vice President of Old Delta Woodside or its predecessors from the founding  of Old Delta Woodside's predecessors until November 1989, Secretary of Old Delta Woodside from  November 1986 to March 1987, and Assistant Secretary of Old Delta Woodside from March 1987 to
November  1988.  He  served  as Vice President and a director of RSI Holdings, Inc. from before the
RSI Merger until January 1995 and as Vice President of RSI Holdings, Inc. from September 1996 until
July  1998  and  has  served as President,  Chief Executive Officer and a director of RSI Holdings,
Inc.  from  July  1998 to the present.  He served as Vice President of RSI Corporation from October
1983  until  November  1989.  Mr.  Mickel serves as a director of Delta Woodside and Delta Apparel.

     (8)  Bettis C. Rainsford was Executive Vice President and Chief Financial Officer of Old Delta
Woodside  or  its predecessors from the founding of Old Delta Woodside's predecessors in 1984 until the  RSI Merger and served in these positions with Delta Woodside from the RSI Merger until October
1,  1999.  Mr.  Rainsford  served  as  Treasurer of Old Delta Woodside or its predecessors or Delta
Woodside  from 1984 to 1986, from August 1988 to November 1988 and from November 1990 to October 1,
1999.  He  is  President  of  The  Rainsford  Development  Corporation  which is engaged in general business  development  activities in Edgefield, South Carolina.  Mr. Rainsford serves as a director of  Delta  Woodside, Delta Apparel and Martin Color-Fi, Inc. and is a member of the managing entity of  Mount  Vintage  Plantation  Golf  Club,  LLC.

     (9)  Robert  D. Rockey, Jr. has served as the chief executive officer of the Duck Head Apparel
Company  division  of  a subsidiary of Delta Woodside since March 1999, and was elected Chairman of the  Board, President and Chief Executive Officer of Duck Head in December 1999.  Mr. Rockey served


                                       67

for nearly twenty years with Levi Strauss & Co.  From May 1993 until June 1997, he was President of
Levi  Strauss  North  America,  the  company's largest operating business.  From June 1997 to March
1999,  Mr.  Rockey  ran  his  own  consulting  business,  serving  the  retail, textile and apparel industries.

     (10)  Member  of  Audit  Committee.

     (11)  Member  of  Compensation  Committee.

     (12)  Member  of  Compensation  Grants  Committee.

EXECUTIVE  OFFICERS

     The following provides information regarding the executive officers of Duck Head

NAME  AND  AGE                     POSITION  AND  EXPERIENCE

Robert D. Rockey, Jr.  (58)     Chairman  of  the  Board, President and Chief
                                Executive  Officer  (1)

Michael H. Prendergast (54)     Senior  Vice  President  of  Sales  (2)

K. Scott Grassmyer  (38)        Senior Vice President, Chief Financial Officer,
                                Secretary and Treasurer (3)

William B. Mattison, Jr. (55)   Senior Vice President of Merchandising (4)
______________________

     (1)   See  information  under  the  subheading  "Directors."

     (2) Mr. Prendergast was elected as Duck Head's Senior Vice President of Sales in December 1999. He was elected in July 1997 to serve as Senior Vice President of Sales and Marketing of the Duck Head Apparel Company division. Prior to joining the Duck Head Apparel Company division, Mr. Prendergast was Senior Vice President-Sales at Bugle Boy Industries (an apparel producer) from 1994 to 1997.

     (3) Mr. Grassmyer was elected as Duck Head's Senior Vice President, Chief Financial Officer, Secretary and Treasurer in December 1999. He was elected in February 1998 to serve as Senior Vice President and Chief Financial
Officer of the Duck Head Apparel Company division. Prior to that time, he was Chief Financial Officer of the Duck Head Apparel Company division from August 1992 to February 1998.

     (4) Mr. Mattison was elected Senior Vice President of Merchandising for Duck Head in December 1999. He was elected in July 1999 to serve as Senior Vice President of Merchandising of the Duck Head Apparel Company division. Prior to joining the Duck Head Apparel Company division, Mr. Mattison was Vice President of merchandising at Hagale Industries (an apparel producer) from 1995 to 1999. Prior to that, Mr. Mattison served for nearly 12 years with River City Trading Company (an apparel producer), serving as President from 1992 to 1995.

     Duck Head's executive officers are appointed by Duck Head's board of directors and serve at the pleasure of Duck Head's Board.

MANAGEMENT  COMPENSATION

     Summary  Compensation  Table
     ----------------------------

     The following table sets forth information for the fiscal year ended July 3, 1999 respecting the compensation from Delta Woodside or any of its subsidiaries that was earned by Duck Head's current Chief Executive Officer and by the other two current executive officers of Duck Head who earned salary and bonus in fiscal 1999 from Delta Woodside or any of its subsidiaries in excess of $100,000 (whom this document refers to collectively as the "Named Executives").

                                           SUMMARY COMPENSATION TABLE
                                           --------------------------


                                          Annual Compensation                    Long-Term
                                          -------------------                   ------------
                                                                                Compensation
                                                                                -------------
                                                                                   Awards
                                                                                -------------
                                                                       Other
                                                                       Annual    Securities
                                                                      Compen-    Underlying       All Other
                                  Fiscal                    Bonus      sation      Options         Compen-
Name and Principal Position        Year   Salary ($) (a)  ($) (a)(b)  ($) (c)      (#) (d)        sation ($)
--------------------------------  ------  --------------  ----------  --------  -------------  ----------------

Robert D. Rockey, Jr. (e)           1999         153,848      81,731         0              0                 0
President and Chief Executive
Officer of Duck Head Apparel
Company division
Head Apparel Company
division

Michael H. Prendergast              1999         217,266       7,500     4,106              0  8,001 (g)(h) (j)
Senior Vice President of
Sales and Marketing of Duck
Head Apparel Company
division

K. Scott Grassmyer                  1999         120,914      15,000     1,123     12,000 (f)     5,239 (i) (j)
Senior Vice President and
Chief Financial Officer of
Duck Head Apparel Company
division
_______________________________

     (a)  The  amounts  shown in the column include sums the receipt of which has been deferred pursuant to the
Delta  Woodside  Savings  and Investment Plan (the "Delta Woodside 401(k) Plan") or the Delta Woodside deferred compensation  plan.

     (b)  Amounts  in  this  column  are  cash  bonuses  paid  to  reward  performance.

     (c)  The amounts in this column were paid by Delta Woodside in connection with the vesting of awards under the Delta Woodside Incentive Stock Award Plan and were in each case approximately sufficient, after the payment of  all  applicable  income  taxes, to pay the participant's federal and state income taxes attributable to the vesting  of  the  award.

     (d)  For purposes of this table, awards under the Delta Woodside Incentive Stock Award Plan are treated as options.

     (e)  Mr.  Rockey  was  not  employed by Delta Woodside or any of its subsidiaries until his appointment as
President  and  Chief  Executive  Officer  of  the  Duck  Head  Apparel  Company  division  in  March  1999.


                                       69

     (f) During fiscal 1999, Mr. Grassmyer was granted an award covering 12,000 shares under the Delta Woodside
Stock  Option  Plan.

     (g)  The  fiscal  1999  amount  represents $666 Delta Woodside contribution allocated to Mr. Prendergast's account  in  the Delta Woodside 401(k) Plan,  $240 contributed by Delta Woodside to the Delta Woodside deferred compensation  plan  as payment for the amount of Delta Woodside contributions to the Delta Woodside 401(k) Plan for  fiscal  year  1998  that  were  not made for Mr. Prendergast because of Internal Revenue Code contribution limitations,  $1,506  contributed  by Delta Woodside to the Delta Woodside 401(k) Plan for Mr. Prendergast with respect  to  his compensation deferred under the Delta Woodside 401(k) Plan, and $8 earned on Mr. Prendergast's deferred  compensation  at  a  rate  in  excess  of  120%  of  the  Federal  mid-term  rate.

     (h)  Delta  Woodside  paid  $5,581  in  fiscal  1999 for expenses related to Mr. Prendergast's relocation, including  amounts  approximately  sufficient,  after  the  payment  of all applicable income taxes, to pay his federal  and  state  income  taxes  attributable  to  these  relocation  expenses.

     (i)  The  fiscal  1999  amount  represents  $502  Delta Woodside contribution allocated to Mr. Grassmyer's account  in  the  Delta Woodside 401(k) Plan, $1,451 contributed by Delta Woodside to the Delta Woodside 401(k)
Plan  for  Mr.  Grassmyer  with respect to his compensation deferred under the Delta Woodside 401(k) Plan, $236 contributed  to Delta Woodside's deferred compensation plan by Delta Woodside for Mr. Grassmyer with respect to his  compensation  deferred  under  Delta  Woodside's  deferred  compensation  plan  and  $3,050  earned on Mr.
Grassmyer's  deferred  compensation  at  a  rate  in  excess  of  120%  of  the  Federal  mid-term  rate.

     (j)  The  Delta  Woodside  401(k)  Plan  allocation  shown  for  the  fiscal  year  was  allocated  to the participant's  account during that fiscal year, although all or part of the allocation may have been determined in  whole  or  in  part  on  the  basis  of  the  participant's  compensation  during  the  prior  fiscal year.

     The amounts shown in the table above do not include reimbursement by Delta Woodside or its subsidiaries for certain automobile, residential and commuting expenses and other items. The non-business personal benefit to any Named
Executive of these amounts does not exceed 10% of the Named Executive's total salary and bonus.

     Option  Grants  in  the  Last  Fiscal  Year
     -------------------------------------------

     The following table provides information respecting the grant to any Named Executive during fiscal 1999 of options under the Delta Woodside Stock Option Plan.

                                    OPTION GRANTS IN LAST FISCAL YEAR

                            Individual Grants                                 Potential Realizable Value
                        --------------------------                             at Assumed Annual Rates
                        Number of     % of Total                                    of Stock Price
                        Securities     Options              Market              Appreciation for Option
                        Underlying    Granted To  Exercise Price on                     Term (b)
                          Options     Duck Head    or Base Date of              -------------------------
                          Granted    Employees in   Price   Grant   Expiration    0%       5%       10%
         Name              (#)(a)     Fiscal Year   ($/Sh)  ($/Sh)     Date       ($)      ($)      ($)
-----------------------  ----------  -------------  ------  ------  ----------  -------  -------  -------
K. Scott
Grassmyer                12,000 (a)            71%    2.47    4.94      8/2003  29,640   46,018   65,831


                                       70

(a) These represent shares covered by an option granted during fiscal 1999 under Delta Woodside's Stock Option Plan, pursuant to which a participant is granted the right to acquire shares of Delta Woodside's common stock for an exercise price per share which will be not less than one-half of the fair market value on the date of the grant. Each option granted under the plan sets forth the circumstances under which all or part of the option can be exercised. The expiration date set forth in the table is the termination date for the option.

     This option was granted to Mr. Grassmyer on August 6, 1998, and became exercisable with respect to 25% of the shares covered by the option on August 6, 1999. Under the original terms of the option, it became exercisable with respect to an additional 25% of the shares covered by the option on each subsequent anniversary of August 6, 1998, if he remained as an employee of Delta Woodside on each of the relevant dates. The option also set forth additional terms and conditions relating to the exercise of options if Mr. Grassmyer's employment terminated early by reason of death, retirement or permanent disability. Pursuant to the terms of the distribution agreement, each participant in the Delta Woodside stock option plan has been given the opportunity to enter into an agreement amending the participant's stock option agreement, pursuant to which amendment all of the unexercisable options shall become immediately exercisable in full. Mr. Grassmyer entered into this amendment agreement with Delta Woodside. See "Interests of Directors and Executive Officers in the Duck Head Distribution - Early Exercisability of Delta Woodside Stock Options."

(b) Based on annual compounding of assumed appreciation rate until termination date.

     Aggregated  Option Exercises in Last Fiscal Year and Fiscal Year-End Option
     ---------------------------------------------------------------------------
Values
------

     The following table provides information respecting the exercise by any Named Executive during fiscal 1999 of awards granted under Delta Woodside's Incentive Stock Award Plan and options granted under Delta Woodside's Stock Option Plan, and the fiscal year end value of any unexercised outstanding awards and options. For purposes of this table, awards under Delta Woodside's Incentive Stock Award Plan are treated as options.

                                        AGGREGATED OPTION EXERCISES IN LAST
                                        FISCAL YEAR AND FY-END OPTION VALUES


                                                                Number of Securities         Value of Unexercised
                                         Shares                Underlying Unexercised        In-the-Money Options
                                        Acquired                Options at FY-End (#)          at FY-End ($)(a)
                                            on       Value   ----------------------------  --------------------------
                                         Exercise   Realized   Exercisable  Unexercisable  Exercisable  Unexercisable
Name                                       (#)        ($)
---------------------------------------------------------------------------------------------------------------------
Michael H.
Prendergast                                4,200     18,918            0          9,000            0         26,978

K. Scott
Grassmyer                                  3,400      6,137            0         12,000            0         41,610

_____________________________________

(a)     Based  on  the  closing  sales  price  of  $5.9375  per  Delta  Woodside  share  on  July  2,  1999.

     Director  Compensation
     ----------------------

     Duck Head will pay each current director who is not an officer of Duck Head a fee of $6,667 per year, plus will provide each of these directors approximately $3,333 annually with which shares of Duck Head's common stock will be purchased. These Duck Head shares may be newly issued or acquired in the open market for this purpose. Each non-officer director will also be paid $500 ($750 for the committee chair) for each committee meeting attended and $250 for each telephonic committee meeting in which the director participates. Each director will also be reimbursed for reasonable travel expenses in attending each meeting.

     Duck Head anticipates that any non-officer director subsequently added to the Duck Head Board will be paid a fee of $13,334 per year, plus be provided approximately $6,666 per year with which shares of Duck Head's common stock will be purchased. Each of these additional directors will be paid the same meeting fees as payable to Duck Head's current directors. Duck Head anticipates that the fees payable to Duck Head's existing directors will increase over a five year period to be the same as the fees payable to any additional directors.

     Robert  D.  Rockey,  Jr.  Employment  Contract.
     ----------------------------------------------

     Robert D. Rockey, Jr. joined the Duck Head Apparel Company division in March 1999 under the terms of a letter dated March 15, 1999 which was amended on October 19, 1999. Under the letter:

     -    Mr.  Rockey  serves as Chairman  and Chief  Executive  Officer of Duck
          Head.

     - Duck Head has granted to Mr. Rockey the right to purchase from Duck Head up to 1,000,000 Duck Head shares on the date that is six months after the Duck Head distribution. If the right is exercised, the price for the shares will be the average daily closing stock price for the Duck Head common stock for the six-month period following the Duck Head distribution.

     - Mr. Rockey's salary is $500,000 per year. In addition, he was guaranteed a fiscal year 1999 bonus at the annualized rate of $500,000. Until the first anniversary of the Duck Head distribution, he will continue to receive a guaranteed bonus at the annualized rate of $500,000. Any bonus plan for any subsequent period will be set by the Duck Head board of directors.

     - Duck Head will pay up to $100,000 per year for the costs of an automobile, an apartment in the Winder, Georgia area and commuting.

     - Mr. Rockey will be granted incentive stock awards under the Duck Head incentive stock award plan valued at $200,000. These awards will vest to the extent of 60% of the shares covered thereby on March 8, 2001 if he is still then employed by Duck Head and to the extent of the remaining 40% of the shares covered thereby if specified performance criteria through March 8, 2001 are satisfied.

     - An aggregate of 125,000 Duck Head shares will be reserved for options to be granted to Mr. Rockey under the Duck Head stock option plan. Mr. Rockey will vest in the stock option over a period ending March 8, 2001.

     - Mr. Rockey will be the beneficiary of $1.0 million life insurance policy paid for by Duck Head.

     Duck  Head  Stock  Option  Plan
     -------------------------------

     Under the Duck Head stock option plan, the compensation committee (or, in the case of the Named Executives, the compensation grants committee) of the Duck Head board of directors will have the discretion to grant options for up to an aggregate maximum of 500,000 Duck Head shares.

     The purpose of the Duck Head option plan is to promote the growth and profitability of Duck Head and its subsidiaries by increasing the personal participation of key and middle level executives in the performance of Duck Head and its subsidiaries, by enabling Duck Head and its subsidiaries to attract and retain key and middle level executives of outstanding competence and by providing these key and middle level executives with an equity opportunity in Duck Head. The compensation committee (or, in the case of the Named Executives, the compensation grants committee) of the Duck Head board of directors will administer the Duck Head option plan.

     Participation in the Duck Head option plan is determined by the applicable committee and is limited to those key and middle level executives, who may or may not be officers or members of the Duck Head board of directors, of Duck Head or one of its subsidiaries who have the greatest impact on Duck Head's long-term performance. In making any determination as to the key and middle level executives to whom options will be granted and the number of shares that will be subject to each option, the applicable committee is to take into account, in each case, the level and responsibility of the executive's position, the executive's performance, the executive's level of compensation, the assessed potential of the executive and those other factors that the applicable committee deems relevant to the accomplishment of the purposes of the plan. Directors who are not also employees of Duck Head are not eligible to participate in the Duck Head option plan. The Duck Head option plan provides that no more than 125,000 Duck Head shares may be covered by grants made under the plan in any fiscal year to any particular employee.

     In the discretion of the applicable committee, options granted under the Duck Head option plan may be "incentive stock options" for federal income tax purposes. Duck Head is not allowed a deduction at any time in connection with, and the participant is not taxed upon either the grant or the exercise of, an "incentive stock option." The difference between the exercise price of and incentive stock option and the market value of the shares of common stock at the date of exercise, however, constitutes a tax preference item for the participant in the year of exercise for alternative minimum tax purposes. Among other requirements, the stock acquired by the participant must be held for at least two years after the option is granted and for at least one year after the option is exercised for the option to qualify as an incentive stock option. If the participant satisfies these holding period requirements, the participant will be taxed only upon any gain realized upon disposition of the stock. The participant's gain will be equal to the difference between the sales price of the stock and the exercise price. If an incentive stock option is exercised after the death of the employee by the estate of the decedent, or by a person who acquired the right to exercise the option by bequest or inheritance or by reason of the death of the decedent, none of the holding period requirements apply.

     If the participant fails to satisfy the holding period requirements, the option will be treated in a manner similar to options that are not incentive stock options. The participant is generally not taxed upon the grant of an option that is not an incentive stock option. Upon exercise of any the option, however, the participant recognizes ordinary income equal to the difference between the fair market value of the shares acquired on the date of exercise and the exercise price. Subject to Section 162(m) of the Internal Revenue Code (relating to limitations on corporate income tax deduction of certain executive compensation in excess of $1 million), generally Duck Head receives a deduction for the amount the participant reports as ordinary income arising from the exercise of the option. Upon a subsequent sale or disposition of the stock, the holder would be taxable on any excess of the selling price over the fair market value of the stock at the date of exercise. If the participant fails to satisfy the holding period requirements with respect to an option that would otherwise qualify as an incentive stock option, (i) ordinary income to the participant and, subject to Section 162(m) of the Internal Revenue Code, the deduction for Duck Head will arise at the time of the early disposition of the stock and will equal the excess of (a) the lower of the fair market value of the shares at the time of exercise or the fair market value of the shares at the time of disposition over (b) the exercise price, and (ii) if the fair market value of the stock at the time of the early disposition exceeds the exercise price, the participant will also recognize capital gain income equal to the difference between the fair market value at the time of exercise and the fair market value at the time of disposition.

     Duck Head will attempt, to the maximum extent possible, to structure grants under the Duck Head option plan to the Named Executives in a manner that satisfies the deductibility requirements of Section 162(m) of the Internal Revenue Code.

     The term of each option will be established by the applicable committee, but will not exceed ten years (or five years in the case of an incentive stock option recipient who owns stock having more than ten percent of the total combined voting power of all classes of stock of Duck Head), and the option will be exercisable according to the schedule that the applicable committee may determine. The recipient of an option will not pay Duck Head any amount at the time the option is granted. If an option expires or terminates for any reason without having been fully exercised, the unpurchased shares subject to the option will again be available for the purposes of the Duck Head option plan.

     Under the Duck Head option plan, the applicable committee determines the period of time (up to three months), if any, during which an option may be exercised after the participant's termination of employment with Duck Head. However, if a participant dies while in the employ of Duck Head or (if so determined by the applicable committee at the date of grant) within three-months after termination of employment or if a participant's employment is terminated by reason of having become permanently and totally disabled, the option may be exercised during the one-year period after the participant's death or termination of employment due to disability. In no event, however, may an option be exercised after the expiration of its fixed term.

     The price per share at which each option granted under the Duck Head option plan may be exercised will be the price set by the applicable committee at the time of grant based on the criteria adopted by the applicable committee in good faith; provided, however, in the case of an option intended to qualify as an incentive stock option, the price per share will not be less than the fair market value of the stock at the time the option is granted (or 110% of fair market value if the recipient of the incentive stock option owns stock having more than ten percent of the total combined voting power of all classes of stock of Duck Head). The Duck Head option plan provides that in no event will the exercise price per share of an option be less than 50% of the fair market value per share of Duck Head's common stock on the date of the option grant.

     Options may be exercised by the participant tendering to Duck Head payment in cash in full of the exercise price for the shares as to which the option is exercised. The applicable committee may determine at the time of grant that the recipient will be permitted to pay the exercise price in Duck Head shares rather than in cash.

     The Duck Head option plan may be terminated or amended by the board of directors (or committee of the Board), except that stockholder approval would be required in the event an amendment were to increase the number of Duck Head shares issuable under the plan (other than an increase pursuant to the antidilution provisions of the plan).

     The Duck Head option plan provides that it will terminate on the close of business on January _, 2010, and no options will be granted under the plan thereafter, but termination will not affect any option granted under the plan before the termination date.

     As described in "Interests of Directors and Executive Officers in the Duck Head Distribution - Receipt of Duck Head Stock Options and Duck Head Incentive Stock Awards", the compensation grants committee or the compensation committee of the Duck Head board of directors currently expects to grant, within the first six months after the Duck Head distribution, stock options under the Duck Head option plan to the executive officers of Duck Head.

     Duck  Head  Incentive  Stock  Award  Plan
     -----------------------------------------

     Under the Duck Head incentive stock award plan, the compensation committee (or, in the case of the Named Executives, the compensation grants committee) of the Duck Head board of directors has the discretion to grant awards for up to an aggregate maximum of 200,000 Duck Head shares.

     The purposes of the Duck Head incentive stock award plan are to establish or increase the equitable ownership in Duck Head by key and middle level management employees of Duck Head and its subsidiaries and to provide incentives to key and middle level management employees of the Duck Head and its subsidiaries through the prospect of stock ownership.

     The Duck Head incentive stock award plan authorizes the applicable committee to grant to officers or other key management employees or middle level management employees of Duck Head or any of its subsidiaries rights to acquire Duck Head shares at a cash purchase price of $.01 per share. Awards may be made to reward past performance or to induce exceptional future performance. The applicable committee will administer the Duck Head incentive stock award plan and determine the officers or key or middle level management employees to whom awards will be granted and the number of shares to be covered by any award. Directors who are not also employees are not eligible to participate in the plan. The Duck Head incentive stock award plan provides that no more than 75,000 Duck Head shares may be covered by awards granted under the plan in any fiscal year to any particular employee.

     A participant may receive an incentive stock award only upon execution of an incentive stock award agreement with Duck Head. The incentive stock award agreement sets forth the circumstances under which the award (or portion of the award) is forfeited. These circumstances may include (i) the termination of employment of the participant with Duck Head or any of its subsidiaries, for any reason other than death, retirement or permanent total disability, prior to the vesting date for the award (or portion of the award), and (ii) those additional circumstances (which could include the failure by Duck Head to meet specified performance criteria) that may be deemed appropriate by the applicable committee. The forfeiture circumstances may vary among the shares covered by an award. In the event an award (or portion of the award) is forfeited pursuant to the terms of the applicable incentive stock award agreement, the participant will immediately have no further rights under the award (or portion of the award) or in the shares covered thereby, and the shares will again become available for purposes of the Duck Head incentive stock award plan.

     Each incentive stock award agreement sets forth the circumstances under which the award (or portion of the award) will vest. These circumstances may include (i) the participant being an employee with Duck Head or any subsidiary on the date set forth in the incentive stock award agreement and (ii) those additional circumstances (which could include Duck Head having met specified performance criteria) that may be deemed appropriate by the applicable committee. The vesting circumstances may vary among the shares covered by an award. In the event an award (or portion of the award) vests pursuant to the terms of the applicable incentive stock award agreement, Duck Head will issue and deliver, or cause to be issued and delivered, to the participant or his or her legal representative, certificate(s) for the number of shares covered by the vested portion of the award, subject to receipt by Duck Head of the $.01 per share cash purchase price.

     The recipient of an award will not pay Duck Head any amount at the time of the receipt of the award. Ordinarily, the holder of an award will realize taxable income, for federal income tax purposes, when the award (or portion of the award) vests in an amount equal to the excess of the fair market value of the covered shares on the date the award (or portion of the award) vests over the $.01 per share cash purchase price. At the same time, subject to Section 162(m) of the Internal Revenue Code, Duck Head should generally be allowed a tax deduction equivalent to the holder's taxable income arising from that vesting. The Duck Head incentive stock award plan provides that, at or about the time the award (or portion of the award) vests, Duck Head will pay the participant cash sufficient to pay the participant's income tax liability associated with the vesting and receipt of that cash. This cash payment would be taxable as income to the participant and, subject to Section 162(m), generally deductible by Duck Head.

     The portion of any Duck Head incentive stock award that vests based on a participant being an employee at specified dates will not satisfy the requirements of Section 162(m) of the Internal Revenue Code. Duck Head will attempt, however, to the maximum extent possible, to structure the portion of incentive stock awards made to the Named Executives that vests in accordance with performance criteria in a manner that satisfies the deductibility requirements of Section 162(m). Duck Head anticipates that all compensation payable pursuant to the plan, except to Robert D. Rockey, Jr., will be deductible by Duck Head because, with the exception of Mr. Rockey, no Named Executive is expected to receive in any fiscal year aggregate compensation in excess of $1 million. Duck Head anticipates that, with the possible exception of the portion of Mr. Rockey's incentive stock award that vests in accordance with performance criteria, none of the compensation payable pursuant to the plan to Mr. Rockey will be deductible by Duck Head, because Duck Head expects that he will receive more than $1 million in any fiscal year in aggregate compensation that counts against the $1 million deductibility cap of Section 162(m).

     Until the issuance and delivery to the participant of certificate(s)for shares pursuant to the vesting of an award, the participant has none of the rights of a stockholder with respect to those shares.

     The Duck Head incentive stock award plan provides that the board of directors (or committee of the Board) may terminate or amend the plan, except that stockholder approval is required in the event any amendment would increase the total number of Duck Head shares covered by the plan (except in connection with the antidilution provisions of the plan).

     As described in "Interests of Directors and Executive Officers in the Duck Head Distribution - Receipt of Duck Head Stock Options and Duck Head Incentive Stock Awards", the compensation grants committee or the compensation committee of the Duck Head board of directors currently expects to grant, within the first six months after the Duck Head distribution, incentive stock awards to the executive officers of Duck Head.

COMPENSATION  COMMITTEE  INTERLOCKS  AND  INSIDER  PARTICIPATION

     The following directors will serve on the Compensation Committee of Duck Head's board of directors: C.C. Guy, Dr. James F. Kane, Dr. Max Lennon and Buck
A.  Mickel.

     The following directors will serve on the Compensation Grants Committee of Duck Head's board of directors: Dr. James F. Kane and Dr. Max Lennon.

     C.C. Guy served as Chairman of the Board of Delta Woodside or its predecessors (and their respective subsidiaries) from the founding of Delta Woodside's predecessors in 1984 until November 1989. Buck A. Mickel was a Vice President of Delta Woodside or its predecessors (and their respective subsidiaries) from the founding of Delta Woodside's predecessors until November 1989, Secretary of Delta Woodside or its predecessors (and their respective subsidiaries) from November 1986 to March 1987, and Assistant Secretary of Delta Woodside or its predecessors (and their respective subsidiaries) from March 1987 to November 1988.

               SECURITY OWNERSHIP OF SIGNIFICANT BENEFICIAL OWNERS
                                 AND MANAGEMENT


     If  the  Duck  Head distribution had occurred immediately prior to the Duck
Head record date and the Duck Head record date had been December 7, 1999, the following table sets forth what the beneficial ownership of Duck Head's common stock would have been as of the Duck Head record date by (i) any person that would have beneficially owned more than five percent of the outstanding common stock of Duck Head, (ii) the directors of Duck Head, (iii) the Named Executives of Duck Head, and (iv) all directors and executive officers of Duck Head as a group. Unless otherwise stated in the notes to the table, Duck Head believes that the persons named in the table would have had sole voting and investment power with respect to all shares of common stock of Duck Head shown as beneficially owned by them. On December 7, 1999, 23,863,745 Delta Woodside shares were outstanding, corresponding to 2,386,374 Duck Head shares. The table does not include Duck Head shares that would be covered by the right granted to Robert D. Rockey to acquire Duck Head shares six months after the Duck Head distrribution or Duck Head shares that would be covered by stock options that may be granted under Duck Head's stock option plan or incentive stock awards that may be granted under Duck Head's incentive stock award plan. See "Interests of Directors and Executive Officers in the Duck Head Distribution - Receipt of Duck Head Stock Options and Duck Head Incentive Stock Awards".

                                               Shares
                                             Beneficially
Beneficial Owner                                Owned   Percentage
---------------------------------------------  -------  -----------
Robert D. Rockey, Jr. (1)                            0         0.0%
13101 Preston Road #312
Dallas, Texas 75240

Reich & Tang Asset Management L. P. (2)        351,590        14.7%
600 Fifth Avenue
New York, New York  10020

Franklin Resources, Inc. (3)                   226,900         9.5%
Franklin Advisory Services, Inc.
Charles B. Johnson
Rupert H. Johnson, Jr.
777 Mariners Island Boulevard
San Mateo, California  94404

Dimensional Fund Advisors Inc. (4)             195,972         8.2%
1299 Ocean Avenue, 11th Floor
Santa Monica, California  90401

E. Erwin Maddrey, II (5)                       326,927        13.7%
233 North Main Street
Suite 200
Greenville, SC  29601

Bettis C. Rainsford (6)                        319,340        13.4%
108-1/2 Courthouse Square
Post Office Box 388
Edgefield, SC  29824


                                       77

Buck A. Mickel (7) (8)                         157,436         6.6%
Post Office Box 6721
Greenville, SC  29606

Micco Corporation (8)                          124,063         5.2%
Post Office Box 795
Greenville, SC  29602

Minor H. Mickel (8) (9)                        156,523         6.6%
415 Crescent Avenue
Greenville, SC  29605

Minor M. Shaw (8) (10)                         152,008         6.4%
Post Office Box 795
Greenville, SC  29602

Charles C. Mickel (8) (11)                     149,694         6.3%
Post Office Box 6721
Greenville, SC  29606

William F. Garrett (12)                         14,525         (20)

C. C. Guy (13)                                   2,501         (20)

Dr. James F. Kane (14)                           1,708         (20)

Dr. Max Lennon (15)                              1,549         (20)

Michael H. Prendergast (16)                      1,020         (20)

K. Scott Grassmyer (17)                          1,943         (20)

William B. Mattison, Jr. (18)                        0         (20)

All current directors and executive officers
as a group (11 Persons) (19)                   826,949        34.5%

     (1) Mr. Rockey is Chairman of the Board, President and Chief Executive Officer of Duck Head. Mr. Rockey has the right to acquire up to 1,000,000 Duck Head shares from Duck Head on the date that is six months after the Duck Head distribution at a purchase price equal to the average daily closing stock price for the Duck Head common stock for the six-month period following the Duck Head distribution. If Mr. Rockey exercises this right for the full amount of the shares subject thereto, he would be the beneficial owned of approximately 29.5% of the then outstanding Duck Head shares causing all directors and executive officers as a group beneficially to own approximately 53.9% of the then


                                       78

outstanding Duck Head shares. The table does not include any shares that may be covered by incentive stock awards and stock options that the compensation grants committee of the Duck Head board of directors may grant to Mr. Rockey. Under the letter agreement pursuant to which Mr. Rockey became Chairman and Chief Executive Officer of Duck Head, an aggregate of 125,000 Duck Head shares will be reserved for options to be granted to him under the Duck Head stock option plan and he will be granted incentive stock awards under the Duck Head incentive stock award plan valued at $200,000. See "Management of Duck Head - Management Compensation"; "Interests of Directors and Executive Officers in the Duck Head Distribution - Right of Robert D. Rockey, Jr. to acquire Duck Head Shares" and "- Receipt of Duck Head Stock Options and Duck Head Incentive Stock Awards."

     (2) This information is based on confirmation obtained on December 7, 1999 and on an amendment dated February 12, 1999 to Schedule 13G that was filed with the Securities and Exchange Commission by Reich & Tang Asset Management L. P. (which this document refers to as "Reich & Tang") with respect to Delta Woodside's common stock. In the amendment, Reich & Tang reported that, with respect to Delta Woodside's common stock, it had shared voting power and shared dispositive power with respect to all of the shares shown. The amendment reported that the shares of Delta Woodside's common stock were held on behalf of certain accounts for which Reich & Tang provides investment advice on a fully discretionary basis. The amendment reported that none of such accounts has an interest with respect to more than 5% of the outstanding shares of Delta Woodside's common stock.

     (3) This information is based on confirmation obtained on December 7, 1999 and on an amendment dated January 16, 1998 to Schedule 13G that was filed with the Securities and Exchange Commission by Franklin Resources, Inc. (which this document refers to as "FRI") with respect to Delta Woodside's common stock. Telephone confirmation was given to Delta Woodside that the amendment was correct in all respects except that the number of Delta Woodside shares beneficially owned as of December 7, 1999 had changed to 2,269,000 (which, based on the distribution ratio for the Duck Head distribution, would entitle FRI to beneficial ownership of 226,900 Duck Head shares). In the amendment, FRI reported that, with respect to Delta Woodside's common stock, the shares shown in the table above were beneficially owned by one or more investment companies or other managed accounts that are advised by one or more direct and indirect investment advisory subsidiaries of FRI. The amendment reported that the investment advisory subsidiary(ies) have investment and/or voting power over the securities owned by their investment advisory clients. Accordingly, such subsidiary(ies) may be deemed to be the beneficial owner of the shares shown in the table. The amendment reported that Charles B. Johnson and Rupert H. Johnson, Jr. (which this document refers to as the "FRI Principal Shareholders") (each of whom has the same business address as FRI) each own in excess of 10% of the outstanding common stock and are the principal shareholders of FRI and may be deemed to be the beneficial owners of securities held by persons and entities advised by FRI subsidiaries. The amendment reported that one of the investment advisory subsidiaries, Franklin Advisory Services, Inc. (whose address is One Parker Plaza, Sixteenth Floor, Fort Lee, New Jersey 07024), has sole voting and dispositive power with respect to all of the shares shown. FRI, the FRI Principal Shareholders and the investment advisory subsidiaries disclaim any economic interest or beneficial ownership in the shares shown in the table above and are of the view that they are not acting as a "group" for purposes of the Securities Exchange Act of 1934, as amended.

     (4) This information is based on a confirmation obtained on December 7, 1999 and on a Schedule 13F dated September 30, 1999, that was filed with the Securities and Exchange Commission by Dimensional Fund Advisors Inc. (which this document refers to as "Dimensional") with respect to Delta Woodside's common stock. Dimensional reported that it had sole voting power and sole dispositive power with respect to all of the shares shown. An amendment dated February 12, 1999 to Schedule 13G that was filed by Dimensional reports that Dimensional furnishes investment advice to four investment companies and serves as investment manager to certain other investment vehicles, including commingled group trusts, that all of the shares of Delta Woodside's common stock were owned by such investment companies or investment vehicles, that Dimensional disclaims beneficial ownership of such securities and that, to the knowledge of Dimensional, no such investment company or investment vehicle client owned more than 5% of the outstanding shares of Delta Woodside's common stock.


     (5) Mr. Maddrey is a director of Duck Head. He is the President and Chief Executive Officer (from which officer positions he will resign in connection with the Duck Head distribution and the Delta Apparel distribution) and a director of Delta Woodside and Delta Apparel. The number of shares shown as beneficially owned by Mr. Maddrey includes approximately 33,493 Delta Woodside shares (3,349 Duck Head shares) allocated to Mr. Maddrey's account in Delta Woodside's Employee Stock Purchase Plan, 431,470 Delta Woodside shares (43,147 Duck Head shares) held by the E. Erwin and Nancy B. Maddrey, II Foundation, a charitable trust, as to which shares Mr. Maddrey holds sole voting and investment power but disclaims beneficial ownership, and approximately 1,074


                                       79

Delta Woodside shares (107 Duck Head shares) allocated to the account of Mr. Maddrey in the Delta Woodside 401(k) Plan. Mr. Maddrey is fully vested in the shares allocated to his account in the Delta Woodside 401(k) Plan.

     (6) Mr. Rainsford is a director of Duck Head. He is also a director of Delta Woodside and Delta Apparel. The number of shares shown as beneficially owned by Mr. Rainsford includes 47,945 Delta Woodside shares (4,794 Duck Head shares) held by The Edgefield County Foundation, a charitable trust, as to which shares Mr. Rainsford holds sole voting and investment power but disclaims beneficial ownership, and approximately 167 Delta Woodside shares (16 Duck Head shares) allocated to the account of Mr. Rainsford in the Delta Woodside 401(k) Plan. Mr. Rainsford is fully vested in the shares allocated to his account in the Delta Woodside 401(k) Plan.

     On December 14, 1999, Mr. Rainsford filed an amendment to his Schedule 13D in which he stated that he was filing the amendment to disclose the fact that he is considering the possibility of making an offer to purchase those Delta Woodside shares that he does not currently own. The amendment stated that the terms and financing for any such offer have not yet been established by Mr. Rainsford. The amendment stated that Mr. Rainsford was considering making this offer because of his strong disagreement with the recently announced decision by the Delta Woodside board of directors to spin-off Delta Apparel Company and Duck Head Apparel Company. The amendment stated that Mr. Rainsford has significant concerns regarding the tax ramifications to Delta Woodside's shareholders of the recently announced spin-offs as well as significant concerns regarding the value and liquidity of the spun-off shares after the spin-off. The amendment stated that Mr. Rainsford strongly objected to the adoption on December 9, 1999 by the Delta Woodside board of directors of new Bylaws containing anti-takeover provisions and an anti-takeover Shareholder Rights Plan. The amendment stated that, in his capacity as an officer, director and significant shareholder of Delta Woodside, Mr. Rainsford has discussed and proposed a variety of alternatives as to how best to restructure Delta Woodside. The amendment stated that, if certain alternatives proposed by Mr. Rainsford were pursued and consummated, such a transaction could result in a substantial change in Delta Woodside's corporate organization and operations, including particularly the possible sale of the Delta Apparel and/or the Duck Head divisions. The amendment stated that Mr. Rainsford may modify or change his intentions based upon developments in Delta Woodside's business, discussions with Delta Woodside, actions of management or a change in market or other conditions or other factors. The amendment stated that Mr. Rainsford will continually consider modifications of his position, or may take other steps, change his intentions, or trade in Delta Woodside's securities at any time, or from time to time.

     (7) Buck A. Mickel is a director of Duck Head. He is also a director of Delta Woodside and Delta Apparel. The number of shares shown as beneficially owned by Buck A. Mickel includes 330,851 Delta Woodside shares (33,085 Duck Head shares) directly owned by him, all of the 1,240,634 Delta Woodside shares (124,063 Duck Head shares) owned by Micco Corporation, and 2,871 Delta Woodside shares (287 Duck Head shares) held by him as custodian for a minor. See Note
(8).

     (8) Micco Corporation owns 1,240,634 shares of Delta Woodside's common stock (124,063 Duck Head shares). The shares of common stock of Micco Corporation are owned in equal parts by Minor H. Mickel, Buck A. Mickel (a director of Duck Head), Minor M. Shaw and Charles C. Mickel. Buck A. Mickel, Minor M. Shaw and Charles C. Mickel are the children of Minor H. Mickel. Minor
H. Mickel, Buck A. Mickel, Minor M. Shaw and Charles C. Mickel are officers and directors of Micco Corporation. Each of Minor H. Mickel, Buck A. Mickel, Minor
M. Shaw and Charles C. Mickel disclaims beneficial ownership of three quarters of the shares of Delta Woodside's common stock and Duck Head shares owned by Micco Corporation. Minor H. Mickel directly owns 116,854 shares of Delta Woodside's common stock (11,685 Duck Head shares) and as personal representative of her husband's estate owns 207,750 shares of Delta Woodside's common stock (20,775 Duck Head shares). Buck A. Mickel, directly or as custodian for a minor, owns 333,722 shares of Delta Woodside's common stock (33,372 Duck Head shares). Charles C. Mickel, directly or as custodian for his children, owns 256,210 shares of Delta Woodside's common stock (25,621 Duck Head shares). Minor M. Shaw, directly or as custodian for her children, owns 264,978 shares of Delta Woodside's common stock (26,497 Duck Head shares). Minor M. Shaw's husband, through an individual retirement account and as custodian for their children, beneficially owns approximately 14,474 shares of Delta Woodside's common stock (1,447 Duck Head shares), as to which shares Minor M. Shaw may also


                                       80

be deemed a beneficial owner. Minor M. Shaw disclaims beneficial ownership with respect to these shares and with respect to the 2,748 shares of Delta Woodside's common stock (274 Duck Head shares) held by her as custodian for her children. The spouse of Charles C. Mickel owns 100 shares of Delta Woodside's common stock (10 Duck Head shares), as to which shares Charles C. Mickel may also be deemed a beneficial owner. Charles C. Mickel disclaims beneficial ownership with respect to these shares and with respect to the 3,510 shares of Delta Woodside's common stock (351 Duck Head shares) held by him as custodian for his children. Buck A. Mickel disclaims beneficial ownership with respect to the 2,871 shares of Delta Woodside's common stock (287 Duck Head shares) held by him as custodian for a minor.

     (9) The number of shares shown as beneficially owned by Minor H. Mickel includes 116,854 Delta Woodside shares (11,685 Duck Head shares) directly owned by her, 207,750 Delta Woodside shares (20,775 Duck Head shares) owned by her as personal representative of her husband's estate and all of the 1,240,634 Delta Woodside shares (124,063 Duck Head shares) owned by Micco Corporation. See Note
(8).

     (10) The number of shares shown as beneficially owned by Minor M. Shaw includes 264,978 Delta Woodside shares (26,497 Duck Head shares) owned by her directly or as custodian for her children, approximately 14,474 Delta Woodside shares (1,447 Duck Head shares) beneficially owned by her husband through an individual retirement account or as custodian for their children, and all of the 1,240,634 Delta Woodside shares (124,063 Duck Head shares) owned by Micco Corporation. See Note (8).

     (11) The number of shares shown as beneficially owned by Charles C. Mickel includes 256,210 Delta Woodside shares (25,621 Duck Head shares) owned by him directly or as custodian for his children, 100 Delta Woodside shares (10 Duck Head shares) owned by his wife and all of the 1,240,634 Delta Woodside shares (124,063 Duck Head shares) owned by Micco Corporation. See Note (8).

     (12) William F. Garrett is a director of Duck Head. He is also a director of Delta Woodside and Delta Apparel. The number of shares shown as beneficially owned by Mr. Garrett includes approximately 598 Delta Woodside shares (59 Duck Head shares) that are held in two dividend reinvestment accounts, one of which has approximately 78 Delta Woodside shares (7 Duck Head shares) and is registered in the names of William Garrett and Ann Garrett, though Mr. Garrett has sole voting and dispositive power of these shares. It also includes approximately 2,088 Delta Woodside shares (208 Duck Head shares) allocated to Mr. Garrett's account in the Delta Woodside 401(k) Plan. Mr. Garrett is fully vested in the shares allocated to his account in the Delta Woodside 401(k) Plan. The number of shares shown in the table includes an aggregate of 95,000 unissued Delta Woodside shares (9,500 Duck Head shares) subject to employee stock options under Delta Woodside's stock option plan. Not all of these options will become exercisable within 60 days or less under the current provisions of the Delta
Woodside stock option plan and the pertinent grants; however, it is expected that Mr. Garrett will enter into an amendment to his options pursuant to which all of his options will become exercisable prior to the Duck Head distribution, and there is a likelihood that such an amendment would become effective within the next 60 days. Consequently, all of Mr. Garrett's outstanding options are included in the table. See, "Interests of Directors and Executive Officers in the Duck Head Distribution -- Early Exercisability of Delta Woodside Stock Options."

     (13) C. C. Guy is a director of Duck Head. He is also a director of Delta Woodside and Delta Apparel. The number of shares shown as beneficially owned by
C. C. Guy includes 18,968 Delta Woodside shares (1,896 Duck Head shares) owned by his wife, as to which shares Mr. Guy disclaims beneficial ownership.

     (14) Dr. James F. Kane is a director of Duck Head. He is also a director of Delta Woodside and Delta Apparel.

     (15) Dr. Max Lennon is a director of Duck Head. He is also a director of Delta Woodside and Delta Apparel.

     (16) Michael H. Prendergast is Senior Vice President of Sales of Duck Head. The number of shares shown as beneficially owned by Mr. Prendergast includes an aggregate of 9,000 unissued Delta Woodside shares (900 Duck Head


                                       81

shares) subject to employee stock options under Delta Woodside's stock option plan. Not all of these options will become exercisable within 60 days or less under the current provisions of the Delta Woodside stock option plan and the pertinent grants; however, it is expected that Mr. Prendergast will enter into an amendment to his options pursuant to which all of his options will become exercisable prior to the Duck Head distribution, and there is a likelihood that such an amendment would become effective within the next 60 days. Consequently, all of Mr. Prendergast's outstanding options are included in the table. See, "Interests of Directors and Executive Officers in the Duck Head Distribution -- Early Exercisability of Delta Woodside Stock Options."

     (17) K. Scott Grassmyer is Senior Vice President, Chief Financial Officer, Treasurer and Secretary of Duck Head. The number of shares shown as beneficially owned by Mr. Grassmyer includes 219 Delta Woodside shares (21 Duck Head shares) allocated to Mr. Grassmyer's account in the Delta Woodside 401(k) Plan. Mr. Grassmyer is fully vested in the shares allocated to his account in the Delta Woodside 401(k) Plan. It also includes 2,312 Delta Woodside shares (231 Duck Head shares) allocated to Mr. Grassmyer's account in Delta Woodside's Employee Stock Purchase Plan. The number of shares shown in the table includes an aggregate of 12,000 unissued Delta Woodside shares (1,200 Duck Head shares) subject to employee stock options under Delta Woodside's stock option plan. Not all of these options will become exercisable within 60 days or less under the current provisions of the Delta Woodside stock option plan and the pertinent grants; however, it is expected that Mr. Grassmyer will enter into an amendment to his options pursuant to which all of his options will become exercisable prior to the Duck Head distribution, and there is a likelihood that such an amendment would become effective within the next 60 days. Consequently, all of Mr. Grassmyer's outstanding options are included in the table. See, "Interests of Directors and Executive Officers in the Duck Head Distribution -- Early Exercisability of Delta Woodside Stock Options."

     (18) William B. Mattison, Jr. is Senior Vice President of Merchandising of Duck Head.

     (19) Includes all shares deemed to be beneficially owned by any current director or executive officer. Includes 3,548 Delta Woodside shares (354 Duck Head shares) of Delta Woodside's common stock held for the executive officers on December 7, 1999 by the Delta Woodside 401(k) Plan. Each participant in the Delta Woodside 401(k) Plan has the right to direct the manner in which the trustee of the Plan votes the shares held by the Delta Woodside 401(k) Plan that are allocated to that participant's account. Except for shares as to which such a direction is made, the shares held by the Delta Woodside 401(k) Plan will not be voted. Also includes 35,805 Delta Woodside shares (3,580 Duck Head shares) allocated to directors' and executive officers' accounts in Delta Woodside's employee stock purchase plan. The number of shares shown in the table includes an aggregate of 116,000 unissued Delta Woodside shares (11,600 Duck Head shares) subject to employee stock options under Delta Woodside's stock option plan held by directors and executive officers. Not all of these options will become exercisable within 60 days or less under the current provisions of the Delta
Woodside stock option plan and the pertinent grants; however, it is expected that all directors and executive officers with outstanding options will enter into an amendment to their options pursuant to which all of their options will become exercisable prior to the Duck Head distribution, and there is a likelihood that such amendments would become effective within the next 60 days. Consequently, all of such persons' outstanding options are included in the table. See, "Interests of Directors and Executive Officers in the Duck Head
Distribution  --  Early  Exercisability  of  Delta  Woodside  Stock  Options."

     (20)  Less  than  one  percent.

                INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS IN
                           THE DUCK HEAD DISTRIBUTION

     One or more executive officers of Duck Head and one or more members of the Duck Head board of directors will receive economic benefits as a result of the Duck Head distribution and the Delta Apparel distribution and may have other interests in the Duck Head distribution and the Delta Apparel distribution in addition to their interests as Delta Woodside stockholders. Some of these executive officers and directors will also be the beneficial owners of more than 5% of the outstanding shares of common stock of Duck Head immediately following the Duck Head distribution. See "Security Ownership of Significant Beneficial Owners and Management." The Delta Woodside board of directors was aware of these interests and considered them along with the other matters described above under "The Duck Head Distribution -- Background of the Duck Head Distribution" and "The Duck Head Distribution -- Reasons for the Duck Head Distribution."

RIGHT  OF  ROBERT  D.  ROCKEY,  JR.  TO  ACQUIRE  DUCK  HEAD  SHARES

     Pursuant to the letter agreement pursuant to which Robert D. Rockey, Jr. became Chairman and Chief Executive Officer of Duck Head, he has the right to acquire from Duck Head up to 1,000,000 Duck Head shares on the date that is six months after the Duck Head distribution. If this right is exercised, the price for the shares will be the average daily closing stock price for the Duck Head common stock for the six-month period following the Duck Head distribution. Duck Head does not believe that it will be able to deduct any expense attributable to this right for federal income tax purposes. See "Management of Duck Head - Management Compensation".

RECEIPT  OF  DUCK  HEAD  STOCK  OPTIONS  AND  DUCK  HEAD  INCENTIVE STOCK AWARDS

The compensation grants committee or compensation committee of the Duck Head board of directors anticipates that, during the first six months following the Duck Head distribution, grants under the Duck Head stock option plan and awards under the Duck Head incentive stock award plan will be made to the following executive officers of Duck Head:

Name and position                         Shares Covered by Options(1)  Shares Covered by Awards
----------------------------------------  ----------------------------  ------------------------
Robert D. Rockey, Jr.                               [to be determined]        [to be determined]
 Chairman, President and Chief
 Executive Officer

Michael H. Prendergast                              [to be determined]        [to be determined]
 Senior Vice President-Sales

K. Scott Grassmyer                                  [to be determined]        [to be determined]
 Senior Vice President, Chief  Financial
 Officer, Secretary and Treasurer

William B. Mattison, Jr.                            [to be determined]        [to be determined]
 Senior Vice President-Merchandising
 ___________________________________

(1)     The  compensation  grants committee or the compensation committee of the Duck Head board of  directors anticipates that the stock options will be granted at various dates during the six month  period.  The  exercise  price for each option will be the stock's closing market value at the  date  of  grant.

PAYMENTS  IN  CONNECTION  WITH  DUCK  HEAD  DISTRIBUTION  AND  DELTA  APPAREL
DISTRIBUTION

     The Delta Woodside board of directors currently anticipates that, in connection with the Duck Head distribution and the Delta Apparel distribution, special cash bonuses may be awarded by Delta Woodside to the following individuals who are members of the Duck Head board of directors:


Name                              Cash bonus ($)
----                            ----------------

William  F.  Garrett                    306,000

C.C.  Guy                                32,625

Dr.  James  F.  Kane                     32,625

Dr.  Max  Lennon                         32,250

E.  Erwin  Maddrey,  II                 500,000

Buck  A.  Mickel                         31,625

Bettis  C.  Rainsford                   360,000

These bonuses would be made in consideration of these individuals' efforts on behalf of Delta Woodside leading up to the Duck Head distribution and the Delta Apparel distribution.

EARLY  EXERCISABILITY  OF  DELTA  WOODSIDE  STOCK  OPTIONS

     Pursuant to the distribution agreement, Delta Woodside has provided the holders of outstanding options granted under the Delta Woodside stock option plan, whether or not those options were then exercisable, with the opportunity to amend the terms of their Delta Woodside stock options. The amendment offered to each holder provided that:

     (i) all unexercisable portions of the holder's Delta Woodside stock options became immediately exercisable in full five (5) business days prior to the Duck Head record date, which permitted the holder to exercise all or part of the holder's Delta Woodside stock option prior to the Duck Head record date (and thereby receive Duck Head shares in the Duck Head distribution and Delta Apparel shares in the Delta Apparel distribution); and

     (ii) any Delta Woodside stock options that remained unexercised as of the Duck Head record date remain exercisable for only Delta Woodside common shares, and for the same number of Delta Woodside common shares at the same exercise price, after the Duck Head distribution and the Delta Apparel distribution as before the Duck Head distribution and the Delta Apparel distribution (and not for a combination of Delta Woodside shares, Duck Head shares and Delta Apparel shares).

     All holders of outstanding options under the Delta Woodside Stock Option Plan entered into the proposed amendment.

     As a result of these amendments, options for Delta Woodside shares became exercisable earlier than they otherwise would have for the following Named Executives and members of the Duck Head board of directors for the following number of shares of Delta Woodside common stock:

Name                   Number of Delta Woodside common shares covered by portion
----                   ---------------------------------------------------------
                    of stock options the exercisability of which was accelerated
                    ------------------------------------------------------------

William  F.  Garrett                        37,500

Michael  H.  Prendergast                     6,000

K.  Scott  Grassmyer                         9,000

LEASE  TERMINATIONS

     Delta Woodside has leased its principal corporate office space and space for its benefits department, purchasing department and financial accounting department from a corporation (Hammond Square, Ltd.), one-half of the stock of which is owned by each of E. Erwin Maddrey, II (a director of Duck Head and Delta Apparel and President and Chief Executive Officer (from which officer positions he will resign in connection with the Duck Head distribution) and a director of Delta Woodside) and Jane H. Greer (Vice President and Secretary of Delta Woodside (from which officer positions she will resign in connection with the Duck Head distribution)). Mr. Maddrey and Ms. Greer are also the directors and executive officers of Hammond Square, Ltd. The lease of this space was executed effective September 1, 1998, covers approximately 9,662 square feet at a rental rate of $13.50 per square foot per year (plus certain other expenses) and had an expiration date of August 2003. In connection with the Duck Head distribution and the Delta Apparel distribution, Hammond Square, Ltd. and Delta Woodside have agreed that this lease will terminate on the Duck Head distribution date in exchange for the payment by Delta Woodside to Hammond Square, Ltd. of $135,268. Following the Duck Head distribution date, Delta Woodside may continue to use the space on an as needed month-to-month basis at the rental rate of $14.00 per square foot per year (plus certain other expenses).

     Delta Woodside has leased office space in Edgefield, South Carolina from The Rainsford Development Corporation, a corporation wholly owned by Bettis C. Rainsford (a director of Duck Head, Delta Apparel and Delta Woodside). Mr.
Rainsford  is  a  director  and executive officer and Brenda L. Jones (Assistant
Secretary of Delta Woodside (from which officer positions she will resign in connection with the Duck Head distribution)) is an executive officer of The Rainsford Development Corporation. In connection with the Duck Head distribution and the Delta Apparel distribution, The Rainsford Development Corporation and Delta Woodside have agreed that this lease will terminate on the Duck Head distribution date in exchange for the payment by Delta Woodside to The Rainsford Development Corporation of $33,299.08.

LEASE  OF  STORE  IN  EDGEFIELD,  SOUTH  CAROLINA

     Duck Head leases a building in Edgefield, South Carolina from Bettis C. Rainsford (a director of Duck Head, Delta Apparel and Delta Woodside) pursuant to an agreement involving rental payments equal to 3% of gross sales of the Edgefield store, plus 1% of gross sales of the store for utilities. Under this lease agreement, $9,944, $11,076 and $10,947 was paid to Mr. Rainsford during fiscal 1997, 1998 and 1999, respectively.

TRANSFERS  OF  LIFE  INSURANCE  POLICIES

     In February 1991, each of E. Erwin Maddrey, II (a director of Duck Head and Delta Apparel and President and Chief Executive Officer (from which officer positions Mr. Maddrey will resign in connection with the Duck Head distribution) and a director of Delta Woodside) and Bettis C. Rainsford (a director of Duck Head, Delta Apparel and Delta Woodside) entered into a stock transfer restrictions and right of first refusal agreement (which this document refers to as a "First Refusal Agreement") with Delta Woodside. Pursuant to each First Refusal Agreement, Mr. Maddrey or Mr. Rainsford, as the case may be, granted Delta Woodside a specified right of first refusal with respect to any sale of that individual's Delta Woodside shares owned at death for five years after the individual's death. In connection with the First Refusal Agreements, life insurance policies were established on the lives of Mr. Maddrey and Mr. Rainsford. Under the life insurance policies on the life of each of them, $30


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million  is  payable  to  Delta  Woodside  and  $10  million  is  payable to the beneficiary or beneficiaries chosen by the individual. Nothing in either First Refusal Agreement restricts the freedom of Mr. Maddrey or Mr. Rainsford to sell or otherwise dispose of any or all of his Delta Woodside shares at any time prior to his death or prevents Delta Woodside from canceling the life insurance policies payable to it for $30 million on either Mr. Maddrey's or Mr. Rainsford's life. A First Refusal Agreement terminates if the life insurance policies payable to the applicable individual's beneficiaries for $10 million are canceled by reason of Delta Woodside's failure to pay the premiums on those policies.

     In connection with the Duck Head distribution and the Delta Apparel distribution, Delta Woodside has agreed with each of Mr. Maddrey and Mr. Rainsford that, effective as of dates in January and February, 2000 (the dates through which the applicable insurance premiums have been paid), that individual's First Refusal Agreement will terminate and Delta Woodside will transfer to the individual the $10 million life insurance policies on his life the proceeds of which are payable to the beneficiary or beneficiaries he selects. After this transfer, the recipient individual will be responsible for payment the premiums on these life insurance policies. Delta Woodside will allow the remaining $30 million of life insurance payable to Delta Woodside to lapse.


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
                     DESCRIPTION OF DUCK HEAD CAPITAL STOCK


     Duck Head has authorized common stock of 9,000,000 shares, par value $.01 per share, and "blank check" preferred stock of 2,000,000 shares, par value of $.01 per share. All of the outstanding shares of Duck Head common stock are, and all the shares of Duck Head common stock to be distributed to the Delta Woodside stockholders in the Duck Head distribution will be, fully paid and nonassessable. The shares of Duck Head common stock have no preference, conversion, exchange or cumulative voting rights.

     Upon consummation of the Duck Head distribution, the transfer agent for Duck Head common stock will be First Union National Bank.

VOTING  RIGHTS

     Each share of Duck Head common stock is entitled to one vote. Because Duck Head's stockholders do not have cumulative voting rights, the holders of a majority of the shares voting for the election of directors may elect all the directors and minority representation on the board of directors may be prevented. The voting rights of shares of any class or series of Duck Head blank check preferred stock to be issued will be determined by the Duck Head board of directors in the resolutions creating that class or series and will be set forth in a certificate of designation filed with the Georgia Secretary of State.

RIGHTS  PLAN

     Common  Stock  Purchase  Right  Dividend

     Prior to the Duck Head distribution, the board of directors of Duck Head declared a dividend distribution of one Duck Head common stock purchase right (which this document refers to as a Right) for each then outstanding share of Duck Head common stock. Each Right entitles the registered holder to purchase from Duck Head one quarter share of its common stock, at a cash exercise price of $__- per quarter share (equivalent to $__ per whole share), subject to adjustment. The description and terms of the Rights are set forth in a Shareholder Rights Agreement (which this document refers to as the rights agreement) between Duck Head and First Union National Bank, as rights agent. The number of Rights outstanding is equal to the number of shares of the Duck Head common stock outstanding.

     The following summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the rights agreement. A copy of the rights agreement has been included as an exhibit to the Registration Statement on Form 10 of which this Information Statement is a part. You can access the Registration Statement on the Securities and Exchange Commission's web site at www.sec.gov by searching the Edgar Archives on the SEC's web site. You can also get a copy free of charge by calling or writing to Duck Head at the telephone number or address stated under "Summary -- Duck Head."

     Certificates;  Separation  of  Rights  from  Common  Stock

     Initially, the Rights will not be exercisable, will be attached to all outstanding shares of Duck Head common stock, and no separate Right certificates will be distributed. The Rights will separate from the Duck Head common stock and a "Distribution Date" will occur upon the earliest of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (which this document refers to as an Acquiring Person) (other than an Exempt Person as defined in the rights agreement) has acquired beneficial ownership of 20% or more of the outstanding shares of Duck Head common stock (which date of announcement this document refers to as the Share Acquisition Date) and (ii) 10 business days following the commencement of a tender offer or exchange offer that would result in a person or group owning 20% or more of the outstanding shares of Duck Head common stock.


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
     Robert D. Rockey, Jr. has the right to purchase from Duck Head up to 1,000,000 Duck Head shares six months after the Duck Head distribution, and may receive options under the Duck Head stock option plan and incentive stock awards under the Duck Head incentive stock award plan. The rights agreement provides that any acquisition of Duck Head shares by Mr. Rockey upon exercise of this right or any of these options or awards will not, in and of itself, cause him to become an Acquiring Person. The rights agreement provides that Mr. Rockey will become an Acquiring Person only if he acquires in one or more transactions a number of shares equal to 1% of the total outstanding shares of Duck Head voting securities other than in the transactions mentioned above or in a compensation transaction approved by the Duck Head board of directors. See "Management of Duck Head -- Management Compensation -- Robert D. Rockey, Jr. Employment Contract".

     Until the Distribution Date (or earlier redemption or expiration of the Rights), (a) the Rights will be evidenced by the Duck Head common stock certificates and will be transferred with and only with the Duck Head common stock certificates, (b) Duck Head common stock certificates will contain a notation incorporating the rights agreement by reference, and (c) the surrender for transfer of any certificates for Duck Head common stock will also constitute the transfer of the Rights associated with the Duck Head common stock represented by the certificate.

     The Rights are not exercisable until the Distribution Date and will expire at the close of business on February __, 2010 unless previously redeemed or exchanged for Duck Head common stock by Duck Head as described below.

     As soon as practicable after the Distribution Date, Right certificates will be mailed to holders of record of Duck Head common stock as of the close of business on the Distribution Date and, thereafter, the separate Right Certificates alone will represent the Rights. Except as otherwise determined by the board of directors, only shares of Duck Head common stock issued prior to the Distribution Date will be issued with Rights.

     Flip-In  Rights

     In the event that (i) a person becomes an Acquiring Person, (ii) Duck Head is the surviving corporation in a merger with an Acquiring Person or any affiliate or associate of an Acquiring Person and the Duck Head common stock is not changed or exchanged, (iii) an Acquiring Person engages in one of a number of self-dealing transactions specified in the rights agreement, or (iv) an event occurs that results in an Acquiring Person's ownership interest being increased by more than 1% , proper provision will be made so that each holder of a Right will thereafter have the right to receive upon exercise of the Right at the then current exercise price, that number of shares of Duck Head common stock (or in certain circumstances, cash, property, or other securities of Duck Head) having a market value of two times that exercise price. However, the Rights are not exercisable following the occurrence of any of the events set forth above until the time the Rights are no longer redeemable as set forth below. Notwithstanding any of the foregoing upon any of the events set forth above, rights that are or were beneficially owned by an Acquiring Person will become null and void.

     Flip-Over  Rights

     In the event that, at any time following the Share Acquisition Date, (i) Duck Head is acquired in a merger or other business combination transaction or
(ii) 50% or more of Duck Head's assets or earning power is sold, each holder of a Right will thereafter have the right to receive, upon exercise, common stock of the acquiring company having a market value equal to two times the exercise price of the Right.

     Exchange  of  Common  Stock  for  Rights  at  Option  of  the  Board

     At any time after any person becomes an Acquiring Person and prior to the time that person, together with its affiliates and associates, becomes the beneficial owner of 50% or more of the outstanding Duck Head common stock, the board of directors of Duck Head may exchange the Rights (other than Rights that have become void), in whole or in part, at the exchange rate of one quarter


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share  of Duck Head common stock per Right, subject to adjustment as provided in the  rights  agreement.

     Adjustment  of  Exercise  Price  and  Underlying  Shares  in Certain Events

     The exercise price payable, and the number of shares of Duck Head common stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Duck Head common stock, (ii) if all holders of the Duck Head common stock are granted certain rights or warrants to subscribe for Duck Head common stock or securities convertible into Duck Head common stock at less than the current market price of the Duck Head common stock, or (iii) upon the distribution to all holders of the Duck Head common stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

     With certain exceptions, no adjustment in the exercise price will be required until cumulative adjustments amount to at least 1% of the exercise price. No fractional shares of Duck Head common stock will be issued upon exercise of a Right and, in lieu of a fractional share, a payment, in cash will be made based on the fair market value of the Duck Head common stock on the last trading date prior to the date of exercise.

     Redemption  of  Rights

     The Rights may be redeemed in whole, but not in part, at a price of $.001 per Right (payable in cash, Duck Head common stock or other consideration deemed appropriate by the board of directors) by the board of directors at any time prior to the earlier of the close of business on the tenth day after the Share Acquisition Date or the final expiration date of the Rights (whichever is earlier); provided that under certain circumstances, the Rights may not be redeemed unless there are Disinterested Directors (as defined in the rights agreement) in office and the redemption is approved by a majority of the Disinterested Directors. After the redemption period has expired, Duck Head's right of redemption may be reinstated upon the approval of the board of directors if an Acquiring Person reduces his beneficial ownership to 10% or less of the outstanding shares of Duck Head common stock in a transaction or series of transactions not involving Duck Head and there are no other Acquiring
Persons. Immediately upon the action of the board of directors ordering redemption of the Rights and without any notice, the Rights will terminate and thereafter the only right of the holders of Rights will be to receive the redemption price.

     No  Rights  of  Stockholder  Until  Exercise

     Until a Right is exercised, the holder will have no rights as a stockholder of Duck Head (beyond those as an existing stockholder), including the right to vote or to receive dividends.

     Material  Federal  Income  Tax  Consequences  of  Rights  Plan

     Although the distribution of the Rights will not be taxable to stockholders or to Duck Head, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Duck Head common stock (or other consideration) of Duck Head or for common stock of an acquiring company as described above.

     Amendment  of  Rights  Agreement

     Any of the provisions of the rights agreement may be amended by the board of directors of Duck Head prior to the Distribution Date. After the Distribution Date, the provisions of the rights agreement, other than those relating to the principal economic terms of the Rights, may be amended by the board of directors to cure any ambiguity, defect or inconsistency, to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person), or to shorten or lengthen any


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time  period under the rights agreement.  Amendments adjusting time periods may, under certain circumstances, require the approval of a majority of Disinterested Directors, or otherwise be limited.

OTHER  PROVISIONS  RESPECTING  STOCKHOLDER RIGHTS AND EXTRAORDINARY TRANSACTIONS

     Set forth below is a brief summary of some of the provisions of Duck Head's articles of incorporation and bylaws respecting stockholder rights and extraordinary transactions that will govern your rights as a holder of Duck Head common stock after the distribution. Some of these provisions may deter takeovers of Duck Head that you may consider to be in your best interests. Those takeovers could include offers for Duck Head common stock for a premium over the market price of the stock. If the information in this summary differs from the information in Duck Head's articles of incorporation or bylaws, you should rely on the information in the articles of incorporation and the bylaws.

     General

     Duck Head is a Georgia corporation that is subject to the provisions of the Official Code of Georgia. The rights of Duck Head's stockholders are governed by its articles of incorporation and bylaws, in addition to Georgia law.

     Authorized  Capital

     Duck Head's authorized capital stock consists of 9,000,000 common shares and 2,000,000 shares of "blank check" preferred stock.

      Under Duck Head's articles of incorporation, its board of directors could issue additional authorized but unissued common stock or could designate and issue one or more classes or series of preferred stock. One of the effects of authorized but unissued and unreserved shares of common stock and blank check preferred stock may be to render more difficult or to discourage an attempt by a potential acquiror to obtain control of Duck Head by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of Duck Head's management and board of directors. The issuance of those shares of common stock and/or preferred stock may have the effect of delaying, deferring or preventing a change in control of Duck Head without any further action by its stockholders. Duck Head's articles of incorporation authorize its board of directors to determine the preferences, limitations and relative rights granted to and imposed upon each class and series of Duck Head's preferred stock.

     Amendment  of  the  Articles  of  Incorporation

     Except for certain primarily ministerial amendments that may be authorized by the Duck Head board of directors alone to amend Duck Head's articles of incorporation, the following is required to amend Duck Head's articles of incorporation: (1) an authorization by the Duck Head board of directors; followed by (2) a vote of the majority of all outstanding voting stock.

     Amendments  of  the  Bylaws

     Duck  Head's  bylaws  may  be  amended,  adopted  or  repealed  by:

     -    approval of holders of two-thirds of each class entitled to vote; or

     -    approval by two-thirds of the directors then in office.

     Number  of  Directors

     The number of directors must be no less than 2 and no more than 15, with the actual number to be determined by Duck Head's board of directors from time to time. This provision gives Duck Head's board of directors the power to


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increase  the size of the board of directors within this range.  In the event of an increase or decrease in the size of the board of directors, each director then serving nevertheless continues as a director until the expiration of his current term or his prior death, retirement, resignation or until a successor is appointed.

     Vacancies  on  Duck  Head's  Board  of  Directors

     Any vacancy that occurs during the year or that occurs as a result of death, resignation, removal, an increase in the size of Duck Head's board of directors or otherwise, may be filled by a vote of majority of the directors remaining in office or by the sole remaining director.

     Nominations  of  Directors

     Any nomination for a director that is made by a stockholder must be made in writing by personal delivery or by United States mail, postage pre-paid, to Duck Head's corporate secretary within the following deadlines:

     - in the case of annual meetings of stockholders, at least 120 days before the anniversary date of the immediately preceding annual stockholder meeting; and

     - in the case of special meetings, the close of business on the seventh day following the date that notice of the meeting was first given to stockholders.

     A  stockholder's  nomination  for  director  must  include:

     - the name and address of the stockholder, the class and number of shares beneficially owned by the stockholder as of any record date for the meeting and as of the date of the notice of the meeting and the name in which those shares are registered;

     - a representation that the stockholder intends to appear in person or by proxy at the meeting to make the nomination;

     - a description of all arrangements and understandings between the stockholder and each nominee and any other person pursuant to which the nominations are to be made;

     -    other information that must be disclosed in proxy solicitations;

     - the written consent of each nominee to serve as a director of Duck Head if so elected; and

     -    any other information that Duck Head may reasonably request.

     Depending on the circumstances, these timing and notice requirements may preclude or deter some stockholders from making nominations for directors at a meeting of stockholders.

     Limitation  on  Liability  of  Directors

     Under the Official Code of Georgia, a corporation may adopt provisions to its articles of incorporation limiting the personal liability of its directors to the corporation or any of its stockholders for monetary damage as a result of breaches of duty of care or other duty as a director, provided that the provision may not eliminate or limit the liability of a director: (i) for any appropriation in violation of the director's duties to Duck Head or its stockholders, (ii) for acts or omissions that involve intentional misconduct or a knowing violation of law, (iii) for any willful or negligent payment of an unlawful dividend, or (iv) for any transaction from which the director derived an improper personal benefit. Duck Head's articles of incorporation contains a provision that limits the personal liability of directors "to the fullest extent permitted" by the Official Code of Georgia.


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
     This exculpation provision may have the effect of reducing the likelihood of derivative litigation against Duck Head's directors and may discourage or deter stockholders or Duck Head from bringing a lawsuit against its directors for breach of their fiduciary duties as directors. However, the provision does not affect the availability of equitable remedies like an injunction or rescission.

     The foregoing liability and the indemnification provisions described below may be materially more liberal with respect to directors than available under the corporate laws of many other states.

     Indemnification  of  Directors

     Duck Head's bylaws provide that each person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, because that person is or was an Duck Head director or officer or is or was serving at Duck Head's request as a director or officer of another entity, shall be indemnified and held harmless by Duck Head to the fullest extent permitted by Georgia law. This right to indemnification also includes the right to be paid by Duck Head the expenses incurred in connection with that proceeding in advance of its final disposition to the fullest extent authorized by Georgia law.

     Duck Head intends to purchase and maintain insurance on behalf of any person who is or was one of its directors, officers, employees or agents, or is or was serving at Duck Head's request as a director, officer, employee or agent of another entity against any liability asserted against him or her and incurred by him or her in that capacity, or arising out of his or her status as such, whether or not Duck Head would have the power or the obligation to indemnify him or her against that liability under the provisions of Duck Head's bylaws.

     The indemnification provisions of the Official Code of Georgia and the provisions of the Official Code of Georgia permitting liability insurance are set forth in Duck Head's bylaws as a contractual right of Duck Head's directors, officers and agents.

     Annual  Meeting  of  Stockholders

     The annual meeting of stockholders must be held on a date and at a place fixed by Duck Head's board of directors.

     Special  Meetings  of  Stockholders

     Special meetings may be called at any time and for any purpose by:

     -    the chairman of Duck Head's board of directors;

     -    Duck Head's president; or

     - a committee of the board of directors that has been duly designated by the board of directors and whose powers and authority provided in a resolution of the board of directors or in the bylaws include the power to call those meetings.

     Under Duck Head's bylaws, stockholders may not call a special meeting and no action may be taken by stockholders of Duck Head except at an annual or special meeting of stockholders. The fact that holders of Duck Head voting stock are unable to call a special meeting or to take action without a meeting may make it more difficult for stockholders to take action opposed by Duck Head's board of directors.


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
     Stockholder  Proposals

     A stockholder wishing to bring business before an annual meeting of stockholders must provide written notice of the business by personal delivery or by United States mail, postage pre-paid, to Duck Head's corporate secretary at its principal executive offices. The notice must be received by the earlier of the following dates:

     - at least 120 days prior to the anniversary date of the immediately preceding annual meeting; or

     - at least 10 days after notice or public disclosure of the date of the annual meeting was made or given to the stockholders.

    The  notice  must  include:

     - a description of the item of business and the reasons for conducting it at the meeting and, if the item of business includes a proposal to amend the articles of incorporation or bylaws, the text of the proposed amendment;

     - the name and address of the stockholder, the class and number of shares beneficially owned and represented by proxy by the stockholder as of any record date for the meeting, and as of the date of the notice of the meeting;

     - a representation that the stockholder intends to appear in person or by proxy at the meeting to propose the item of business; and

     -    any material interest of the stockholder in the item of business.

     Depending on the circumstances, these timing and notice requirements may preclude or deter some stockholders from bringing matters before an annual meeting.

     Preemptive  Rights

     In general, preemptive rights allow stockholders whose dividend rights or voting rights would be adversely affected by issuing new stock to purchase, on terms and conditions set by the board of directors, that proportion of the new issue that would preserve the relative dividend or voting rights of those stockholders. As permitted by Georgia law, Duck Head's articles of incorporation do not grant its stockholders preemptive rights.

     Stockholder  Action  Without  Meeting

     Duck Head's articles of incorporation provide that no action required or permitted to be taken at an annual or special meeting of stockholders may be taken without a meeting unless the action is taken by the unanimous written consent of all of the stockholders in lieu of a meeting. This restriction on stockholders' ability to act by written consent may make it more difficult for stockholders to take action opposed by Duck Head's board of directors.

     Dividends,  Distributions  and  Liquidations

     Subject to the provisions of any outstanding blank check preferred stock, the holders of Duck Head common stock are entitled to receive whatever dividends, if any, may be declared from time to time by the Duck Head board of directors in its discretion from funds legally available for that purpose. Under Georgia law, a corporation generally may pay dividends or make distributions on its common stock; provided, however, that no distribution may be made if, after giving it effect, either (i) the corporation would be unable to pay its debts when due in the ordinary course of business or (ii) the corporation's total liabilities would exceed the sum of its total assets, plus the total dissolution preferences of any senior classes of stock. For a description of some of the restrictions placed on Duck Head's ability to pay dividends or make distributions, see the portion of this document found under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations - Dividends and Purchases of its Own Shares by Duck Head". The holders of Duck Head common stock are entitled to share on a pro rata basis in any distribution to stockholders upon liquidation, dissolution or winding up of Duck Head, subject to the provisions of any outstanding blank check preferred stock.

     Approval of and Special Rights with Respect to Mergers or Consolidations and Other Transactions

     Under Georgia law, although articles of incorporation may require a higher stockholder vote, the holders of a majority of the outstanding voting common shares must approve a plan adopted by the board of directors in order to authorize mergers, consolidations, share exchanges or the transfer of all or substantially all of the corporation's assets. Duck Head's articles of incorporation do not require a higher vote to approve any of those transactions.

     Georgia  Business  Combinations  Statute

     Duck Head is also subject to Section 14-2-1131 et seq. of the Official Code of Georgia. In general, this section prohibits a publicly held Georgia corporation from engaging in a "business combination" with an "interested stockholder" for a period of five years after the stockholder becomes an "interested stockholder", unless:

     - before that date the board of directors of that corporation approves either the "business combination" or the transaction that resulted in the stockholder becoming an "interested stockholder";

     - in the transaction that resulted in the stockholder becoming an "interested stockholder", the "interested stockholder"owned at least 90% of the voting stock of the corporation outstanding at the time that the transaction commenced, excluding, for purposes of determining the number of shares outstanding, shares owned by any of the following persons (which this document refers to as the persons excluded from the voting calculation):

     - persons who are directors or officers, their affiliates and associates;

     -              subsidiaries of the corporation, and

     - employee stock plans that do not provide employees with the right to determine confidentially the extent to which shares held subject to the plan will be tendered in a tender or exchange offer; or

     -    after becoming an "interested stockholder", the stockholder:

     - acquired additional shares resulting in the "interested stockholder" being the beneficial owner of at least 90% of the voting stock of the corporation, excluding, for purposes of determining the number of shares outstanding, shares owned by the persons excluded from the voting calculation; and

     - the business combination was approved at an annual or special meeting of stockholders by the holders of a majority of the voting stock entitled to vote, excluding the voting stock beneficially owned by the "interested stockholder" and the persons excluded from the voting calculation.

     A "business combination" includes a merger, consolidation, asset sale, lease, liquidation, reclassification or securities, share exchange, issuance in one transaction or a series of transactions of equity securities of the corporation that have an aggregate market value of 5% or more of the aggregate market value of the outstanding common and preferred stock of the corporation (except pursuant to the exercise of rights granted proportionately to other stockholders and for convertible or exercisable rights outstanding prior to the time that the person became an interested stockholder) or other transaction resulting in a financial benefit to the "interested stockholder".

     Under this statute, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within two years did own, 10% or more of the corporation's voting stock.

     The restrictions imposed by this section will not apply to a corporation unless its bylaws specifically provide for coverage under the statute. In its bylaws Duck Head has opted into the statute. Accordingly, the restrictions outlined above will apply to Duck Head.

     "Relevant  Factors"  Provision

     The articles of incorporation expressly requires the Duck Head board of directors, when evaluating any proposed tender offer, exchange offer or plan of merger, consolidation, sale of assets or stock exchange, to consider not only the consideration being offered in relation to the then current market price for Duck Head's outstanding shares of capital stock, but also in relation to the then current value of Duck Head in a freely negotiated transaction and in relation to the Duck Head board of directors' estimate of the future value of Duck Head (including the unrealized value of its properties and assets) as an independent going concern, as well as any other factors that the Duck Head board of directors deems relevant.

     Effect  of  Provisions  on  Extraordinary  Transactions

     The provisions respecting tender offers and similar transactions may tend to discourage attempts by third parties to acquire Duck Head in a hostile takeover effort, and may adversely affect the price that a potential purchaser would be willing to pay for the stock of Duck Head. The provisions may also make the removal of incumbent management more difficult. The Duck Head board of directors believes that these provisions are in the long-term interests of Duck Head and its stockholders because they may encourage persons seeking to acquire control of Duck Head to consult first with Duck Head's board of directors and permit the board to consider factors other than the relationship of the price offered to recent market prices. Duck Head believes that any takeover attempt or business combination in which Duck Head is involved should be thoroughly studied by Duck Head's board of directors and that the Duck Head stockholders should have the benefit of the Duck Head board's recommendation. Nonetheless, Duck Head's stockholders should be aware that these provisions could reduce the market value of Duck Head common stock.

RECENT  SALES  OF  UNREGISTERED  SECURITIES

     Following Duck Head's incorporation on December 10, 1999, Duck Head issued 100 shares of its common stock for aggregate consideration of $100 to its parent corporation, Duck Head Apparel Company, Inc., a Tennessee corporation which is an indirect wholly-owned subsidiary of Delta Woodside, in a transaction that was not registered under the Securities Act of 1933 because of the exemption from registration provided by Section 4(2) of that Act. Prior to the Duck Head distribution, Duck Head's parent corporation will merge into its immediate parent corporation, which in turn will merge into Delta Woodside, and Duck Head will issue as a stock dividend to Delta Woodside, in a transaction that does not constitute a sale under the Securities Act of 1933, the number of additional Duck Head shares needed so that the Duck Head distribution can be effected. The Rights described above will be attached to the shares of common stock.

                  2000 ANNUAL MEETING OF DUCK HEAD STOCKHOLDERS

     Duck Head plans to hold an annual meeting of its stockholders in the fall of 2000.

     Any stockholder of Duck Head who desires to present a proposal at the 2000 annual meeting of stockholders of Duck Head for inclusion in the proxy statement and form of proxy relating to that meeting must submit the proposal to Duck Head at its principal executive offices on or before June 5, 2000. If a stockholder of Duck Head desires to present a proposal at the 2000 annual meeting of stockholders of Duck Head that will not be included in Duck Head's proxy statement and form of proxy relating to that meeting, the proposal must be submitted to Duck Head at its principal executive offices no later than August 21, 2000 for the proposal to be considered timely.

                 FORWARD-LOOKING STATEMENTS MAY NOT BE ACCURATE

     This document, particularly the material under the headings "Risks Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business of Duck Head", contains "forward-looking statements". All statements, other than statements of historical fact, that address activities, events or developments that Duck Head expects or anticipates will or may occur in the future are forward-looking statements. Examples are statements that concern future revenues, future costs, future capital expenditures, business strategy, competitive strengths, competitive weaknesses, goals, plans, references to future success or difficulties and other similar information. The words "estimate", "project", "forecast", "anticipate", "expect", "intend", "believe" and similar expressions, and discussions of strategy or intentions, are intended to identify forward-looking statements.

     The forward-looking statements in this document are based on Duck Head's expectations and are necessarily dependent upon assumptions, estimates and data that Duck Head believes are reasonable and accurate but may be incorrect, incomplete or imprecise. Forward-looking statements are also subject to a number of business risks and uncertainties, any of which could cause actual results to differ materially from those set forth in or implied by the forward-looking statements. Many of these risks and uncertainties are described under the heading "Risk Factors" and are beyond Duck Head's control. Accordingly, any forward-looking statements do not purport to be predictions of future events or circumstances and may not be realized.

     Duck Head does not undertake publicly to update or revise the forward-looking statements even if it becomes clear that any projected results will not be realized.

                              INDEPENDENT AUDITORS

     Duck Head's board of directors has appointed KPMG LLP as its independent auditors to audit its financial statements for fiscal year 2000.

                             ADDITIONAL INFORMATION


     Duck Head has filed a Registration Statement on Form 10 with the SEC under the Securities Exchange Act of 1934 with respect to the Duck Head common stock.

     This document does not contain all of the information set forth in the Registration Statement and the related exhibits to which this document refers. Statements in this document as to the contents of any agreement or other document are summaries only and are not necessarily complete. For complete information as to these matters, Duck Head refers you to the applicable exhibit to the Registration Statement.

     You may inspect and copy the Registration Statement and the related exhibits filed by Duck Head with the SEC at the public reference facilities that the SEC maintains at Room 1024, 450 Fifth Street, N.W., Washington, DC 20549, as well as at the Regional Offices of the Commission at Northwest Atrium Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, 13th floor, New York, New York 10048. You can obtain copies of that information by mail from the Public Reference Branch of the Commission at 450 Fifth Street, N.W., Washington, DC 20549 at prescribed rates. You may also access that material electronically through the SEC's home page on the Internet at http://www.sec.gov.

                            DUCK HEAD APPAREL COMPANY
                     INDEX TO  COMBINED FINANCIAL STATEMENTS


Financial  Statements:

Report  of  Independent  Public  Accountants                                F-1
Combined  Balance  Sheets  as  of  July  3,  1999
and  June  27,  1998                                                        F-2

Combined  Statements  of  Operations  and  Accumulated
Divisional  Deficit  for  the  Years  ended  July  3,  1999,
June  27,  1998  and  June  28,  1997                                       F-3

Combined  Statements  of  Cash  Flows  for  the  Years
ended  July 3, 1999, June 27, 1998 and June 28, 1997                        F-4

Notes  to  Combined  Financial  Statements                                  F-5

Condensed  Combined  Balance  Sheet  as  of
October  2,  1999  (unaudited)                                             F-18

Condensed  Combined  Statements  of  Operations  and
Accumulated  Divisional  Deficit  for  the  Three  Months
Ended  October  2,  1999  and  September  26,  1998  (unaudited)           F-19


Condensed  Combined  Statements  of  Cash  Flows  for  the
Three  Months  ended  October  2,  1999  and
September  26,  1998  (unaudited)                                          F-20

Notes  to  Unaudited  Condensed  Combined  Financial
Statements  (unaudited)                                                    F-21

                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------


Duck  Head  Apparel  Company:



We have audited the accompanying combined balance sheets of Duck Head Apparel Company (the "Company"), as described in note 1, as of July 3, 1999 and June 27, 1998, and the related statements of operations and accumulated divisional deficit and cash flows for each of the years in the three-year period ended July 3, 1999. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Duck Head Apparel Company as of July 3, 1999 and June 27, 1998, and the results of its operations and cash flows for each of the years in the three-year period ended July 3, 1999, in conformity with generally accepted accounting principles.



Atlanta,  Georgia
August  13,  1999

                                DUCK HEAD APPAREL COMPANY
                                (as described in Note 1)

                                 Combined Balance Sheets
                                 -----------------------

                                 (Amounts in thousands)
                                 ----------------------


                                                                     JULY 3,   JUNE 27,
                             ASSETS                                   1999       1998
                                                                    ---------  ---------
Current assets:
     Cash                                                           $    236        274
     Accounts receivable, less allowances of
          $1,618 in 1999 and $1,136 in 1998                            6,780     10,942
      Affiliate receivables (note 8)                                   2,564        501
     Inventories (notes 3 and 8)                                      24,721     28,252
     Prepaid expenses and other current assets                           174      1,605
     Deferred tax assets (note 7)                                      3,958      1,967
                                                                    ---------  ---------
          Total current assets                                        38,433     43,541

Property, plant and equipment, net (note 4)                           11,919     20,728
Goodwill, less accumulated amortization of $4,419 in 1998 (note 2)        --     13,066


Other assets                                                              --         15
                                                                    ---------  ---------
                                                                    $ 50,352     77,350
                                                                    =========  =========

               LIABILITIES AND DIVISIONAL DEFICIT

Current liabilities:

     Accounts payable                                               $  3,849      5,609
     Accrued expenses (note 5)                                         5,602      3,810
     Current portion of long-term debt (note 6)                        6,415        292
     Current portion of capital leases (note 9)                           56        117
     Due to Parent and affiliates (note 8)                            96,963     77,948
     Income taxes payable                                                261        141
                                                                    ---------  ---------
        Total current liabilities                                    113,146     87,917
Long-term debt (note 6)                                                   --      6,420
Long-term portion of capital leases (note 9)                              58        103
Due to Parent (note 8)                                                23,178     23,178
Deferred tax liabilities (note 7)                                      4,748      2,796
Other liabilities                                                        732        770
                                                                    ---------  ---------
Total liabilities                                                    141,862    121,184
Divisional deficit                                                   (91,510)   (43,834)
Commitments (notes 9, 10 and 11)
                                                                    ---------  ---------
                                                                    $ 50,352     77,350
                                                                    =========  =========

See  accompanying  notes  to  combined  financial  statements.

                             DUCK HEAD APPAREL COMPANY
                              (as described in Note 1)

       Combined Statements of Operations and Accumulated  Divisional Deficit

                               (Amounts in thousands)

                                                             YEAR ENDED
                                                    -------------------------------
                                                     JULY 3,   JUNE 27,   JUNE 28,
                                                      1999       1998       1997
                                                    ---------  ---------  ---------
Net sales                                           $ 70,642     83,953     79,642
Cost of goods sold                                    62,468     57,088     53,391
                                                    ---------  ---------  ---------
 Gross profit                                          8,174     26,865     26,251

Selling, general and administrative expenses          34,005     28,980     25,224
Intercompany management fees (note 8)                    777        882        772
Impairment charges (note 2)                           13,650        ---        400
Royalty and other income                              (1,027)    (1,746)    (1,439)
                                                    ---------  ---------  ---------

Operating (loss) income                              (39,231)    (1,251)     1,294
Interest (income) expense:
     Interest income, net                                (74)      (131)      (105)
     Intercompany interest expense (note 8)            8,296      7,082      6,288

                                                       8,222      6,951      6,183
                                                    ---------  ---------  ---------
Loss before income taxes                             (47,453)    (8,202)    (4,889)

Income tax expense (benefit) - (note 7)                  223       (306)      (427)
                                                    ---------  ---------  ---------

 Net loss                                            (47,676)    (7,896)    (4,462)
                                                    ---------  ---------  ---------

Accumulated divisional deficit, beginning of year    (43,834)   (35,938)   (31,476)
                                                    ---------  ---------  ---------

Accumulated divisional deficit, end of year         $(91,510)   (43,834)   (35,938)
                                                    =========  =========  =========

See  accompanying  notes  to  combined  financial  statements.

                                                  DUCK HEAD APPAREL COMPANY
                                                  (as described in Note 1)
                                              Combined Statements of Cash Flows
                                                   (Amounts in thousands)


                                                                                                       YEAR ENDED
                                                                                                       ----------
                                                                                              JULY 3,   JUNE 27,   JUNE 28,
                                                                                               1999       1998       1997
                                                                                             ---------  ---------  ---------
OPERATING ACTIVITIES:

Net loss                                                                                     $(47,676)    (7,896)    (4,462)
Adjustments to reconcile net loss to net cash
used in operating activities:
 Depreciation                                                                                   7,087      3,498      2,875
 Amortization                                                                                     485        621        773
 Impairment charges                                                                            13,650        ---        400
 Deferred taxes                                                                                   (38)      (465)       (90)
 Loss on sale of property and equipment                                                         1,257         68         60
 Provision for losses on accounts receivable                                                      482         75       (256)
 Changes in operating assets and liabilities:
 Trade accounts receivable                                                                      3,680     (1,052)    (1,468)
  Inventories                                                                                   3,531      8,617     (5,309)
  Prepaid expenses and other current assets                                                     1,431     (1,115)        48
       Other noncurrent assets                                                                     15         18         (7)
  Accounts payable                                                                             (1,760)      (659)      (751)
  Accrued expenses                                                                              1,792       (936)    (3,023)
  Income taxes payable                                                                            120     (6,664)    10,380
  Other liabilities                                                                               (39)       121        (20)
                                                                                             ---------  ---------  ---------

   Net cash used in operating activities                                                      (15,983)    (5,769)      (850)
                                                                                             ---------  ---------  ---------

Investing activities:
 Purchases of property, plant and equipment                                                    (2,445)    (8,042)    (3,086)
 Proceeds from sale of property, plant and equipment
                                                                                                1,841        140      1,043
                                                                                             ---------  ---------  ---------
                       Net cash used in investing activities                                     (604)    (7,902)    (2,043)
                                                                                             ---------  ---------  ---------

Financing activities:
   Change in obligations under capital leases, net                                               (106)        85        132
 Proceeds from issuance of long-term debt                                                         ---        ---      7,037
 Principal payments on long-term debt                                                            (297)      (325)       ---
 Change in due to Parent and affiliates, net                                                   16,952     13,883     (4,693)
                                                                                             ---------  ---------  ---------
   Net cash provided by financing activities
                                                                                               16,549     13,643      2,476
                                                                                             ---------  ---------  ---------
                       Decrease in cash                                                           (38)       (28)      (417)
Cash at beginning of year                                                                         274        302        719
                                                                                             ---------  ---------  ---------
Cash at end of year                                                                          $    236        274        302
                                                                                             =========  =========  =========
Supplemental disclosure of cash flow information -
           interest paid                                                                     $    723        721        241
                                                                                             =========  =========  =========

     See  accompanying  notes  to  combined  financial  statements.

                          DUCK  HEAD  APPAREL  COMPANY

                     Notes to Combined Financial Statements

                         Three Years ended July 3, 1999

                             (Amounts in thousands)

(1)  BASIS OF PRESENTATION

     The accompanying combined financial statements for the three years ended July 3, 1999 include the operations and accounts of Duck Head Apparel, Duck Head Outlet Stores, International Apparel Marketing Corporation and Duck Head Marketing Company (all of which are owned by Delta Woodside Industries, Inc. or its subsidiaries). These operations are combined and referred to herein as the "Company." Duck Head Apparel Company, Inc. is owned by Alchem Capital Corporation, a wholly owned subsidiary of Delta Woodside Industries, Inc. ("DWI" or the "Parent").

     The accompanying combined financial statements have been prepared for purposes of depicting the financial position and results of operations of the Company on a historical cost basis.

     All balances and transactions among the combining entities have been eliminated in combination. Balances and transactions with other affiliates have not been eliminated in the combination and are reflected as affiliate balances and transactions.


(2)  SIGNIFICANT  ACCOUNTING  POLICIES

     (A)  DESCRIPTION OF BUSINESS

          The Company produces woven and knit apparel, including the "Duck Head" line of casual wear marketed primarily in the Southeastern United States to department stores and specialty apparel retailers. The Company operates a distribution facility in the Southeast United States and manufacturing facilities in Central America. The Company also operates retail apparel outlet stores that sell primarily closeout and irregular "Duck Head" products. In addition, the Company licenses various categories of apparel and accessories.

     (B)  FISCAL YEAR

          The   Company's   operations   are   based   upon  a   fifty-two-   or
          fifty-three-week  fiscal year ending on the  Saturday  closest to June
          30. Fiscal years 1998 and 1997 each consisted of 52 weeks. Fiscal year 1999 consisted of 53 weeks.

     (C)  INVENTORIES

          Inventories  are  stated  at the  lower  of  cost or  market.  Cost is determined using the last-in, first-out (LIFO) method for approximately 56% and 69% of the inventories at July 3, 1999 and June 27, 1998, respectively. The first-in, first-out (FIFO) method is principally used for the remainder.

                          DUCK  HEAD  APPAREL  COMPANY

                     Notes to Combined Financial Statements

                         Three Years ended July 3, 1999

                             (Amounts in thousands)

     (D)  PROPERTY, PLANT, AND EQUIPMENT

          Property, plant, and equipment are stated at cost. Depreciation and amortization is provided for using the straight-line method over estimated useful lives of 2 to 20 years. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the improvements.

          At the beginning of 1999, the Company reduced its estimate of the useful lives of certain store fixtures and computer equipment to reflect business conditions and technological changes. These changes had the effect of increasing the operating loss for 1999 by $4,228.

     (E) IMPAIRMENT OF LONG-LIVED ASSETS

          Long-lived assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the assets. Accordingly, in 1997 $400 was written off for the closing of a distribution facility.

     (F)  GOODWILL

          Goodwill, which represents the excess purchase price over net assets originally acquired, is amortized on a straight-line basis over 40 years. Each year, the Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted estimated future operating cash flows of the Company.

          During 1999, the Company experienced an adverse change in its business climate; net sales declined significantly mainly due to the loss of two major accounts. At season end there were excessive levels of unsold fashion goods which resulted in a $7.3 million inventory write-down. In October 1998, the Company was put up for sale by its Parent, which indicated value significantly below the net book value of the Company. Due to the diminished fair value of the Company, the Parent suspended its efforts to sell the Company and hired new senior management to develop a new business plan and restructure its operations. As a result, the Company determined that an impairment loss should be recognized. Based upon the Company's business plan for fiscal year end 2000 and cash flow projections, the Company determined that the goodwill was impaired by $12,581 and accordingly, recognized the impairment loss.

                          DUCK  HEAD  APPAREL  COMPANY

                     Notes to Combined Financial Statements

                         Three Years ended July 3, 1999

                             (Amounts in thousands)

     (G)  REVENUE  RECOGNITION

          Sales are recorded upon shipment.

     (H)  USE  OF  ESTIMATES

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     (I)  INCOME  TAXES

          Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

          The Company's operations are included in the consolidated Federal tax return of DWI. Under the consolidated tax sharing arrangement, the Company's tax receivable or payable is calculated as if the Company separately filed a Federal tax return. Any tax settlement due to or from the Parent is settled when the Parent receives or pays taxes to the government.

     (J)  RECENT  ACCOUNTING  PRONOUNCEMENTS

          In June 1997, SFAS 130, Reporting Comprehensive Income, was issued and was adopted by the Company as of July 1, 1998. SFAS 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. This statement requires that an enterprise (a) classify items of other comprehensive income by their nature in financial statements and (b) display the accumulated balance of other comprehensive income separately from accumulated deficit and additional paid-in capital in the equity section of statements of financial position. Comprehensive income is defined as the change in equity during the financial reporting period of a business enterprise resulting from non-owner sources. Comprehensive income approximates the net loss for all periods presented.

                          DUCK  HEAD  APPAREL  COMPANY

                     Notes to Combined Financial Statements

                         Three Years ended July 3, 1999

                             (Amounts in thousands)

          In June 1997, the FASB issued SFAS No. 131, Disclosures about Segments of an Enterprise with Related Information. SFAS No. 131 establishes standards for the way public business enterprises report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to stockholders. SFAS No. 131 is effective for financial statements for fiscal years beginning after December 31, 1997. The Company has adopted SFAS No. 131 for fiscal year-end July 3, 1999 and has applied it for all periods presented.

          In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which was subsequently deferred by SFAS No. 137. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 is effective for all fiscal years beginning after June 15, 2000. The Company will determine the applicability of SFAS No. 133 and apply it if necessary.

(3)  INVENTORIES

     Inventories  consist  of  the  following:


                               JULY 3,  JUNE 27,
                                1999      1998
                              --------  --------
Raw  materials                $  1,370     1,425
Work  in  process                2,548     3,579
Finished  goods                 20,803    23,131
Supplies  and  miscellaneous        --       117
                              --------  --------
                              $ 24,721    28,252
                              ========  ========

If these inventories had been determined using the FIFO method, they would have been $340 higher than reported at July 3, 1999 and $144 higher than reported at June 27, 1998.

                          DUCK  HEAD  APPAREL  COMPANY

                     Notes to Combined Financial Statements

                         Three Years ended July 3, 1999

                             (Amounts in thousands)

(4)  PROPERTY,  PLANT  AND  EQUIPMENT

     Property,  plant  and  equipment  consist  of  the  following:

                             ESTIMATED       JULY 3,       JUNE 27,
                            USEFUL LIFE       1999          1998
Land and land improvements      N/A       $     970         1,136
Buildings                     20 years        9,950        11,330
Machinery and  equipment    10-15 years       6,904         7,531
Computers and  software       3 years         5,021         5,134
Furniture and  fixtures      2-7 years        7,920         7,855
Leasehold improvements      3-10 years        1,168         1,188
Automobiles                  5 years            148            52
Construction in progress        N/A             158         1,706
                                             32,239        35,932
                                          ----------      --------
Less accumulated depreciation and
     Amortization                           (20,320)      (15,204)
                                          ----------      --------

                                           $ 11,919        20,728
                                          ==========      ========


(5)  ACCRUED  EXPENSES

     Accrued  expenses  consist  of  the  following:

                                                 JULY 3, JUNE 27,
                                                  1999     1998
                                                 ------  ------
Accrued employee compensation and benefits       $2,243     628
Taxes accrued and withheld                          413     616
Accrued  insurance                                  359     324
Accrued  legal                                      539     ---
Store  closing  reserve                             626     971
Accrued  advertising                                702     724
Other                                               720     547
                                                 ------  ------
                                                 $5,602   3,810
                                                 ======  ======

                          DUCK  HEAD  APPAREL  COMPANY

                     Notes to Combined Financial Statements

                         Three Years ended July 3, 1999

                             (Amounts in thousands)

(6)  LONG-TERM DEBT

     Long-term  debt  consists  of  the  following:

                                                      JULY 3,     JUNE 27,
                                                       1999        1998
                                                      -------     --------
Bank loan, interest at 8.75%, payable monthly,
  principal payable in 34 installments of $75,
  with final payment due January 10, 2000             $ 6,415        6,712
Less  current  installments                             6,415          292

    Long-term  debt,  excluding  current
      Installments                                    $     -        6,420
                                                      =======     ========

     The loan is secured by a $500 certificate of deposit held by the Company's Parent and the property and fixtures at the Company's distribution center.


(7)  INCOME  TAXES

     The Company's operations are included in the consolidated Federal tax return of DWI. The Federal income tax obligation or refund under the corporate tax sharing arrangement allocated to the Company is substantially determined as if the Company was filing a separate Federal income tax return. The Company's Federal tax liability or receivable is paid to or is received from DWI.

     Federal and state income tax expense (benefit) was as follows:

                                    JULY 3,  JUNE 27,  JUNE 29,
                                     1999      1998      1997
                                    -------  --------  --------
Current:
  Federal                           $    -        80      (263)
  State                                261        79       (74)
                                    -------  --------  --------
    Total current                      261       159      (337)
                                    -------  --------  --------

Deferred:
  Federal                              (35)     (423)      (52)
  State                                 (3)      (42)      (38)
                                    -------  --------  --------
    Total deferred                     (38)     (465)      (90)
                                    -------  --------  --------

    Income tax expense (benefit)    $  223      (306)     (427)
                                    =======  ========  ========

                          DUCK  HEAD  APPAREL  COMPANY

                     Notes to Combined Financial Statements

                         Three Years ended July 3, 1999

                             (Amounts in thousands)

     A reconciliation between actual income tax expense (benefit) and the income tax expense (benefit) computed using the Federal statutory income tax rate of 35% is as follows:

                                                               YEAR ENDED
                                                     -------------------------------
                                                       JULY 3,   JUNE 27,   JUNE 28,
                                                        1999       1998      1997
                                                     ----------  ---------  --------
Income tax benefit at the statutory rate             $ (16,609)    (2,902)   (1,690)
State income tax expense (benefit), net of Federal
income taxes                                               167         24       (73)
Valuation allowance adjustments                         13,032      2,874     1,718
Foreign subsidiary adjustment                              208        206       129
Non-deductible amortization and other permanent
  Differences                                            4,566          -         -
Other                                                   (1,141)      (508)     (511)
                                                     ----------  ---------  --------

  Income tax expense (benefit)                       $     223       (306)     (427)
                                                     ==========  =========  ========

     Significant components of the Company's deferred tax assets and liabilities computed under the corporate tax sharing arrangement are as follows:

                                         JULY 3,   JUNE 27,
                                          1999      1998
                                       ----------  --------
Deferred tax assets:
  Net operating loss carryforwards     $  28,982    20,775
  Inventories                              4,752     2,445
  Depreciation                             1,481         -
  Currently nondeductible accruals         1,546     1,255
                                       ----------  --------
    Gross deferred tax assets             36,761    24,475

Less valuation allowance                  36,717    23,684
                                       ----------  --------
    Net deferred tax assets                   44       791
                                       ----------  --------

Deferred tax liabilities:
  Inventories B LIFO basis difference       (790)     (829)
  Depreciation                                 -      (549)
  Other                                      (44)     (242)
                                       ----------  --------
    Deferred tax liabilities                (834)   (1,620)
                                       ----------  --------

    Net deferred tax liability         $    (790)     (829)
                                       ==========  ========

                          DUCK  HEAD  APPAREL  COMPANY

                     Notes to Combined Financial Statements

                         Three Years ended July 3, 1999

                             (Amounts in thousands)

     The valuation allowance for deferred tax assets as of July 3, 1999 and June 27, 1998 was $36,717 and $23,684, respectively. The net change in the total valuation allowance for the years ended July 3, 1999 and June 27, 1998 was an increase of $13,033 and $2,874, respectively. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets would be realized if the Company were filing a separate Federal income tax return. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods during which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences, net of the existing valuation allowances at July 3, 1999. The amount of the deferred tax assets considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

     As of July 3, 1999, the Company had regular tax loss carryforwards of approximately $68.7 million for Federal purposes as calculated under the corporate tax sharing arrangement. The Company also has state net operating loss carryforwards of approximately $83.4 million calculated under the corporate tax-sharing arrangement. These carryforwards expire at various intervals through 2019. If the Company were to leave its current consolidated group, these carryovers may not be available for future use.


(8)  AFFILIATED  PARTY  TRANSACTIONS

     Due to (from) related parties consists of the following:

                                   JULY 3,   JUNE 27,
                                     1999      1998
                                   --------  --------
Delta Woodside Industries, Inc.    $117,492   100,373
Stevcoknit Fabrics Company, a
  division of Delta Mills, Inc.           -        30
Delta Apparel Company                    85        35
Delta Mills Marketing, a division
  of Delta Mills, Inc.                    -       187
                                   --------  --------
                                   $117,577   100,625
                                   ========  ========

     The Company had inventory purchases from related parties totaling $1,143, $1,980, and $3,741 in fiscal 1999, 1998, and 1997, respectively. In addition, the Company had sales to related parties of $0, $132 and $653 in fiscal 1999, 1998 and 1997, respectively.

                          DUCK  HEAD  APPAREL  COMPANY

                     Notes to Combined Financial Statements

                         Three Years ended July 3, 1999

                             (Amounts in thousands)

     The Company participates in a cash management system maintained by DWI. Under this system, excess cash is forwarded to DWI each day, reducing the due to Parent. Likewise, cash requirements are funded daily by DWI, increasing the current due to Parent. Interest is charged on loan payable to DWI balances based on the weighted average cost of DWI's borrowings. In addition, the Company incurs management fees from DWI for various corporate services including management, treasury, computer, benefits, payroll, auditing, accounting and tax services. For these services, DWI charges actual cost based on relative usage and other factors which, in the opinion of management, represents a reasonable and appropriate method of allocation.

     In May 1998, DWI obtained a $30 million revolving credit facility (subject to borrowing base limitations) which is due in December 1999. This credit facility is backed by certain accounts receivable and inventory, as defined in the credit agreement, of the Company and another division of DWI.

(9)  LEASES

     The Company is obligated under various capital leases for machinery and equipment that expire at various dates during the next three years. The Company also has several noncancelable operating leases relating to buildings, office equipment, machinery and equipment, and computer systems.

     Future minimum lease payments under noncancelable operating and capital leases as of July 3, 1999 were as follows:


                                OPERATING  CAPITAL
     FISCAL YEAR                 LEASES     LEASES
     ------------               ---------  -------
     2000                       $   1,893       56
     2001                           1,737       44
     2002                           1,414       14
     2003                             532        -
     2004  and  thereafter            268        -
                                ---------  -------

                                $   5,844      114
                                =========
  Less current portion of
   obligations under capital leases             56
                                           -------

     Obligations  under  capital  leases,
       excluding  current  installments    $    58
                                           =======

     Rent expense for all operating leases was approximately $2,005, $2,181, and $2,634 for fiscal years 1999, 1998 and 1997, respectively.

                          DUCK  HEAD  APPAREL  COMPANY

                     Notes to Combined Financial Statements

                         Three Years ended July 3, 1999

                             (Amounts in thousands)

(10) EMPLOYEE  BENEFIT  PLANS

     The Company participates in the Delta Woodside Industries, Inc. Retirement and 401(k) Plans. On September 27, 1997, the Delta Woodside Industries Employee Retirement Plan ("Retirement Plan") merged into the Delta Woodside Employee Savings and Investment Plan ("401(k) Plan"). In the 401(k) Plan, employees may elect to convert DWI stock to other funds, but may not increase the amount of DWI stock in their account. Each participant has the right to direct the trustee as to the manner in which DWI shares held are to be voted. The Retirement Plan qualified as an Employee Stock Ownership Plan ("ESOP") under the Internal Revenue Code as a defined contribution plan. The Company contributed approximately $152, $84, and $128 to the 401(k) Plan during fiscal 1999, 1998, and 1997, respectively. The Company contributed approximately $0, $28, and $31 to the Retirement Plan and/or the 401(k) Plan during fiscal 1999, 1998 and 1997, respectively.

     The Company also participates in a 501(c)(9) trust, the Delta Woodside Employee Benefit Plan and Trust ("Trust"). The Trust collects both employer and employee contributions from the Company and makes disbursements for health claims and other qualified benefits.

     The Company participates in a Deferred Compensation Plan, managed by DWI, which permits certain management employees to defer a portion of their compensation. Deferred compensation accounts are credited with interest and are distributed after retirement, disability or employment termination. As of July 3, 1999 and June 27, 1998, the Company's liability was approximately $733 and $736, respectively. The Company contributed approximately $2 to the Deferred Compensation Plan during fiscal 1999, 1998, and 1997.

     The Company also participates in the Delta Woodside Industries, Inc. Incentive Stock Award Plan and Stock Option Plan. Under both Plans, the Company recognized expenses of approximately $190, $108, and $78 for fiscal years 1999, 1998, and 1997, respectively.

(11) EMPLOYMENT  AGREEMENT

     The Company has an Employment Agreement ("Agreement") with an officer of the Company that provides for the officer's salary and bonus through one year after the spin-off. In addition, the Agreement provides that the post spin-off Duck Head Apparel Company will establish an Incentive Stock Plan similar to the one in place at the parent company that grants the officer incentive shares valued at $200 of the new Duck Head Apparel Company. The shares vest through March 8, 2001 B 60% in each year for service and 40% for performance.

                          DUCK  HEAD  APPAREL  COMPANY

                     Notes to Combined Financial Statements

                         Three Years ended July 3, 1999

                             (Amounts in thousands)

     The new Duck Head Apparel Company will establish a Stock Option Plan, totaling 500 shares; 25% of these shares are to be reserved for the officer. Under a separate agreement, the new Duck Head Apparel Company will grant the officer an option to purchase up to 1,000 shares of the new company at the average price for which these shares trade over the first six months after the Duck Head distribution.

(12) FAIR  VALUE  OF  FINANCIAL  INSTRUMENTS

     The  Company  uses  financial  instruments  in  the  normal  course  of its business. The carrying values approximate fair values for financial instruments that are short-term in nature, such as cash, accounts receivable, accounts payable and accrued expenses. The Company estimates that the carrying value of the Company's long-term debt approximates fair value based on the current rates offered to the Company for debt of the same remaining maturities.

(13) OPERATING  SEGMENTS

     In June 1997, SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, was issued effective for fiscal years ending after December 15, 1998.

     The Company has two reportable segments: Wholesale and Outlet Retail. The Company's reportable segments are strategic business units that offer similar products through different distribution channels. The Wholesale segment designs, markets, manufactures, sources and distributes casual wear and sportswear for men and boys and licenses the Company's trademarks for specified products. The Outlet Retail segment operates the Company's outlet and clearance stores.

                          DUCK  HEAD  APPAREL  COMPANY

                     Notes to Combined Financial Statements

                         Three Years ended July 3, 1999

                             (Amounts in thousands)

     The accounting policies of the reportable segments are the same as those described in the summary of accounting policies. Segment operating income
     (loss) is based on net earnings (loss) before interest and tax. Financial information for the Company's reportable segments is as follows:

                                 WHOLESALE   OUTLET RETAIL    TOTAL
                                -----------  --------------  --------
1999
REVENUES                        $   54,094          16,548    70,642
OPERATING (LOSS)                   (38,495)           (736)  (39,231)
IMPAIRMENT CHARGES                  13,650               -    13,650
TOTAL ASSETS                        47,440           2,912    50,352
CAPITAL EXPENDITURES                 2,067             378     2,445
DEPRECIATION AND AMORTIZATION        7,047             525     7,572

1998
REVENUES                        $   64,016          19,937    83,953
OPERATING (LOSS)                       (99)         (1,152)   (1,251)
TOTAL ASSETS                        71,598           5,752    77,350
CAPITAL EXPENDITURES                 7,591             451     8,042
DEPRECIATION AND AMORTIZATION        3,570             549     4,119

1997
REVENUES                        $   57,331          22,311    79,642
OPERATING INCOME (LOSS)              1,969            (675)    1,294
IMPAIRMENT CHARGE                      400               -       400
TOTAL ASSETS                        70,870           7,261    78,131
CAPITAL EXPENDITURES                 3,015              71     3,086
DEPRECIATION AND AMORTIZATION        2,720             928     3,648

(14) CUSTOMER  CONCENTRATION

     DURING THE FISCAL YEARS ENDED 1999, 1998, AND 1997, APPROXIMATELY 24%, 21%, AND 17%, RESPECTIVELY, OF THE COMPANY'S SALES WERE TO ONE CUSTOMER. IN ADDITION, DURING THE SAME FISCAL YEARS, 46%, 45%, AND 41%, RESPECTIVELY, OF THE COMPANY'S SALES WERE MADE TO ITS FIVE LARGEST CUSTOMERS.

                          DUCK  HEAD  APPAREL  COMPANY

                     Notes to Combined Financial Statements

                         Three Years ended July 3, 1999

                             (Amounts in thousands)

(15) QUARTERLY  FINANCIAL  INFORMATION  (UNAUDITED)

     PRESENTED BELOW IS A SUMMARY OF THE UNAUDITED COMBINED QUARTERLY FINANCIAL INFORMATION FOR THE YEARS ENDED JULY 3, 1999 AND JUNE 27, 1998:

                                     1999 QUARTER ENDED
                         ----------------------------------------------
                          SEPTEMBER 26  DECEMBER 26  MARCH 27   JULY 3
                         -------------  -----------  --------  --------
NET SALES                $     21,891       16,418    15,680    16,653
GROSS PROFIT                    7,014        3,164     3,533    (5,537)
OPERATING INCOME (LOSS)         1,544       (3,389)   (4,050)  (33,336)
NET LOSS                          (56)      (3,062)   (3,367)  (41,191)

                                     1998 QUARTER ENDED
                         ----------------------------------------------
                          SEPTEMBER 27  DECEMBER 27  MARCH 28  JUNE 27
                         -------------  -----------  --------  --------
NET SALES                $     22,821     17,343      20,975   22,814
GROSS PROFIT                    7,685      6,901       5,728    6,551
OPERATING INCOME (LOSS)           868        361      (2,544)      64
NET LOSS                         (404)      (779)     (2,374)  (4,339)

     DURING THE FOURTH QUARTER OF FISCAL YEAR 1999, THE COMPANY RECOGNIZED IMPAIRMENT CHARGES OF $12,581 RELATED TO GOODWILL AND $1,069 RELATED TO STORE FIXTURES TAKEN OUT OF SERVICE.

     DURING THE THIRD QUARTER OF FISCAL YEAR 1998, THE COMPANY RECOGNIZED OTHER RESTRUCTURING CHARGES OF $1.4 MILLION PRIMARILY RELATED TO THE CLOSURE OF CERTAIN FACILITIES.

                            DUCK HEAD APPAREL COMPANY

                        Condensed Combined Balance Sheet
                             (Amounts in thousands)
                                   (unaudited)
                             (Amounts in thousands)

                                                  October 2,
                     Assets                          1999
                                                   ---------
Current assets:

  Cash                                             $    373
  Accounts receivable, less allowances of  $1,684     7,110
  Affiliate receivables                               2,774
  Inventories                                        19,137
  Prepaid expenses and other current assets             166
  Deferred tax assets                                 3,343
                                                   ---------
    Total current assets                             32,903
  Property, plant and equipment, net                 11,075
                                                   ---------
                                                   $ 43,978
                                                   =========
       Liabilities and Divisional Deficit
Current liabilities:
  Accounts payable                                 $  3,161
  Accrued expenses                                    3,322
  Current portion of long-term debt                   6,339
  Current portion of capital leases                      56
  Due to Parent  and affiliates                      95,331
  Income taxes payable                                  442
                                                   ---------
    Total current liabilities                       108,651

Long-term portion of capital leases                      31
Due to Parent                                        23,178
Deferred tax liabilities                              4,440
Other liabilities                                       764
                                                   ---------
Total liabilities                                   137,064
Divisional deficit                                  (93,086)
                                                   ---------
                                                   $ 43,978
                                                   =========

     See  accompanying  notes  to  condensed  combined  financial  statements.

                             DUCK HEAD APPAREL COMPANY

  Condensed Combined Statements of Operations and Accumulated  Divisional Deficit
                              (Amounts in thousands)
                                    (unaudited)


                                                       For the Three Months Ended
                                                      ----------------------------
                                                       October 2,   September 26,
                                                          1999           1998
                                                      ------------  --------------
Net sales                                             $    16,063          21,891
Cost of goods sold                                         11,117          14,876
                                                      ------------  --------------
    Gross profit                                            4,946           7,015

Selling, general and administrative expenses                5,332           5,962
Intercompany management fees -                                 --             203
Royalty and other income                                     (767)           (694)
                                                      ------------  --------------
    Operating income                                          381           1,544
                                                      ------------  --------------
Interest (income) expense:

  Interest expense, net                                       132             126
  Intercompany interest expense                             1,987           1,548
                                                      ------------  --------------
                                                            2,119           1,674
                                                      ------------  --------------
Loss before income taxes                                   (1,738)           (130)
Income tax expense (benefit)                                 (162)              1
                                                      ------------  --------------
    Net loss                                               (1,576)           (131)
Accumulated divisional deficit, beginning of period.      (91,510)        (35,938)
                                                      ------------  --------------
Accumulated divisional deficit, end of period         $   (93,086)        (36,069)
                                                      ============  ==============

See  accompanying  notes  to  condensed  combined  financial  statements.

                                   DUCK HEAD APPAREL COMPANY
                          Condensed Combined Statements of Cash Flows
                                    (Amounts in thousands)
                                          (unaudited)


                                                                   For the Three Months Ended
                                                                  ----------------------------
                                                                   October 2,   September 26,
                                                                      1999           1998
                                                                  ------------  --------------
Operating activities:
  Net loss                                                        $    (1,576)           (131)
  Adjustments to reconcile net loss to net cash
  provided by operating activities:
    Depreciation                                                          788             932
    Amortization                                                            -             115
    Deferred taxes                                                        307               -
    Loss on sale of property and equipment                                  4              11
    Provision for losses on accounts receivable                            66              12
    Changes in operating assets and liabilities:
      Trade accounts receivable                                          (397)          2,007
      Inventories                                                       5,515           1,345
      Prepaids and other current assets                                   (10)           (611)
      Accounts payable                                                   (695)         (1,740)
      Accrued expenses                                                   (849)           (618)
      Income taxes payable                                                180              75
      Other liabilities                                                   (46)            (69)
                                                                  ------------  --------------
Net cash provided by operating activities                               3,287           1,328
                                                                  ------------  --------------

Investing activities:
  Purchases of property, plant and equipment                              (14)         (1,128)
  Proceeds from sale of property, plant and equipment                      94              13
                                                                  ------------  --------------
Net cash provided by (used in) investing activities                        80          (1,115)
                                                                  ------------  --------------

Financing activities:
  Change in obligations under capital leases, net                         (27)            (23)
  Principal payments on long-term debt                                    (76)            (63)
  Change in due to Parent and affiliates, net                          (3,127)           (270)
                                                                  ------------  --------------
Net cash used in financing activities                                  (3,230)           (356)
                                                                  ------------  --------------

Increase (decrease) in cash                                               137            (143)
Cash at beginning of period                                               236             272
                                                                  ------------  --------------
Cash at end of period                                             $       373             129
                                                                  ============  ==============

Supplemental disclosure of cash flow information  interest paid   $       170             723
                                                                  ============  ==============

See  accompanying  notes  to  condensed  combined  financial  statements.

                            DUCK HEAD APPAREL COMPANY
                Notes to Condensed Combined Financial Statements
                             (Amounts in thousands)
                                   (unaudited)

(1)  BASIS  OF  PRESENTATION

     The accompanying unaudited condensed combined financial statements for the three months ended October 2, 1999 and September 26, 1998 include the operations and accounts of Duck Head Apparel, Duck Head Outlet Stores, International Apparel Marketing Corporation and Duck Head Marketing Company (all of which are owned by Delta Woodside Industries, Inc. or its subsidiaries). These condensed combined financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations relating to interim financial statements. In the opinion of management, the accompanying unaudited interim condensed combined financial statements reflect all adjustments, consisting of only normal, recurring adjustments, necessary to present fairly the financial position of the Company at October 2, 1999, and the results of its operations and its cash flows for the three months ended October 2, 1999 and September 26, 1998, respectively. The results for the three months ended October 2, 1999 are not necessarily indicative of the expected results for the full year or any future period. The unaudited condensed combined financial statements included herein should be read in conjunction with the combined financial statements and notes thereto included in this filing.

(2)  INVENTORIES

     Inventories are stated at the lower of cost or market. Cost is determined using the last-in, first-out (LIFO) method for approximately 56% of the inventories at October 2, 1999. The first-in, first-out (FIFO) method is principally used for the remainder.

     Inventories consist of the following:

                                        October  2,
                                            1999
                                        -----------
Raw  materials                          $       920
Work  in  process                             1,578
Finished  goods                              16,639
                                        -----------
                                        $    19,137
                                        ===========

     If these inventories had been determined using the FIFO method, they would have been $227 higher than reported at October 2, 1999.

(3)  OPERATING  SEGMENTS

     The Company has two reportable segments: Wholesale and Outlet Retail. The Company's reportable segments are strategic business units that offer similar products through different distribution channels. The Wholesale segment designs, markets, manufactures, sources and distributes casual wear and sportswear for men and boys and licenses the Company's trademark for specified products. The Outlet Retail segment operates the Company's outlet and clearance stores.

     Summarized segment information as of October 2, 1999 and September 26, 1998 and for the three months ended October 2, 1999 and September 26, 1998 is presented below.

                                    Wholesale   Outlet Retail   Total
                                   -----------  --------------  ------
Quarter ended October 2, 1999
Revenues. . . . . . . . . . . . .  $   11,603           4,460   16,063
Operating  income (loss). . . . .         (35)            416      381
Total assets. . . . . . . . . . .      40,803           3,095   43,978
Capital expenditures                      102             (88)      14
Depreciation and amortization . .         740              48      788

Quarter ended September 26, 1998
Revenues. . . . . . . . . . . . .  $   16,183           5,708   21,891
Operating  income . . . . . . . .         960             584    1,544
Total assets. . . . . . . . . . .      68,454           5,217   73,671
Capital expenditures. . . . . . .       1,018             110    1,128
Depreciation and amortization . .         948              99    1,047

(4)  CUSTOMER  CONCENTRATION

     During the three months ended October 2, 1999 and September 26, 1998 approximately 24% and 26% of the Company's sales were to one customer. In addition, during the same three month periods 47% and 47% of the Company's sales were made to its five largest customers.